EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of August 23, 2008

by and among

ENTERPRISE ACQUISITION CORP.,

EAC I LLC,
EAC II CORP.,
STATON BELL BLANK CHECK LLC

WF CAPITAL HOLDINGS, INC.,

PERSEUS, L.L.C., AS SECURITYHOLDERS’ REPRESENTATIVE,

and

THE STOCKHOLDERS NAMED HEREIN

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions	2
1.2	Other Terms	11
1.3	Interpretive Capitalized Provisions	13

ARTICLE II THE MERGERS		14
2.1	The Mergers	14
2.2	Effective Times of the Mergers	15
2.3	Closing	15
2.4	Certificate of Incorporation	16
2.5	Governance Documents	16
2.6	Directors and Officers	16
2.7	Effect on Capital Stock	19
2.8	Effect of the Second Merger on Capital Stock	19
2.9	Dissenting Shares	19
2.10	Surrender of Certificates	19
2.11	Lost, Stolen or Destroyed Certificates	21
2.12	Escrow	21
2.13	Relationship Among the Securityholders	21
2.14	Tax Consequences	22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS		22
3.1	Organization	23
3.2	Binding Obligations	23
3.3	No Defaults or Conflicts	23
3.4	No Governmental Authorization Required	23
3.5	The Company Capital Stock	24
3.6	Litigation	24
3.7	Exclusivity of Representations	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24
4.1	Organization and Qualification	24
4.2	Capitalization of the Company	25
4.3	Subsidiaries	25
4.4	Binding Obligations	26
4.5	No Defaults or Conflicts	26
4.6	No Governmental Authorization Required	26
4.7	Financial Statements	27
4.8	Intellectual Property	27
4.9	Compliance with Laws	29
4.10	Contracts	29
4.11	Litigation	31
4.12	Taxes	31

i

4.13	Permits	33
4.14	Employee Benefit Plans	33
4.15	Insurance	36
4.16	Real Property	36
4.17	Environmental Compliance	37
4.18	Affiliate Transactions	39
4.19	Absence of Certain Changes or Events	39
4.20	Labor and Employment Matters	39
4.21	Corporate Records	40
4.22	Accounts Receivable	40
4.23	Assets	40
4.24	Brokers	40
4.25	Exclusivity of Representations	40

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBS		41
5.1	Organization	41
5.2	Capitalization	41
5.3	Subsidiaries	42
5.4	Binding Obligations	43
5.5	Board of Directors Approval	43
5.6	No Defaults or Conflicts	43
5.7	No Governmental Authorization Required	44
5.8	Contracts	44
5.9	Brokers	44
5.10	Litigation	44
5.11	Taxes	44
5.12	Employee Benefit Plans	46
5.13	Insurance	46
5.14	Title to Property and Assets	46
5.15	Absence of Certain Changes or Events	46
5.16	No Material Liabilities	47
5.17	SEC Reports; Financial Statements	47
5.18	Trust Account	47
5.19	Requisite Vote	48
5.20	Investment Company Act	48
5.21	Listing	48
5.22	Parent’s Reliance	49
5.23	Compliance with Laws	49

ARTICLE VI COVENANTS		49
6.1	Conduct of Business	49
6.2	No Control of the Parent or the Company	52
6.3	Access to Information; Confidentiality; Public Announcements	53
6.4	Filings and Authorizations; Consummation	54
6.5	Resignations	55

6.6	Members of the Board of Directors and Officers of Parent following Merger I Effective Time	55
6.7	Parent’s Certificate of Incorporation	56
6.8	Further Assurances	56
6.9	Transfer of Shares	56
6.10	Termination of Affiliate Obligations	56
6.11	Exclusivity	57
6.12	Employee Matters	60
6.13	Indemnification; Directors’ and Officers’ Insurance	60
6.14	Proxy Statement; Special Meeting	61
6.15	Other Actions	62
6.16	Exercise of Warrants and Conversion of Notes	63
6.17	Releases	63
6.18	No Securities Transactions	64
6.19	No Claim Against Trust Account	64
6.20	Trust Fund Disbursement	64
6.21	Tax Matters	64
6.22	Restrictive Covenants	64
6.23	Cash Bonus Plan	65
6.24	Stock Incentive Plan	65
6.25	Tax-Free Qualification	65
6.26	Tax Representation Letters and Tax Opinions	65
6.27	FIRPTA Affidavit	66
6.28	Parent Stock Purchase Commitment	66
6.29	SEC Reports; Financial Statements	66
6.30	Merger of WF Holdings with and into the Company	66

Article VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT AND THE MERGER SUBS		67
7.1	Representations and Warranties Accurate	67
7.2	Performance	67
7.3	Officer’s Certificate	67
7.4	HSR Act; Legal Prohibition	67
7.5	Required Consents	67
7.6	Secretary’s Certificate	67
7.7	Escrow Agreement	68
7.8	Company Material Adverse Effect	68
7.9	General Releases	68
7.10	Employment Matters	68
7.11	Stockholder Approval	68
7.12	Parent Common Stock Conversion	68
7.13	Completion of Pending Acquisitions	68
7.14	Opinion of Counsel	68
7.15	Company Stockholder Approval	68

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		68
8.1	Representations and Warranties Accurate	68
8.2	Performance	69
8.3	Officer Certificate	69
8.4	HSR Act; Legal Prohibition	69
8.5	Required Consents	69
8.6	Escrow Agreement	69
8.7	Parent Material Adverse Effect	69
8.8	Opinion of Counsel	69
8.9	Stockholder Approval	69
8.10	Parent Common Stock Conversion	69
8.11	Parent Board of Directors and Officers	70
8.12	Parent Stock Purchase Commitment	70
8.13	Registration Rights Agreement	70
8.14	Trust Fund	70
8.15	Parent Restated Charter	70

ARTICLE IX TERMINATION		70
9.1	Termination	70
9.2	Survival After Termination	71
9.3	Reimbursement of Expenses	72

ARTICLE X INDEMNIFICATION		72
10.1	Survival	72
10.2	Indemnification by the Securityholders; Indemnification by the Parent	72
10.3	Limitations on Indemnification	73
10.4	Indemnification Claim Process	75
10.5	Indemnification Procedures for Non-Third Party Claims	76
10.6	Exclusive Remedy	77
10.7	Tax; Insurance; Other Indemnification	77
10.8	Tax Treatment of Indemnity Payments	77

ARTICLE XI MISCELLANEOUS		78
11.1	Expenses	78
11.2	Amendment	78
11.3	Entire Agreement	78
11.4	Headings	78
11.5	Notices	78
11.6	Exhibits and Schedules	80
11.7	Waiver	80
11.8	Binding Effect; Assignment	80
11.9	No Third Party Beneficiary	80
11.10	Counterparts	80
11.11	Release	80
11.12	Governing Law and Jurisdiction	81
11.13	Consent to Jurisdiction and Service of Process	81

11.14	WAIVER OF JURY TRIAL	81
11.15	Conveyance Taxes	81
11.16	Specific Performance	81
11.17	Severability	81

ANNEXES AND EXHIBITS

Exhibit A    Restated Parent Charter

Exhibit B    Form of Escrow Agreement

Exhibit C    Director Resignations

Exhibit D    Form of General Release

Exhibit E    Form of Cash Bonus Plan

Exhibit F    Form of Stock Incentive Plan

Exhibit G    Form of Registration Rights Agreement

SCHEDULES

Schedule 1.1(b)	Knowledge of the Company
Schedule 1.2	Permitted Encumbrances
Schedule 1.1	Defaults or Conflicts
Schedule 3.4	Governmental Authorization Required
Schedule 3.5	The Company Capital Stock
Schedule 4.2(a)	Capitalization of the Company
Schedule 4.2(b)	Preemptive Rights
Schedule 4.3	Subsidiaries
Schedule 4.5	Defaults or Conflicts
Schedule 4.6	Governmental Authorization Required
Schedule 4.7(c)	Off-Balance Sheet Agreements
Schedule 4.7(d)	Exceptions to GAAP
Schedule 4.8(a)	Title Exceptions to Owned Intellectual Property
Schedule 4.8(b)	Owned Intellectual Property
Schedule 4.8(c)	Third Party Intellectual Property
Schedule 4.8(d)	Encumbrances on Owned Intellectual Property
Schedule 4.8(e)	Withdrawn or Cancelled Company Intellectual Property
Schedule 4.8(f)	Indemnification in connection with Company Intellectual Property Infringement
Schedule 4.8(h)	Claims or Allegations made against Company
Schedule 4.9	Compliance with Laws
Schedule 4.10	Material Contracts
Schedule 4.11	Litigation
Schedule 4.12	Taxes

v

Schedule 4.13	Permits
Schedule 4.14(a)	Company Benefit Plans
Schedule 4.14(b)	Liabilities of Company Benefit Plans
Schedule 4.14(c)	Multiemployer Plan
Schedule 4.14(f)	Change in Control Agreements
Schedule 4.14(g)	Company Benefit Plan Audits
Schedule 4.15	Insurance Policies
Schedule 4.16(a)(i)	Owned Real Property
Schedule 4.16(a)(ii)	Encumbrances on Owned Real Property
Schedule 4.16(a)(iv)	Owned Property Leases
Schedule 4.16(b)	Leased Real Property
Schedule 4.17	Environmental Compliance
Schedule 4.18	Affiliate Transactions
Schedule 4.19	Absence of Certain Changes or Events
Schedule 4.20(a)	Collective Bargaining Agreements
Schedule 4.20(c)	Material Employment Violations/Investigations
Schedule 4.22	Accounts Receivable
Schedule 4.24	Brokers
Schedule 5.2(a)	Capitalization of Parent
Schedule 5.6	Defaults or Conflicts
Schedule 5.7	Governmental Authorization Required
Schedule 5.8	Contracts
Schedule 5.11	Taxes
Schedule 5.15	Absence of Certain Changes or Events
Schedule 5.16	Material Liabilities
Schedule 5.17(a)	SEC Reports
Schedule 6.1(a)	Parties’ Conduct of Business
Schedule 6.1(b)	Company Conduct of Business
Schedule 6.1(c)	Parent Conduct of Business
Schedule 6.9	Joinder Agreement
Schedule 6.12(a)	Employee Matters
Schedule 6.21	Tax Matters
Schedule 6.30	Terms of Merger of WF Holdings with and into the Company
Schedule 8.5	Required Consents
Schedule 10.2	Officers of the Company with knowledge of Liability Taxes

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of August 23, 2008 (this “Agreement”), by and among Enterprise Acquisition Corp., a Delaware corporation (the “Parent”), Staton Bell Blank Check LLC, a Delaware limited liability company (“SBBC”), EAC I LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Parent (“Merger Sub 1”), EAC II Corp., a Delaware corporation and a wholly owned Subsidiary of Merger Sub 1 (“Merger Sub 2,” and together with Merger Sub 1, “Merger Subs”), WF Capital Holdings, Inc., a Delaware Corporation (the “Company”), those certain stockholders of the Company party hereto whose signatures are set forth on the signature pages hereto (each a “Securityholder” and, collectively, the “Securityholders”) and Perseus, L.L.C., a Delaware limited liability company, solely in its capacity as the representative of the Securityholders (the “Securityholders’ Representative”).

RECITALS

WHEREAS, the respective Boards of Directors of the Parent, Merger Sub 2 and the Company and the member of Merger Sub 1 deem it advisable and in the best interests of their respective corporations and stockholders and limited liability companies and members that a transaction be effected pursuant to which (i) Merger Sub 2 will merge with and into the Company, with the Company continuing as the surviving corporation, (ii) immediately thereafter, the Company will merge with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving entity, and (iii) subject to the provisions of , the Parent will pay the merger consideration for each outstanding share of Company Capital Stock (as herein defined) at the Merger I Effective Time (as herein defined), upon the terms and subject to the conditions set forth herein, and such Boards of Directors and members have approved this Agreement and the Mergers;

WHEREAS, immediately following the execution of this Agreement, the Securityholders shall execute and deliver a written consent in accordance with Section 228 of the DGCL (the “Stockholder Consent”) to effect the adoption of this Agreement under Section 251 of the DGCL;

WHEREAS, as a condition to the Company entering into this Agreement, SBBC and the officers and directors of the Parent are entering into a voting agreement (the “Parent Stock Voting Agreement”) with the Company pursuant to which each is agreeing to vote (i) all of the Insider Shares beneficially owned by it in accordance with the majority of the votes cast by the holders of the IPO Shares and (ii) all of the shares of Parent Common Stock beneficially owned by it now or hereafter acquired, other than the Insider Shares, in favor of the approval and adoption of the Mergers and this Agreement;

WHEREAS, concurrently with entering into this Agreement, the Parent is entering into an employment agreement with Greg C. Mosher (the “Employment Agreement”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers (as herein defined), taken together, will qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Acknowledgement of Liability Certificate” means a written certificate pursuant to which the Indemnitor certifies to the Indemnitee in writing that, if a specific Third Party Claim were resolved in the favor of such third party claimant, the Indemnitee would be entitled to be indemnified from and against any Losses with respect to such Third Party Claim in accordance with the terms and limitations set forth in this Agreement.

“Acquisition Proposal” means any proposal or offer with respect to an Acquisition Transaction.

“Adjusted Assumed Indebtedness Amount” means the amount of the Assumed Indebtedness less the Conversion Amount.

“Adjusted Common Consideration” means (a) if the Adjusted Assumed Indebtedness Amount is equal to $490,000,000, $179,000,000, (b) if the Adjusted Assumed Indebtedness Amount is greater than $490,000,000, $179,000,000 less the Excess Debt Amount and (c) if the Adjusted Assumed Indebtedness Amount is less than $490,000,000, $179,000,000 plus the absolute value of the Excess Debt Amount.

“Affiliate” means as to any Person (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by Contract or otherwise.

“Aggregate Company Common Share Amount” means the number of shares of Parent Common Stock determined by dividing the Company Common Consideration by the Assumed Value.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

 “Assumed Indebtedness” means all Indebtedness of the Company and the Company Subsidiaries existing immediately prior to the Merger I Effective Time and prior to any conversion of New Acquisition Indebtedness pursuant to Section 6.16.

“Assumed Value” means the quotient of (a) the amount held in the Trust Account, as of the date hereof, (after deducting $8,375,000 of deferred underwriting discounts and commissions) divided by (b) the number of shares of Parent Common Stock issued and outstanding immediately prior to the Merger I Effective Time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, are authorized or required by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any retirement plan or arrangement which is an employee pension benefit plan (as defined in ERISA Section 3(2)), employee welfare benefit plan (as defined in ERISA Section 3(1)) or deferred compensation, stock purchase, stock option, severance pay, employment, change in control, vacation pay, salary continuation/disability, sick leave, bonus or other incentive compensation, life insurance or other employee benefit plan, Contract, program, policy or other arrangement, whether funded or unfunded, written or oral, qualified or nonqualified, under which any present or former employee, leased employee or former leased employee, officer, director or former director, shareholder or independent contractor of the Company, Company Subsidiary or Company ERISA Affiliate has any present or future right to benefits, sponsored, maintained, contributed to or required to be contributed to by the Securityholders, the Company, Company Subsidiary or Company ERISA Affiliate.

“Company Common Consideration” means the excess of (a) Adjusted Common Consideration over (b) the sum of (1) the Series A Liquidation Preference plus (2) the Series B Liquidation Preference plus (3) the Series C Liquidation Preference.

“Company ERISA Affiliate” means, with respect to any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Company Expenses” shall mean the aggregate amount of the fees and expenses (including all reasonable attorneys’ fees), accountants’ fees, Taxes, investment banking fees, filing fees and printing and mailing expenses, that have been paid or that become payable by or on behalf of the Company and the Company Subsidiaries, and the reasonable fees and expenses of counsel to the Securityholders, in each case in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Mergers.

“Company Stockholder Approval” means approval by the holders of the Company Capital Stock of the adoption of this Agreement and the approval of the transactions set forth herein.

“Confidential Information” means all confidential or proprietary business information, Intellectual Property, know-how, research and development information, plans, proposals, technical data, copyright works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information related to the Company or any Company Subsidiary; provided, however, that, with respect to any Person bound by the provisions of Section 6.3, Confidential Information shall not include any of the foregoing to the extent that it (a) is or becomes generally available to the public other than as a result of a disclosure by such Person or its Affiliates or Representatives or (b) becomes available to such Person on a nonconfidential basis from another Person who is not otherwise bound by a confidentiality agreement with the Company or any Company Subsidiary.

“Contract” means any contract, agreement, lease, license (other than licenses granted by Governmental Authorities), commitment, guaranty, mortgage, note, bond, option, warrant, right  or other legally binding instrument.

“Conversion Amount” means the absolute value of the difference between (a) $490,000,000 and (b) Assumed Indebtedness; provided, that, if Assumed Indebtedness is less than or equal to $490,000,000, Conversion Amount shall be zero.

“date hereof” and “date of this Agreement” means the date of this Agreement.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights of way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“Environment” means soil, fill material, the land surface, or any other surface or subsurface strata, features, sediment, or material; surface waters, groundwater, wetlands, drinking water supplies or sources, or any other water bodies or other water features; any other natural resources or environmental features associated with water bodies or other water features; any other environmental medium, environmental condition, or natural resource not described above; all biota, flora, and fauna; and any biota, flora, or fauna living in, on, or about any of the foregoing described above.

“Environmental Laws” mean any applicable Laws in effect on or prior to the Closing Date arising under, relating to, or in connection with (a) protection of the indoor or outdoor Environment (concerning any and all environmental media), or any Hazardous Materials (including those that are located at, in, on, under, from, about, adjacent to, or near the Owned Real Property or the Leased Real Property), (b) the conservation, management, or use of natural resources and wildlife, (c) the management, manufacture, possession, handling, presence, use, generation, transportation, treatment, storage, Release, investigation, assessment, abatement, monitoring, removal, or remediation of, or exposure to, Hazardous Materials, (d) the protection or use of surface water, groundwater or other water bodies or water features, or (e) any other similar, analogous, or related environmental subjects, laws, or matters, but does not include building codes and similar Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“Escrow Agent” means JP Morgan or such other national financial institution designated by the Company and reasonably acceptable to the Parent.

“Escrow Agreement” means the escrow agreement entered into by and among the Parent, the Securityholders’ Representative and the Escrow Agent on the Closing Date, substantially in the form attached as Exhibit B hereto.

“Escrow Amount” means the shares of Parent Common Stock deposited into the Escrow Fund (as defined in the Escrow Agreement) in accordance with Section 2.12 hereof, less any shares of Parent Common Stock released from escrow in accordance with the Escrow Agreement.

“Escrow Pro Rata Percentage” means, for any Securityholder, the quotient (expressed as a percentage) of (a) the number of shares of Parent Common Stock issued in the First Merger to such Securityholder in respect of Company Common Stock divided by (b) the total number of shares of Parent Common Stock issued in the First Merger to the Securityholders in respect of Company Common Stock.

“Excess Debt Amount” means the difference of (a) the Adjusted Assumed Indebtedness minus (b) $490,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Convertible Note” means the Amended and Restated Convertible Note of the Company, dated March 4, 2008, issued to Perseus Partners VII, L.P., a Delaware limited partnership, in the original principal amount of $40,185,000.

“Financial Statements” means, collectively, (a) the consolidated audited financial statements of WF Holdings and its subsidiaries (which shall include a consolidated audited balance sheet and statements of income, shareholders’ equity and cash flow) for the fiscal years ended December 31, 2007 and December 31, 2006, for the eight (8) month period ended December 31, 2005 and for the twelve (12) month period ended April 30, 2005, (b) WF Capital Financial Statements and (c) the Interim Financial Statements.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, province, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non governmental self regulatory organization, agency or authority.

“Hazardous Materials” means any chemical, substance, material, product, pollutant, pollution, contaminant, contamination, compound, or waste material, whether solid, semisolid, gas, or liquid in nature, (a) as any of those terms are defined, classified, or regulated by any Environmental Laws or (b) that are toxic or hazardous substances, materials, products, or wastes, are petroleum or petroleum products, or that otherwise pose a risk to the Environment or to the health or safety of persons.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, of any Person, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (d) all capitalized lease obligations as determined under GAAP, and (e) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (d) above, in each case, taking into account existing hedges and swaps when calculating accrued interest through the Closing Date.  For the avoidance of doubt, “Indebtedness” shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any intercompany Indebtedness among the Company and the Company Subsidiaries, (C) any endorsement of negotiable instruments for collection in the ordinary course of business, (D) any deferred revenue, (E) any liability or obligation with respect to deferred Taxes or (F) any earnout arrangements.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Insider Shares” means the 6,250,000 shares of Parent Common Stock that were issued and outstanding prior to the consummation of the Parent’s initial public offering.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all material trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (b) all material inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, and trade secrets (including, without limitation, proprietary manufacturing and production processes, techniques, methodologies, research and development information and formulae); (c) all material databases and data collections; and (d) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Financial Statements” means the consolidated unaudited financial statements (which shall include a consolidated unaudited balance sheet and statements of income, shareholders’ equity and cash flow) of each of the Company and its Subsidiaries and WF Holdings and its Subsidiaries for the six (6) month period ended June 30, 2008.

“IPO Shares” means the 25,000,000 shares of Parent Common Stock that were issued on November 14, 2007, in the Parent’s initial public offering.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the individuals identified on Schedule 1.1(b) as a reasonably prudent business person would have obtained in the conduct of his or her business, except that solely for purposes of Section 4.17, it is understood that “Knowledge of the Company” does not require any investigation involving sampling or testing of any environmental media.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Authority.

“Lease” means a lease of real property by the Company or any Company Subsidiary, as lessee, including any lease, sublease, right to occupy, license or other arrangement relating to the use or occupancy of real property.

“Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (a) conditions or effects that generally affect the respective industries in which the Company and its Subsidiaries operate (including legal and regulatory changes) that do not materially disproportionately affect the Company and its Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and its Subsidiaries operate, (b) general economic conditions affecting the United States, (c) effects resulting from changes or conditions in capital markets in the United States (in each of clauses (a), (b) and (c) above, including any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (d) effects arising from changes in Laws or GAAP, (e) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (f) failure, in and of itself, of the Company and the Company Subsidiaries to meet any financial projections, budgets or forecasts, (g) effects resulting from compliance with the terms and conditions of this Agreement by the Securityholders or the Company and (h) actions taken by the Parent or approved or consented to in writing by the Parent.

“Material Lease” means any Lease (a) providing for annual base rental payments in excess of $150,000 per annum, (b) providing for a term of more than five (5) years, or (c) relating to Real Property being utilized for purposes other than general office use.

“Multiemployer Plan” has the meaning set forth in Section 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

“New Acquisition Indebtedness” means (a) the Existing Convertible Note and (b) the Indebtedness of the Company to Perseus Partners VII, L.P. incurred to finance a portion of the cost of the Target 1 Acquisition and the Target 2 Acquisition.

“Parent Common Stock” means common stock of the Parent, par value of $.0001 per share.

“Parent Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Parent, taken as a whole; provided, however, that “Parent Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (a) conditions or effects that generally affect the respective industries in which the Parent operates (including legal and regulatory changes) that do not materially disproportionately affect the Parent (taken as a whole) relative to other businesses in the industries in which the Parent operates, (b) general economic conditions affecting the United States, (c) effects resulting from changes or conditions in capital markets in the United States (in each of clauses (a), (b) and (c) above, including any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (d) effects arising from changes in laws or GAAP, (e) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (f) failure, in and of itself, of the Parent to meet any financial projections or forecasts, and (g) effects resulting from compliance with the terms and conditions of this Agreement by the Securityholders or the Parent.

“Parent SEC Reports” means each report filed by the Parent with the SEC prior to the date of this Agreement.

“Parent Stockholder Approval” means the approval by the holders of Parent Common Stock of the matters set forth in Section 6.14(a)(i) and (ii).

“Permits” means all material licenses, permits, authorizations, certificates, and approvals of any Governmental Authority.

“Permitted Encumbrances” means, (a) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate Proceedings and reflected in the balance sheet contained in the Interim Financial Statements, (b) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ Encumbrances arising in the ordinary course of business of the Company and the Company Subsidiaries that are not yet due and payable or that are being contested in good faith, (c) Encumbrances in favor of the lessors under the Leases, or encumbering the interests of the lessors under the Leases in the Leased Real Property, (d) Encumbrances securing rental payments under capitalized and/or operating leases, (e) requirements incurred or other Encumbrances, liens or charges relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, retirement and similar statutory requirements, (f) matters that a true and accurate survey would show, (g) zoning or other land use development restrictions, easements, rights of way, or other Encumbrances or defects in title that do not, individually or in the aggregate, materially interfere with the business of the Company and its Subsidiaries or the operation of the property as currently conducted to which they apply, and (h) the Encumbrances set forth on Schedule 1.2.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, hearing, litigation or suit (whether civil, criminal, administrative or judicial, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” mean any release, threatened release, discharge, deposition, dumping, placement, disposal, spilling, pumping, emitting, emptying, pouring, seeping, escaping, leaking, leaching, injecting, or migrating of Hazardous Materials at, in, on, on to, upon, into, within, from, about, or affecting any environmental media.

“Representatives” means any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Required Company Vote” means the affirmative vote of a majority of the outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock, voting together as a single class.

“Revolving Credit Facility” means the revolving credit facility under the Company’s First Lien Credit Agreement, dated as of November 30, 2005, as amended, and any refinancing thereof.

“SBBC Rule 10b5–1 Plan” means “written plan for trading securities” within the meaning of Rule 10b5-1 promulgated under the Exchange Act to be entered into pursuant to the Letter Agreement, dated November 7, 2007, by and among UBS Securities LLC, Ladenburg Thalmann & Co. Inc., Merrill Lynch & Co., Inc., SBBC and the Parent.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Liquidation Preference” has the meaning set forth in the Company’s certificate of incorporation, calculated to but excluding the Closing Date.

“Series B Liquidation Preference” has the meaning set forth in the Company’s certificate of incorporation, calculated to but excluding the Closing Date.

“Series C Liquidation Preference” has the meaning set forth in the Company’s certificate of incorporation, calculated to but excluding the Closing Date.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary): (a) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (b) controls the management.

“Target 1” has the meaning set forth in the Schedules to this Agreement.

“Target 1 Acquisition” means the acquisition of certain assets and the assumption of certain liabilities pursuant to the Target 1 Asset Purchase Agreement.

“Target 1 Asset Purchase Agreement” means the Asset Purchase Agreement pursuant to which an Affiliate of the Company will acquire Target 1.

“Target 2” has the meaning set forth in the Schedules to this Agreement.

“Target 2 Acquisition” means the acquisition of certain assets and the assumption of certain liabilities of Target 2 pursuant to the Target 2 LOI.

“Target 2 LOI” means the Letter of Intent between Workflow Management, Inc. and Target 2, pursuant to which an Affiliate of the Company will purchase certain assets and assume certain liabilities.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any and all federal, state, provincial, local, municipal, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, environmental, transfer and gains taxes, and customs duties, (b) any liability in respect of any items described in clause (a) above whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law, and (c) any liability for the payment of amounts described in (a) or (b) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Termination Date” means February 28, 2009.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Warrants” means the warrants to purchase shares of Company Common Stock issued pursuant to the Convertible Note Purchase Agreement, dated as of March 4, 2008.

“WF Capital Financial Statements” means the Company’s consolidated unaudited financial statements (which shall include a consolidated unaudited balance sheet and statements of income, shareholders equity and cashflows) for the fiscal years ended December 31, 2007 and December 31, 2006.

“WF Holdings” means WF Holdings, Inc., a Delaware corporation.

1.2  Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section

Acquisition Transaction	6.11(a)
Agreement	Preamble
Applicable Party	6.11(a)
Basket Amount	10.3(b)
Cash Bonus Plan	6.23
CERCLIS	4.17(a)(iv)
Certificates	2.10(a)
Certificates of Merger	2.2(b)
Change in Recommendation	6.11(b)
Claims Notice	10.4(b)
Closing	2.3
Closing Date	2.3
COBRA	4.14(h)
Code	Recitals
Company	Preamble
Company Capital Stock	2.7(a)
Company Common Per Share Amount	2.7(c)
Company Common Stock	2.7(a)
Company Covenants	10.2(a)
Company Expense Cap	9.3
Company Indemnified Parties	6.13(a)
Company Intellectual Property	4.8(a)
Company Preferred Stock	2.7(a)
Company Representations	10.1
Company Series A Preferred Per Share Amount	2.7(d)
Company Series A Preferred Stock	2.7(a)
Company Series B Preferred Per Share Amount	2.7(e)

Company Series B Preferred Stock	2.7(a)
Company Series C Preferred Per Share Amount	2.7(f)
Company Series C Preferred Stock	2.7(a)
Company Subsidiary	4.3
Confidentiality Agreement	6.3(b)
Cut-Off Date	10.1
Delaware Secretary of State	2.2(a)
DeMinimis Losses	10.3(b)
DGCL	2.1(a)
Dissenting Shares	2.9
DLLCA	2.1(b)
Employees	4.20(a)
Employment Agreement	Recitals
Escrow Period	10.1
Escrow Shares	2.12
Evaluation Material	6.3(b)
First Merger	2.1(a)
General Releases	6.17
HIPAA	4.14(h)
Indemnitee	10.2(b)
Indemnitees	10.2(b)
Insurance Policies	4.15
Intervening Event	6.11(c)
Leased Real Property	4.16(b)
Liability Taxes	10.2(a)
Losses	10.2(a)
Material Contracts	4.10(a)
Merger I Certificate of Merger	2.2(a)
Merger I Effective Time	2.2(a)
Merger I Surviving Entity	2.1(a)
Merger II Certificate of Merger	2.2(b)
Merger II Effective Time	2.2(b)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	2.1(b)
New Employment Agreement	7.10
Other Party	6.11(a)
Owned Intellectual Property	4.8(a)
Owned Property Leases	4.16(a)(iv)
Owned Real Property	4.16(a)(i)
Parent	Preamble
Parent D&O Policy	5.13
Parent Indemnitee	10.2(a)
Parent Proxy Statement	6.14(a)
Parent Restricted Shares	2.7(i)

Parent Stock Voting Agreement	Recitals
Press Release	6.15(a)
Proxy Materials	6.11(e)
Response Period	10.4(d)
Restated Parent Charter	2.4
SBBC	Preamble
Second Merger	2.1(b)
Securityholder Covenant	10.2(a)
Securityholder Indemnitee	10.2(b)
Securityholder Representations	10.1
Securityholders	Preamble
Securityholders’ Representative	Preamble
Securityholders’ Representative Director Designees	6.6(a)
Special Meeting	6.14(a)
Specified Representations	10.1
State Mini-COBRA	4.14(h)
Stock Incentive Plan	6.24
Stockholder Consent	Recitals
Superior Proposal	6.11(b)
Surviving Entity	2.1(b)
Tax Representation Letter	6.26
Third Party	6.11(a)
Third Party Intellectual Property	4.8(c)
Total Cap	10.3(a)
Trust Account	5.18
Trust Agreement	5.18
Trust Fund	5.18
Trustee	5.18
Unrestricted Claims	10.3(a)
WARN	4.20(c)

1.3  Interpretive Provisions.  Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to either gender shall include the other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause  is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II

THE MERGERS

2.1  The Mergers

(a) First Merger.  Upon the terms and subject to the conditions hereof, at the Merger I Effective Time (as herein defined), Merger Sub 2 shall merge with and into the Company (the “First Merger”), the separate existence of Merger Sub 2 shall thereupon cease and the Company shall be the surviving entity in the First Merger (sometimes referred to herein as the “Merger I Surviving Entity”) as a wholly owned Subsidiary of Merger Sub 1.  The First Merger shall have the effects set forth in the Delaware General Corporation Law (the “DGCL”), including the Merger I Surviving Entity’s succession to and assumption of all rights and obligations of Merger Sub 2 and the Company.

(b) Second Merger.  Upon the terms and subject to the conditions hereof, immediately after the First Merger, Merger Sub 1 shall take all action necessary under the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”) to cause the Merger I Surviving Entity to be merged with and into Merger Sub 1 (the “Second Merger” and together with the First Merger, the “Mergers”).  At the Merger II Effective Time (as defined herein), the separate existence of the Merger I Surviving Entity shall thereupon cease and Merger Sub 1 shall be the surviving entity (the “Surviving Entity”) in the Second Merger.  The Second Merger shall have the effects set forth in the DGCL and the DLLCA, including Merger Sub 1’s succession to and assumption of all rights and obligations of the Merger I Surviving Entity.

2.2  Effective Times of the Mergers

(a) First Merger.  Upon the terms and subject to the provisions of this Agreement, at the Closing (as herein defined), the Parent and the Company will cause an appropriate Certificate of Merger (the “Merger I Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form and executed as provided in the DGCL.  The First Merger shall become effective (the “Merger I Effective Time”) upon the later of (i) the date and time of filing of a properly executed Merger I Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, and (ii) such time as the parties shall agree and as specified in the Merger I Certificate of Merger.  The filing of the Merger I Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 2.3.

(b) Second Merger.  Upon the terms and subject to the provisions of this Agreement, at or as promptly as practicable following the Closing and immediately after the Merger I Effective Time, Merger Sub 1 and the Merger I Surviving Entity will cause the appropriate Certificate of Merger (the “Merger II Certificate of Merger” and together with the Merger I Certificate of Merger, the “Certificates of Merger”) to be executed and filed with the Delaware Secretary of State in such form and executed as provided in the DGCL and the DLLCA.  The Second Merger shall become effective (the “Merger II Effective Time”) upon the later of (i) the date and time of filing of the properly executed Merger II Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL and the DLLCA and (ii) such time as the parties shall agree and as specified in the Merger II Certificate of Merger.  The filing of the Merger II Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 2.3, which in any event shall be as promptly as practicable after the Merger I Effective Time.

2.3 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Articles VII and Articles VII;(other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Hogan & Hartson LLP, 875 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

2.4 Certificate of Incorporation.  Pursuant to the First Merger, (a) the Certificate of Incorporation of Merger Sub 2 in effect immediately prior to the Merger I Effective Time shall be the Certificate of Incorporation of the Merger I Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.  Pursuant to the Second Merger, the Certificate of Formation of Merger Sub 1, as in effect immediately prior to the Merger II Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.  Immediately prior to the First Merger, the Parent’s Certificate of Incorporation shall be amended and restated in its entirety as set forth on Exhibit A (as so amended and restated, the “Restated Parent Charter”).

2.5 Governance Documents.  Pursuant to the First Merger, the bylaws of Merger Sub 2 in effect immediately prior to the Merger I Effective Time shall be the bylaws of the Merger I Surviving Entity at and after the Merger I Effective Time until thereafter amended in accordance with the terms thereof, the Merger I Surviving Entity’s Certificate of Incorporation and the DGCL.  Pursuant to the Second Merger, the limited liability company agreement of Merger Sub 1, as in effect immediately prior to the Merger II Effective Time shall be the limited liability company agreement of the Surviving Entity at and after the Merger II Effective Time until thereafter amended in accordance with the terms thereof, the Surviving Entity’s Certificate of Formation and the DLLCA.

2.6 Directors and Officers.  At and after the Merger I Effective Time, the directors and officers of the Company shall be the directors and officers, respectively, of the Merger I Surviving Entity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Merger I Surviving Entity’s Certificate of Incorporation and bylaws and the DGCL.  Effective as of the Merger I Effective Time, the directors of the Parent set forth on Exhibit C (or their successors) shall resign and the Parent shall appoint three (3) new directors to the Parent Board of Directors in accordance with Section 6.6 and the officers of the Company shall be the officers of the Parent, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Restated Parent Charter and the Parent’s bylaws and the DGCL.  At and after the Merger II Effective Time, the managers and officers of Merger Sub 1 shall be the directors and officers, respectively, of the Merger I Surviving Entity until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s Certificate of Formation and limited liability company agreement and the DLLCA.

2.7  Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Merger I Effective Time, by virtue of the First Merger and this Agreement and without any action on the part of any party hereto, the following shall occur:

(a) Conversion of Company Capital Stock and New Indebtedness.  At the Merger I Effective Time, other than any shares to be canceled pursuant to Section 2.7(g) and any Dissenting Shares, (i) each share of common stock, par value $.01, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Merger I Effective Time shall be automatically converted into the right to receive from the Parent, (subject to the deposit of the Escrow Shares pursuant to Section 2.12), the Company Common Per Share Amount, (ii) each share of Series A preferred stock, par value $.01, of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the Merger I Effective Time shall be automatically converted into the right to receive from the Parent the Company Series A Preferred Per Share Amount for such share, (iii) each share of Series B preferred stock, par value $.01, of the Company (“Company Series B Preferred Stock”), issued and outstanding immediately prior to the Merger I Effective Time shall be automatically converted into the right to receive from the Parent the Company Series B Preferred Per Share

Amount for such share and (iv) each share of Company Series C preferred stock, par value $0.01, of the Company (“Company Series C Preferred Stock”, and, together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the “Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”) issued and outstanding immediately prior to the Merger I Effective Time shall be automatically converted into the right to receive from the Parent the Company Series C Preferred Per Share Amount for such share.

(b) Conversion of Merger Sub 2 Common Stock.  At the Merger I Effective Time, each share of common stock, par value $0.01, of Merger Sub 2 issued and outstanding immediately prior to the Merger I Effective Time shall be converted into one (1) share of common stock, par value $0.01, of the Merger I Surviving Entity.  Immediately following the Merger I Effective Time, all of the shares of the Merger I Surviving Entity shall be owned by Merger Sub 1.

(c) Determination of Company Common Per Share Amount.  As used herein, the term “Company Common Per Share Amount” shall be the number of shares of Parent Common Stock equal to the quotient of (i) the Aggregate Company Common Share Amount divided by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Merger I Effective Time.

(d) Determination of Company Series A Preferred Per Share Amount.  As used herein, the term “Company Series A Preferred Per Share Amount” for any outstanding share of Company Series A Preferred Stock shall be the number of shares of Parent Common Stock equal to the quotient of (i) Series A Liquidation Preference for such share divided by (ii) the Assumed Value.

(e) Determination of Company Series B Preferred Per Share Amount.   As used herein, the term “Company Series B Preferred Per Share Amount” for any outstanding share of Company Series B Preferred Stock shall be the number of shares of Parent Common Stock equal to the quotient of (i) Series B Liquidation Preference for such share divided by (ii) the Assumed Value.

(f) Determination of Company Series C Preferred Per Share Amount.  As used herein, the term “Company Series C Preferred Per Share Amount” for any outstanding share of Company Series C Preferred Stock shall be the number of shares of Parent Common Stock equal to the quotient of (i) Series C Liquidation Preference for such share divided by (ii) the Assumed Value.

(g) Cancellation of Treasury and Company-Owned Stock.  At the Merger I Effective Time, each share of Company Capital Stock held by the Company or any direct or indirect wholly-owned Subsidiary thereof immediately prior to the Merger I Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(h) Adjustments to Exchange Ratios.  The number of shares of Parent Common Stock that the holders of the Company Capital Stock are entitled to receive as a result of the First Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Merger I Effective Time.

(i) Treatment of Restricted Stock.  Each share of Company Common Stock that is subject to transfer and/or forfeiture restrictions under any Company Benefit Plan immediately prior to the Merger I Effective Time shall, upon its conversion into the merger consideration pursuant to Section 2.7(a)  hereof, continue to be subject to the same such restrictions (the shares of Parent Common Stock subject to such transfer and/or forfeiture restrictions after the Merger I Effective Time are hereafter collectively referred to as “Parent Restricted Shares”) and, upon the lapsing of such restrictions, the Parent shall be entitled to withhold such amounts as may be required to be withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions; provided, that each holder of such Parent Restricted Shares may satisfy such withholding obligations by any approved method under the applicable Company Benefit Plan.

(j) Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Mergers, and each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 2.10, receive from the Parent, in lieu of such fractional share, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Assumed Value.  As soon as practicable after the determination of the amount of cash to be paid to such former holders of Company Capital Stock in lieu of any fractional interests, the Parent shall reserve sufficient amounts to make available in accordance with this Agreement such amounts to such former holders of Company Capital Stock.

2.8 Effect of the Second Merger on Capital Stock.  At the Merger II Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holder of any of their securities:

(a) Capital Stock of Merger I Surviving Entity.  All outstanding shares of the Merger I Surviving Entity shall be cancelled and shall cease to exist and no membership interests of Merger Sub 1, cash or other consideration shall be issued or delivered in exchange therefor.

(b) Membership Interest of Merger Sub 1.  The issued and outstanding membership interests of Merger Sub 1 shall remain issued and outstanding and unchanged.

2.9 Dissenting Shares.  To the extent that appraisal rights are available in respect of the First Merger under applicable Delaware Law, shares of Company Capital Stock that are issued and outstanding immediately prior to the Merger I Effective Time and which are held by holders of Company Capital Stock who have not contractually waived such rights and have not voted in favor of or consented to the First Merger and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the merger consideration in accordance with Section 2.7(a), and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Merger I Effective Time, any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw, or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s shares of Company Capital Stock in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Merger I Effective Time, into the merger consideration in accordance with Section 2.7(a) without any interest thereon.

2.10 Surrender of Certificates

(a) Exchange Procedures.  As soon as reasonably practicable after the Merger I Effective Time, the Parent shall mail, or cause to be mailed, to each holder of record of a certificate representing shares of Company Capital Stock (“Certificates”):  (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Parent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or other distributions payable pursuant to this Agreement or the Escrow Agreement.  Each holder of record of one or more Certificates shall, upon surrender to the Parent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Parent, be entitled to receive in exchange therefor:  (A) a certificate or certificates representing that number of shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is then entitled pursuant to Section 2.7(a) as applicable, and (B) an amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7(j), and the Certificates so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, as applicable, a certificate representing the proper number of shares of Parent Common Stock may be issued in accordance with this Section 2.10(a) to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of the Parent that such Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.10(a), each Certificate shall be deemed at any time after the Merger I Effective Time to represent only the right to receive upon such surrender shares of Parent Common Stock pursuant to Section 2.7(a), and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7(j).  No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(b) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of Parent Common Stock with a record date on or after the Merger I Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II.  Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Merger I Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Merger I Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(c) No Further Ownership Rights.  The shares of Parent Common Stock issued upon conversion of the shares of Company Capital Stock in accordance with the terms hereof and the payment of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.7(j) upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificates, subject, however, to the Parent’s obligation to pay any dividends or make any other distributions with a record date prior to the Merger I Effective Time which may have been declared or made by the Company on the shares of Company Capital Stock, as applicable, in accordance with the terms of this Agreement prior to the Merger I Effective Time.  At the close of business on the day on which the Merger I Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Merger I Surviving Entity of the shares of Company Capital Stock that were outstanding immediately prior to the Merger I Effective Time.  If, after the Merger I Effective Time, any Certificate is presented to the Merger I Surviving Entity for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(d) Required Withholding.  The Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) No Liability.  Notwithstanding anything to the contrary in this Section 2.10, no party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.11 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, subject to receipt of a duly executed letter of transmittal, the Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon receipt by the Parent of an affidavit of that fact by the holder thereof, the certificates representing the shares of Parent Common Stock into which the shares of Company Capital Stock formerly represented by such Certificates were converted or exchanged, and pay any cash in lieu of fractional shares of Parent Common Stock, provided that the holder of such lost, stolen or destroyed Certificates shall have first indemnified the Parent against any claim that may be made against the Parent or the Merger I Surviving Entity with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Escrow.  At the Closing, the Parent shall issue in accordance with this Section 2.12 and deposit in escrow on behalf of the Securityholders a number of shares of Parent Common Stock (the “Escrow Shares”) equal to $25,000,000 divided by the Assumed Value, all in accordance with the terms and conditions of the Escrow Agreement.  Each Securityholder agrees that the Parent shall deposit on behalf of such Securityholder that number of shares of Parent Common Stock equal to such Securityholder’s Escrow Pro Rata Percentage of the Escrow Shares.  The Escrow Shares shall be issued by the Parent at the Closing in certificated form in the name of the Escrow Agent.  At the Closing, each of the Parent and the Securityholders’ Representative shall, and the Parent shall cause the Escrow Agent to, execute and deliver the Escrow Agreement.

2.13 Relationship Among the Securityholders

(a) Each Securityholder hereby irrevocably appoints the Securityholders’ Representative as the sole representative of the Securityholders to act as the agent and on behalf of such Securityholders regarding any matter relating to or under this Agreement, including for the purposes of: (i) determining whether the conditions to closing in Article VIII have been satisfied and supervising the Closing, including waiving any condition, as determined by the Securityholders’ Representative, in its sole discretion; (ii) taking any action that may be necessary or desirable, as determined by the Securityholders’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article IX; (iii) taking any and all actions that may be necessary or desirable, as determined by the Securityholders’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 11.2; (iv) accepting notices on behalf of the Securityholders in accordance with Section 11.5; (v) taking any and all actions that may be necessary or desirable, as determined by the Securityholders’ Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Article X hereof; (vi) executing and delivering, on behalf of the Securityholders, any and all notices, documents or certificates to be executed by the Securityholders, in connection with this Agreement and the transactions contemplated hereby and (vii) granting any consent, waiver or approval on behalf of the Securityholders (x) under this Agreement or (y) for the purpose of granting a stockholders approval of any payment to be made in connection with the Mergers that may be non deductible under Section 280G of the Code or subject to the excise Tax under Code Section 4999.  As the representative of the Securityholders under this Agreement, the Securityholders’ Representative shall act as the agent for the Securityholders, shall have authority to bind each such Person in accordance with this Agreement, and the Parent may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to the Parent.  The Parent may conclusively rely upon, without independent verification or investigation, all decisions made by the Securityholders’ Representative in connection with this Agreement in writing and signed by an officer of the Securityholders’ Representative.

(b) Each Securityholder hereby appoints the Securityholders’ Representative as such Securityholder’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Securityholder’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the conversion and exchange of such Securityholder’s Company Capital Stock as fully to all intents and purposes as such Securityholder might or could do in person.

(c) The Securityholders’ Representative shall have no liability to the Parent or its Affiliates for any default or breach under this Agreement by any Securityholder.  Except for fraud or willful misconduct on its part, the Securityholders’ Representative shall have no liability to any Securityholder under this Agreement for any action or omission by the Securityholders’ Representative on behalf of the other Securityholders.

2.14 Tax Consequences.  For federal income tax purposes, the Mergers, taken together, are intended to constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder, severally, and not jointly or jointly and severally, represents and warrants to the Parent and the Merger Subs as follows:

3.1 Organization.  Such Securityholder (other than any Securityholder that is an individual) is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its formation.

3.2 Binding Obligations.  Such Securityholder (other than any Securityholder that is an individual) has all requisite corporate, partnership or other authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance by such Securityholder of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Securityholder and no other proceedings on the part of such Securityholder are necessary to authorize the execution and delivery and performance of this Agreement by such Securityholder.  This Agreement has been duly executed and delivered by such Securityholder, and assuming that this Agreement constitutes the legal, valid and binding obligations of the Parent and the Company, constitutes the legal, valid and binding obligations of such Securityholder, enforceable against such Securityholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity.

3.3 No Defaults or Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Securityholder and performance by such Securityholder of its obligations hereunder (a) do not result in any violation of the applicable organizational documents of such Securityholder, if applicable, (b) except as set forth on Schedule 3.3, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material Contract to which such Securityholder is a party or by which such Securityholder is bound or to which its properties are subject, and (c) except for applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Securityholder or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair such Securityholder’s ability to consummate the transactions contemplated hereby.

3.4 No Governmental Authorization Required.  Except for applicable requirements of the HSR Act or as otherwise set forth in Schedule 3.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by such Securityholder in connection with the due execution, delivery and performance by such Securityholder of this Agreement and the consummation by such Securityholder of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair the Securityholder’s ability to consummate the transactions contemplated hereby.

3.5 The Company Capital Stock.  Schedule 3.5 sets forth such Securityholder’s record ownership of the Company Capital Stock as of the date hereof.  Other than the Company Capital Stock listed on Schedule 3.5 hereto, such Securityholder has no other equity interests or rights to acquire equity interests in the Company as of the date hereof.  Except as set forth on Schedule 3.5, such Securityholder has good and valid title to the Company Capital Stock, free and clear of all Encumbrances, except (a) Encumbrances on transfer imposed under applicable securities laws and (b) Encumbrances created by the Parent’s or its Affiliate’s acts.  Except as set forth on Schedule 3.5, the Company Capital Stock is not subject to any Contract restricting or otherwise relating to its disposition.

3.6 Litigation. There is no Proceeding pending or, to the knowledge of such Securityholder, threatened against such Securityholder, before any Governmental Authority, which seeks to prevent such Securityholder from consummating the transactions contemplated by this Agreement.

3.7 Exclusivity of Representations The representations and warranties made by such Securityholder in this Agreement are the exclusive representations and warranties made by such Securityholder with respect to the transactions contemplated by this Agreement.  Such Securityholder hereby disclaims any other express or implied representations or warranties.  Such Securityholder is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information or financial projections of the Company or any Company Subsidiary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Subs as follows:

4.1 Organization and Qualification.  Each of the Company and each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each of the Company and each Company Subsidiary has all requisite corporate or organizational power, as applicable, and authority to own, lease and operate its properties and carry on its business as presently conducted as and in the places where such business is now conducted and such properties are now owned, leased or operated, except where the failure to be so organized, existing and in good standing or to have such power or authority, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a material adverse effect on the Company’s or each such Company Subsidiary’s ability to consummate the transactions contemplated hereby.  Each of the Company and each Company Subsidiary has been qualified and is in good standing (or the equivalent thereof) to transact business as a foreign corporation, limited liability company or limited liability partnership, as applicable, in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except such jurisdictions where the failure to be so qualified or in good standing (or the equivalent thereof), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a material adverse effect on the Company’s or each such Company Subsidiary’s ability to consummate the transactions contemplated hereby.  The Company has delivered to the Parent true and correct copies of the charter and by-laws for the Company and comparable governing instruments of each Company Subsidiary, in each case, as in effect on the date hereof.

4.2  Capitalization of the Company.

(a) Schedule 4.2(a) sets forth a complete and accurate list of the authorized, issued and outstanding capital stock of the Company, and except as set forth on Schedule 4.2(a), or as permitted to be outstanding by the terms of this Agreement, there are no other shares of capital stock or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and there are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls, “phantom” stock rights, stock participation, profit participation or similar rights or commitments to which the Company is a party or is bound (i) requiring the issuance, delivery or sale of shares of capital stock of the Company, (ii) obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company, or (iii) to vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company.  Except as set forth in Schedule 4.2(a), the Company has no authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matters on which the equity holders of the Company may vote.  Except as set forth on Schedule 4.2(a), there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company.

(b) Except as set forth on Schedule 4.2(b), all of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

4.3 Subsidiaries.  Schedule 4.3 sets forth a complete and accurate list of the name and jurisdiction of each direct and indirect Subsidiary of the Company (each a “Company Subsidiary”), and the authorized, issued and outstanding capital stock of each such Company Subsidiary.  Except as set forth on Schedule 4.3, all of the outstanding shares of capital stock of each Company Subsidiary have been duly authorized, validly issued, fully paid and non-assessable and are directly owned of record by the Company or a Company Subsidiary, and except as set forth on Schedule 4.3 are free and clear of any Encumbrances other than Encumbrances on transfer imposed under applicable securities law. Except as set forth on Schedule 4.3, there are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls, “phantom” stock rights, stock participation, profit participation or similar rights or commitments to which any such Company Subsidiary is a party or is bound  (a) requiring the issuance, delivery or sale of shares of capital stock of such Company Subsidiary, (b) obligating such Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, such Company Subsidiary, or (c) to vote or dispose of any shares of the capital stock of, or other equity or voting interest in, such Company Subsidiary.  No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter on which the equity holders of such Company Subsidiary may vote.  Except as set forth on Schedule 4.3, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary.  Except as set forth on Schedule 4.3, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than the Company Subsidiaries).

4.4 Binding Obligations.  The Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Parent, the Merger Subs and the Securityholders, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights and remedies generally and (b) general principles of equity.

4.5 No Defaults or Conflicts.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder will not, (a) violate any provision of the charter or by-laws of the Company or the applicable organizational documents of the Company Subsidiaries, (b) except for the applicable requirements of the HSR Act, violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties, other than violations that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect and (c) except as set forth on Schedule 4.5, conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract (including, without limitation, the Target 1 Asset Purchase Agreement and Target 2 LOI) or Material Lease.

4.6 No Governmental Authorization Required.  Except for applicable requirements of the HSR Act or as otherwise set forth in Schedule 4.6, no material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

4.7 Financial Statements

(a) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except in each case as described in the notes thereto) and on that basis fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries or WF Holdings and its consolidated Subsidiaries, as the case may be, at the dates thereof and the results of operations and cash flows for the periods indicated therein, except that the Interim Financial Statements shall be subject to normal year-end audit adjustments, and the Interim Financial Statements and the WF Capital Financial Statements, lack related notes and other presentation items.

(b) The Company and the Company Subsidiaries do not have any material liabilities except for liabilities (i) included, recorded, reflected or reserved in, or disclosed by, the Financial Statements, (ii) incurred since the date of the Interim Financial Statements, in the ordinary course of business consistent with past practice or (iii) not required to be included, recorded, reflected or reserved in, or disclosed on a balance sheet prepared in accordance with GAAP consistent with past practice.

(c) Except as set forth on Schedule 4.7(c), neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Financial Statements.

(d) Except as set forth on Schedule 4.7(d), since January 1, 2006, neither the Company nor any Company Subsidiary has received any notification from its internal audit personnel or its independent accountants of any significant deficiency or material weakness in the Company’s internal controls over financial reporting.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

4.8 Intellectual Property

(a) Except as set forth on Schedule 4.8(a), the Company and each Company Subsidiary own or otherwise possess sufficient rights to use all Intellectual Property of the respective Company or Company Subsidiary as currently used in the business of the Company and such Subsidiary (the “Company Intellectual Property”).  Except as set forth on Schedule 4.8(a), the Company and each Company Subsidiary is the sole owner of, and has valid title to, the Company’s and each Company Subsidiary’s entire Company Intellectual Property, other than the Third Party Intellectual Property listed in Schedule 4.8(c) (the “Owned Intellectual Property”).  Immediately after the Closing, the Company and the Company Subsidiaries will be the sole owners of, and will, except as set forth on Schedule 4.8(a), have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Company Intellectual Property in the same manner and on the same terms and conditions that the Company and the Company Subsidiaries had immediately prior to the Closing.

(b) With respect to the Owned Intellectual Property, Schedule 4.8(b) sets forth a complete and accurate list of all patents, registered and unregistered trademarks and service marks (including Internet domain names) and applications for the same, trade names and copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) and identifies all Contracts under which the Company or any Company Subsidiary has licensed or otherwise granted rights in any of the Owned Intellectual Property to any Person (except for licenses expressly granted or implied by the sale of a product or services to customers in the ordinary course of business).

(c) Schedule 4.8(c) sets forth a complete and accurate list of all Intellectual Property that any third party has licensed or sublicensed to the Company or Company Subsidiary or otherwise authorized the Company or Company Subsidiary to use (the “Third Party Intellectual Property”), including a list of the related Contracts.  Neither the Company nor any Company Subsidiary has granted any sublicense or similar right with respect to any such Third Party Intellectual Property.

(d) Except as set forth on Schedule 4.8(d), the Owned Intellectual Property is free of all payment obligations (except for government maintenance obligations with registered Owned Intellectual Property) and other Encumbrances and is not subject to any Judgments or limitations or restrictions on use or otherwise.  No Person has any rights in the Owned

Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Company or Company Subsidiary’s rights in the Owned Intellectual Property.  There is no Proceeding, Judgment, Contract or other arrangement that prohibits or restricts the Company or Company Subsidiary from any use of the Company Intellectual Property.

(e) All patents and registered trademarks, service marks and copyrights included in the Owned Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property.  Except as set forth on Schedule 4.8(e), to the Knowledge of the Company, there are no facts or circumstances that could render any of the Company Intellectual Property invalid or unenforceable.  The Securityholders’ Representative has provided to the Parent accurate and complete copies of all patents, registrations and applications, each as amended to date, included in the Owned Intellectual Property and all other written documentation evidencing ownership and prosecution of each such item.

(f) Except as set forth on Schedule 4.8(f), neither the Company nor any Company Subsidiary has agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the Company Intellectual Property, other than customer Contracts entered in the ordinary course of business consistent with past practice.

(g) To the Knowledge of the Company, no Person has improperly used or disclosed or infringed or misappropriated any of the Company Intellectual Property.  Immediately after the Closing, the Company will have sole rights to bring actions for infringement or misappropriation of the Owned Intellectual Property.  Neither the Company nor any Company Subsidiary has commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract relating to the Company Intellectual Property.

(h) To the Knowledge of the Company, neither the conduct of the business of the Company or any Company Subsidiary, nor the Company’s or any Company Subsidiary’s creation, use, license or other transfer of Company Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights.  Except as set forth in Schedule 4.8(h), to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Company or Company Subsidiary, its business or the Company Intellectual Property has violated any Person’s Intellectual Property rights.  There are no pending disputes between the Company or any Company Subsidiary and any other Person relating to any Company Intellectual Property.

4.9 Compliance with Laws.  Except as set forth on Schedule 4.9, each of the Company and the Company Subsidiaries is in compliance in all material respects with all material Laws (including the Foreign Corrupt Practices Act) applicable to it, or its properties or assets.  None of the Company or the Company Subsidiaries has received, since January 1, 2006, any written communication alleging that the Company or a Company Subsidiary is not in compliance in any material respect with any material Law applicable to it, its properties or assets.  This Section 4.9 does not relate to matters with respect to Taxes, or environmental matters, which are the subject of Sections 4.12 and 4.17, respectively.

4.10 Contracts.

(a) Schedule 4.10 sets forth a list of all Material Contracts (copies of which have been made available to the Parent).  The term “Material Contracts” means all Contracts of the following types to which the Company or the Company Subsidiaries is a party or to which their respective assets, property or business are bound or subject:

(i) any continuing Contract for the purchase or sale of raw materials, commodities, supplies, products, or other personal property (other than purchase Contracts and orders for inventory in the ordinary course of business consistent with past practice), or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year and involve consideration per year in excess of $1,000,000 which is not terminable by the Company or a Company Subsidiary by notice of not more than ninety (90) days for a cost of less than $1,000,000;

(ii) any Contract for the lease of personal, real or intangible property to or from any Person providing for lease payments in excess of $500,000 per annum;

(iii) any Contract in respect of any Indebtedness including, without limitation, any such Contract involving equity swaps or similar transactions (in each case other than in favor of the Company or a Company Subsidiary), in any such case, which, individually, is in excess of $1,000,000; provided, however, that the aggregate amount of all Contracts in respect of Indebtedness that is less than $1,000,000 shall not exceed $5,000,000;

(iv) any Contract that, following the Closing (A) contains a covenant by the Company or Company Subsidiary not to compete with any business or with any Person in any geographical area (other than pursuant to any radius restriction contained in any Lease, reciprocal easement or development, construction, operating or similar agreement); or (B) imposes exclusivity or any similar requirement on the Company or any Company Subsidiary;

(v) any Contract that relates to the acquisition or disposition of any business of a Person by the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2002, that involves the payment of consideration in excess of $10,000,000;

(vi) any Contract that imposes any material confidentiality, standstill or similar obligation on the Company or any Company Subsidiary, except for those entered into in the ordinary course of business or in connection with the sale process of the Company;

(vii) any Contract in respect of any joint venture, partnership or strategic alliance;

(viii) any Contract that is for the employment of, or receipt of any services from, any director, officer or member of senior management of the Company or any Company Subsidiary or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $250,000 which is not terminable by the Company or a Company Subsidiary by notice of not more than ninety (90) days for a cost of less than $250,000;

(ix) any Contract that provides for severance, termination or similar pay to the Company’s or any Company Subsidiary’s current or former directors, officers, managers of a limited liability company, employees or consultants or other independent contractors in excess of $250,000;

(x) any Contract that is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any Company Subsidiary, other than in the ordinary course of business with respect to the contractual performance of the Company or any Company Subsidiary which is in excess of $1,000,000 individually; and

(xi) any Contract other than as set forth above to which the Company or any Company Subsidiary is a party or by which their properties or assets are bound or subject under which the consequences of a default or termination not in accordance with its terms could reasonably be expected to have a Material Adverse Effect.

(b) With respect to any such Material Contracts (including, without limitation, the Target 1 Asset Purchase Agreement and Target 2 LOI), (i) neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any such Contract is in breach or default thereof in any material respect thereunder and, to the Knowledge of the Company, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the Company, any Company Subsidiary or any other party and (ii) such Material Contract is binding on the Company or applicable Company Subsidiary, and to the Knowledge of the Company, binding on any other party thereto, and in full force and effect.  Schedule 4.10 sets forth a reasonably complete description of the Company’s general severance policy with respect to employees.

4.11 Litigation.  Schedule 4.11 sets forth an accurate and complete list of all material Proceedings (a) against the Company or any Company Subsidiary or any of their respective assets or properties, or to the Knowledge of the Company, by or against any of the directors, officers or members of senior management of the Company or any Company Subsidiary in their respective capacities as such, in each case that alleges damages or other liabilities in excess of $1,000,000 or seeks equitable relief that if granted would materially adversely effect the operations of the Company or a Company Subsidiary or (b) that seek to restrain or enjoin the transactions contemplated by this Agreement.  Such material Proceedings, together with any other Proceedings against the Company or any Subsidiary of the Company or their respective directors, officers or members of senior management in the aggregate would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, no such Proceeding or material investigation has been threatened and no material investigation is currently pending.  Notwithstanding the foregoing, the parties acknowledge and agree that, for all purposes of this Agreement, no party makes any representation or warranty regarding the effect of the Antitrust Laws on that party’s ability to consummate the transactions described in this Agreement.

4.12 Taxes.  References in this Section 4.12 to the “Company” include references to the Company and to all Company Subsidiaries.  Except as set forth in Schedule 4.12:

(a) All income Tax Returns and all other material Tax Returns required to be filed with respect to the Company or any of its income, properties, franchises or operations have been prepared and timely filed (taking into account all extensions of time to file that have been granted) with the appropriate Governmental Authorities in compliance with all applicable laws and regulations and all such Tax Returns are true and accurate in all material respects; provided, that the foregoing shall be limited to the Knowledge of the Company for tax periods ending prior to December 31, 2004.

(b) All material Taxes due and payable by or with respect to the Company have been paid by the Company (or on its behalf) in compliance with all applicable laws and regulations, except with respect to matters contested in good faith for which adequate reserves have been provided on the WF Capital Financial Statements; provided, that the foregoing shall be limited to the Knowledge of the Company for tax periods ending prior to December 31, 2004.

(c) All material Taxes incurred by or with respect to the Company which are not yet due as of the date of the Closing Date will be accrued as a liability in accordance with GAAP consistently applied in accordance with past practices or will be paid in compliance with all applicable laws and regulations as of the Closing Date.

(d) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of material Taxes has been asserted or assessed in writing by any Governmental Authority against the Company nor, to the Knowledge of the Company, has any been threatened.

(e) The Company has not consented to extend the time in which any Taxes may be assessed or collected by any Governmental Authority.

f) There is no written action, suit, Proceeding, or audit or claim for refund in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company regarding material Taxes.

(g) There are no liens or encumbrances relating to Taxes upon the assets of the Company (other than for current Taxes not yet due and payable or with respect to matters being contested in good faith for which adequate reserves have been provided on the WF Capital Financial Statements).

(h) The Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481 or 263A of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(i) The Company has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, other than the group of which the Company is the common parent, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes.

(j) The Company is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes.

(k) The Company does not have any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by Contract or otherwise.

(l) As of the Closing Date the Company shall not have made any payments, and shall not be obligated under any Contract entered into on or before the Closing Date to make any payments, that will be non deductible under Code Section 280G or subject to the excise Tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999 in connection with the transactions contemplated by this Agreement (either alone or in conjunction with other events).

(m) No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(n) The Company has withheld and remitted to the appropriate Governmental Authorities in compliance with all applicable laws and regulations all material Taxes required to be withheld and remitted by the Company in connection with payments made to other persons.  All withheld amounts have been remitted by the Company to the appropriate Governmental Authorities.

(o) True, correct and complete copies of all income Tax Returns filed by or with respect to the Company for the past three (3) years have been furnished or made available to the Parent.

(p) The Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4 that has not been disclosed under applicable Law.

4.13 Permits.  Schedule 4.13 sets forth for the Company and each Company Subsidiary all Permits issued or granted to the Company or any Company Subsidiary and necessary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted, or the lawful ownership of their respective properties and assets on the date hereof.  There are no other Permits necessary to the Company or any Company Subsidiary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted on the date hereof except where the failure to have any such Permits, individually or in the aggregate, have not had and could not be reasonably expected to have a Material Adverse Effect.  To the Knowledge of the Company, as of the date hereof, no suspension, revocation or invalidation of any such Permit is pending or has been threatened.  All such Permits are in full force and effect to the Knowledge of the Company, and there has occurred no material default under any Permit by the Company or the applicable Company Subsidiary.

4.14 Employee Benefit Plans

(a) Except for immaterial sick leave, bonus or other incentive compensation, or vacation Company Benefit Plans, Schedule 4.14(a) includes a true and complete list of all Company Benefit Plans.  The Company has no material liability with respect to any plan, arrangement or practice of the type described in this Section 4.14 other than the Company Benefit Plans set forth on Schedule 4.14(a).

(b) Except as set forth on Schedule 4.14(b), with respect to each Company Benefit Plan:  (i) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter, which has not been revoked, from the IRS that any such plan is tax-qualified and each trust created thereunder has been determined by the IRS to be exempt from federal income tax under Code Section 501(a), and nothing has occurred which could reasonably cause the loss of such qualification or exemption or the imposition of any penalty or tax liability, (ii) each Company Benefit Plan has been materially administered in accordance with its terms and requirements of applicable law, including, without limitation, ERISA and the Code, and all amendments required to bring any Company Benefit Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted, (iii) no Company Benefit Plan is or at any time was a "defined benefit plan" as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, (v) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3), (vi) the Company, any Company Subsidiary or any Company ERISA Affiliate does not participate currently in and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any plan, program, or arrangement subject to Title IV or ERISA or Section 412 of the Code, and (vii) except as set forth on Schedule 4.14(b) the present value of all liabilities under any Company Benefit Plan which is a funded pension plan will not exceed the current fair market value of the assets of such Company Benefit Plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(c) The Company has made available to the Parent true and accurate copies of (i) each Company Benefit Plan, including any related trust agreement or other funding instrument, (ii) the most recent summary plan description and summaries of material modifications for each Company Benefit Plan for which such a summary plan description is required, (iii) the most recent determination or opinion letters from the IRS with respect to each Company Benefit Plan, if applicable, (iv) the most recent Form 5500 for each Company Benefit Plan and audited financial statements (if such form or statement is required), (v) the three (3) most recent financial statements, the most recent actuarial reports for each Company Benefit Plan (if such financial statements and actuarial reports are required to be prepared), and (vi) any insurance policy related to any Company Benefit Plan.  In the case of any unwritten Company Benefit Plan, a written description of such plan, program or arrangement has been furnished to Parent.

(d) Except as set forth on Schedule 4.14(d), since January 1, 2006, the Company, any Company Subsidiary or any Company ERISA Affiliate does not participate currently in and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any Multiemployer Plan or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or any plan described in Section 413(c) of the Code.  Further, no Company Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.  No event has occurred or, to the Knowledge of the Company, circumstance exists that could result in any material liability to the Company, any Company Subsidiary or any Company ERISA Affiliate with respect to Multiemployer Plans, other than ordinary contributions to such plans set forth in the applicable collective bargaining agreements.  The Company, any Company Subsidiary or any Company ERISA Affiliate have not withdrawn within the last six (6) years from any Multiemployer Plan with respect to which there are any outstanding material liabilities.

(e) There is no unsatisfied liability that has been incurred by the Company, the Company Subsidiaries or any Company ERISA Affiliate under Title IV of ERISA to any party with respect to any Company Benefit Plan, or with respect to any other “employee benefit plan” as defined in Section 3(3) of ERISA presently or heretofore maintained or contributed to within the past six (6) years by the Company, the Company Subsidiaries or any Company ERISA Affiliate.

(f) Except as set forth on Schedule4.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any material payment becoming due under a “change in control” (as defined in Section 280G of the Code), or increase the amount of any compensation due, with respect to any individual, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(g) With respect to each Company Benefit Plan: except as set forth on Schedule 4.14(g), (i) no audits, Proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the IRS and the Department of Labor, (ii) no litigation, actions, suits, claims, disputes or other Proceedings (other than routine claims for benefits) are pending or, to the Knowledge of the Company, have been asserted against any Company Benefit Plan, the trustee or fiduciary of such plan, or the Company with respect to such plan, (iii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any participant have been duly or timely filed or distributed, (iv) to the Knowledge of the Company, no non-exempt “prohibited transactions,” within the meaning of ERISA or the Code, or material breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred, (v) neither the Company nor a Company ERISA Affiliate has engaged in non-exempt “prohibited transactions,” within the meaning of ERISA or the Code or committed a breach of any duty imposed on “fiduciaries” pursuant to ERISA, (vi) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Financial Statements or will be properly accrued on the books and records of the Company as of the Closing in accordance with GAAP, and (vii) no such plan has any unfunded liabilities which are required by GAAP to be reflected or disclosed in the notes to the Financial Statements or the books and records of the Company and are not so reflected or disclosed.

(h) The Company and each Company Benefit Plan that qualifies as a group health plan under the applicable statute is in compliance, to the extent applicable, with (i) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder (“COBRA”), (ii) Part 6 of Title I of ERISA, (iii) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and (iv) any applicable state statutes mandating health insurance continuation coverage for small employers (“State Mini-COBRA”).

(i) Each “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) maintained by the Company has been maintained in good faith compliance with the provisions of Section 409A of the Code and the regulations promulgated there under and no amounts under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

4.15 Insurance.  Schedule 4.15 sets forth all material insurance policies (the “Insurance Policies”) maintained with respect to the properties, assets, or business of the Company and the Company Subsidiaries.  The Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full or accrued on the financial statements (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date).  Except as set forth on Schedule 4.15, neither the Company nor any Company Subsidiary has received a written notice of cancellation or non-renewal of any Insurance Policy.

4.16 Real Property

(a) Owned Real Property.

(i) Schedule 4.16(a)(i) contains a list of all real property owned by the Company or the Company Subsidiaries (together with all improvements located therein and all appurtenances related thereto, the “Owned Real Property”) and properly identifies the current owner of each of the Owned Real Property.

(ii) Except as set forth in Schedule 4.16(a)(ii), the Company or the Company Subsidiaries has good and marketable fee simple title to each parcel of Owned Real Property free and clear of all Encumbrances, except (A) Permitted Encumbrances, (B) zoning and building restrictions and (C) Owned Property Leases (as hereinafter defined).

(iii) To the Knowledge of the Company, there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property, or any portion thereof or interest therein.

(iv) Except as set forth on Schedule 4.16(a)(iv), there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person or Persons the right of use or occupancy of any portion of any parcel of the Owned Real Property (the “Owned Property Leases”) and the Company or the Securityholders’ Representative has previously provided the Parent true and complete copies of all Owned Property Leases.

(v) To the Knowledge of the Company, the Owned Real Property is in compliance with any and all restrictions and other provisions included in the Permitted Encumbrances, except as would not, in the aggregate, have a Material Adverse Effect, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Permitted Encumbrances, except as would not, in the aggregate, have a Material Adverse Effect.

(vi) To the Knowledge of the Company, each of the Owned Real Property is located adjacent to public roads or streets with adequate ingress and egress available between such roads or streets and such Owned Real Property for all purposes related to the operations of such Owned Real Property, except as would not have a Material Adverse Effect.

(vii) To the Knowledge of the Company, there is no pending or threatened action or Proceeding by any Governmental Authority for assessment or collection of any material Taxes, impact fees or special assessments affecting any part of any Owned Real Property which are due and payable, and there are no condemnation or eminent domain Proceedings pending or threatened against any part of any Owned Real Property.

(b) Leased Real Property.  The Company and the Company Subsidiaries, as applicable, have valid leasehold interests free and clear of all Encumbrances (except Permitted Encumbrances) in the real property specified on Schedule 4.16(b) (the “Leased Real Property”). Schedule 4.16(b) contains a complete and accurate list as of the date hereof of all Material Leases (including all amendments and modifications thereto), including the current rental amount, use and expiration date thereunder.  True and complete copies of the Material Leases (including evidence of the exercise of applicable extension options) have previously been delivered or made available to the Parent.  With respect to the Leased Real Property described on Schedule 4.16(b), (i) either the Company or one of the Company’s Subsidiaries is now in possession of the applicable  Leased Real Property; or (ii) the Company has received no written notice that any condemnation or eminent domain Proceeding against any part of any Leased Real Property is pending or threatened.  As of the date hereof, neither the Company nor any Company Subsidiary, as applicable, is in material breach under the Material Leases to which each such entity is a party, and all such Material Leases are binding and in full force and effect and there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Material Lease.

4.17 Environmental Compliance

(a) Except as set forth on Schedule 4.17, and except as would not reasonably be expected to have a Material Adverse Effect:

(i) Since January 1, 2006, the Company and the Company Subsidiaries have been and are in compliance with all applicable Environmental Laws.  No Governmental Authority or other third party has alleged in writing that the Company or any Company Subsidiary is in violation of or in noncompliance with, any Environmental Laws;

(ii) Since January 1, 2006, the Company and the Company Subsidiaries have possessed and have complied with, and currently possess and are in compliance with, all Permits required under Environmental Laws for the conduct of their respective businesses and operations;

(iii) To the Knowledge of the Company, since January 1, 2006, the Owned Real Property and the Leased Real Property have not been, and are not, affected by any Release of any Hazardous Materials;

(iv) Since January 1, 2006, neither the Owned Real Property nor the Leased Real Property have been, nor are, listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), or on any analogous published list maintained by a Governmental Authority pursuant to any Environmental Laws, and, to the Knowledge of the Company, neither the Owned Real Property nor the Leased Real Property have been, or are, nominated, recommended, or proposed for any such listings;

(v) To the Knowledge of the Company, since January 1, 2006, no Hazardous Materials or any other material that was generated, handled, managed, manufactured, treated, used, or stored at the Owned Real Property or the Leased Real Property by the Company or the Company Subsidiaries have been transported to, disposed of at, or treated at, any facility, site, property, or business that has been or is listed on the National Priorities List, CERCLIS, or on any list maintained by a Governmental Authority pursuant to any Environmental Laws;

(vi) Neither the Company, the Company Subsidiaries, the Owned Real Property, nor, to the Knowledge of the Company, the Leased Real Property are the subject of  any orders, judgments, decrees, or directives under Environmental Laws to report, assess, investigate, correct, remediate, or monitor any Hazardous Materials, including that which may be present at, on, upon or adjacent to the Owned Real Property or the Leased Real Property;

(vii) There are no compliance or enforcement Proceedings pending, or, to the Knowledge of the Company, threatened with respect to the Company, the Company Subsidiaries or the Owned Real Property, and to the Knowledge of the Company, there are no compliance or enforcement Proceedings pending or threatened with respect to the Leased Real Property, in each case pursuant to or arising under any Environmental Laws or alleging a violation of or liability or an obligation under any Environmental Laws; and

(viii) Since January 1, 2006, neither the Company nor any Company Subsidiary has received any written notice of any current impending or future restrictions on the Owned Real Property or the Leased Real Property pursuant to any Environmental Laws.

(b) The Company and the Company Subsidiaries have made available to the Parent copies of (i) all Phase I or Phase II environmental site assessments, environmental compliance audits, and soil, groundwater, surface water, and any environmental reports, assessments, studies and audits prepared by third parties, relating to the Company, the Company Subsidiaries, the Owned Real Property, or the Leased Real Property, (ii) all Permits currently issued pursuant to or under the Environmental Laws to the Company or the Company Subsidiaries, and (iii) all currently available material correspondence sent by the Company or the Company’s agents or representatives to, or received by the Company or the Company’s agents or representatives from, any Governmental Authority or other third party relating to any alleged liability or violation of the Company or the Company Subsidiaries under Environmental Laws, in each case (i)-(iii), to the extent such materials are in the possession and control of the Company or the Company Subsidiaries or their agents or representatives.

(c) Notwithstanding any other provision of this Agreement, except for Section 4.7 (Financial Statements), this Section 4.17 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials and other environmental matters.

4.18 Affiliate Transactions.  Except for employment relationships and compensation, benefits, travel advances, management fees, Taxes, reimbursement of reasonable expenses incurred on behalf of the Company or a Company Subsidiary and employee loans in the ordinary course of business or as disclosed on Schedule 4.18, neither the Company nor any Company Subsidiary is a party to any agreement with, or involving the making of any payment or transfer of assets to, the Securityholders, or any officer or director of any Securityholder or any Affiliate of any Securityholder.

4.19 Absence of Certain Changes or Events.  Except as set forth on Schedule 4.19, or as otherwise contemplated by this Agreement, since the date of the Interim Financial Statements, no event has occurred or fact or circumstance has arisen that, individually or in the aggregate, had or is reasonably expected to have a Material Adverse Effect.

4.20 Labor and Employment Matters

(a) Except as set forth on Schedule 4.20(a): (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there are no collective bargaining agreements which pertain to or cover employees of the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, no employees of the Company or any of its Subsidiaries (the “Employees”) are represented by any labor organization; (iii) no labor organization or group of Employees has made to the Company a pending demand for recognition, and, to the Knowledge of the Company, there are no representation Proceedings or petitions seeking a representation Proceeding presently pending, or threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal; and (iv) to the Knowledge of the Company, there is no organizing activity involving the Company or any of its Subsidiaries pending or threatened by any labor organization or group of Employees.

(b) There are no strikes, work stoppages, slowdowns, lockouts, labor arbitrations, material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  There are no unfair labor practice charges or labor grievances filed and pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened by or on behalf of any Employee or group of Employees against the Company or any of its Subsidiaries.

(c) Except as set forth on Schedule 4.20(c), to the Knowledge of the Company, there are no material complaints, charges or claims against the Company or any of its Subsidiaries pending, or threatened to be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment, termination of employment of, or failure to employ any individual.  Each of the Company and its Subsidiaries is in material compliance with all applicable material Laws relating to the employment of labor, including all such material Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.  There has been no  “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to the execution of this Agreement.

4.21 Corporate Records

(a) The Company has provided to the Parent true, correct and complete copies of the certificate or articles of incorporation and by-laws of the Company and each Company Subsidiary, in each case as amended and in effect on the date hereof.

(b) The minute books of the Company and each Company Subsidiary previously made available to the Parent contain in all material respects true and correct records of all material meetings and actions by written consent of the stockholders and the board of directors of the Company (including committees thereof) and the Company’s Subsidiaries.  The stock certificate books and stock transfer ledgers of the Company and the Company Subsidiaries previously made available to the Parent are true, correct and complete in all material respects.

4.22 Accounts Receivable.  Except as set forth in Schedule 4.22, to the Knowledge of the Company, all accounts receivable of the Company and the Company Subsidiaries arose in the ordinary course of business from bona fide transactions.

4.23 Assets.  The Company or a Company Subsidiary own, lease or otherwise have the right to use all material tangible personal property used in or necessary to conduct their business as presently conducted.  Such material tangible personal property is in good working condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is being used.

4.24 Brokers.  Except as set forth on Schedule 4.24, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.

4.25 Exclusivity of Representations.  The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company with respect to the transactions contemplated by this Agreement.  The Company hereby disclaims any other express or implied representations or warranties with respect to the transactions contemplated by this Agreement.  The Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information or financial projections of the Company or any Company Subsidiary.  Except as expressly set forth herein, no representation or warranty shall be made hereunder with respect to businesses or assets acquired or liabilities to be assumed pursuant to the Target 1 Asset Purchase Agreement or the Target 2 LOI notwithstanding the consummation of the Target 1 Acquisition or the Target 2 Acquisition.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBS

The Parent and the Merger Subs, jointly and severally, represent and warrant to the Company and the Securityholders as follows:

5.1 Organization.  Each of the Parent and the Merger Subs is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, with requisite corporate power and authority to own, lease and operate its respective properties and carry on its respective business as presently conducted as and in the places where such business is now conducted and such properties are now owned, leased or operated, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair the Parent’s or the Merger Subs’ ability to effect the transactions contemplated hereby.

5.2 Capitalization

(a) The authorized capital stock of the Parent consists of 100,000,000 shares of common stock, par value $0.0001 per share, of which 31,250,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding.  All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to this Agreement upon consummation of the transactions contemplated hereby (or thereafter pursuant to Section 2.12) will (upon issuance) be duly authorized, validly issued, fully paid and non-assessable and such shares of Parent Common Stock have not been or will not be issued in violation of applicable securities laws or in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of the DGCL, the Parent’s certificate of incorporation or bylaws or any other agreement to which the Parent is a party or otherwise bound.  Except as set forth on Schedule 5.2(a), there are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, call, “phantom” stock rights, profit participation or similar rights or commitments (other than this Agreement) to which the Parent is a party or is bound.  The Parent has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) or any matters on which the equity holders of the Parent may vote.  Except for the rights of the holders of the Parent Common Stock to convert their shares of Parent Common Stock into cash held in the Trust Account (all of which rights will expire upon consummation of the transactions contemplated hereby), there are no Contracts to which the

Parent is a party or is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Parent or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Parent.  There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Parent.

(b) All of the membership interest of Merger Sub 1 is owned by the Parent, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances, and all of the outstanding membership interests of Merger Sub 1 have been duly authorized, validly issued, fully paid and non-assessable and such membership interests have not been or will not be issued in violation of applicable securities laws or in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of the DLLCA, Merger Sub 1’s certificate of formation or limited liability company agreement or any other agreement to which Merger Sub 1 is a party or otherwise bound.  There are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, call, “phantom” stock rights, profit participation or similar rights or commitments to which Merger Sub 1 is a party or is bound.  Merger Sub 1 has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire equity interests having the right to vote) or any matters on which the equity holders of Merger Sub 1 may vote.  There are no Contracts to which Merger Sub 1 is a party or is bound to (i) repurchase, redeem or otherwise acquire any membership interest of, or other equity or voting interest in, Merger Sub 1 or (ii) vote or dispose of a membership interest of, or other equity or voting interest in, Merger Sub 1.  There are no irrevocable proxies and no voting agreements with respect to any membership interest of, or other equity or voting interest in, Merger Sub 1.

(c) The authorized capital stock of Merger Sub 2 consists of 100,000,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding. All of the capital stock of Merger Sub 2 is owned by Merger Sub 1, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances.  All of the outstanding shares of Merger Sub 2 have been duly authorized, validly issued, fully paid and non-assessable and such shares have not been or will not be issued in violation of applicable securities laws or in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of the DGCL, Merger Sub 2’s certificate of incorporation or bylaws or any other agreement to which Merger Sub 2 is a party or otherwise bound.  There are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, call, “phantom” stock rights, profit participation or similar rights or commitments to which Merger Sub 2 is a party or is bound.  Merger Sub 2 has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) or any matters on which the equity holders of Merger Sub 2 may vote.  There are no Contracts to which Merger Sub 2 is a party or is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Merger Sub 2 or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, Merger Sub 2.  There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, Merger Sub 2.

5.3 Subsidiaries.  Other than the Merger Subs, the Parent has no Subsidiaries and does not own, directly or indirectly, any equity, partnership, membership, profits, voting or similar interest in any Person, or any interest convertible into or exchangeable or exercisable for any such interest in any Person, and the Parent has not agreed and is not obligated to make nor bound by any written, oral or other agreement or understanding to purchase any such interest in any Person, nor is the Parent under any obligation to form or participate in, or make any loan, capital contribution or other investment in any Person.  All of the outstanding membership interests and shares of capital stock of the Merger Subs are owned by the Parent, directly or indirectly, free and clear of any Encumbrances other than Permitted Encumbrances.  The Merger Subs were formed solely for the purpose of engaging in a business combination transaction with the Company and have engaged in no other business activities and have conducted their operations solely as contemplated hereby.  Except as contemplated by this Agreement, no Person has any right to acquire any interest in the business or assets of the Merger Subs (including any right of first refusal or similar right).

5.4 Binding Obligations.  Except for the Parent Stockholder Approval, each of the Parent and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Except for the Parent Stockholder Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Merger Subs.  This Agreement has been duly executed and delivered by the Parent and the Merger Subs and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Securityholders and the Company, constitutes the legal, valid and binding obligations of the Parent and the Merger Subs, enforceable against the Parent and the Merger Subs in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights and remedies generally and (b) general principles of equity.

5.5 Board of Directors Approval.  The respective Boards of Directors and members of the Parent and the Merger Subs (including any required committee or subgroup of the Board of Directors of the Parent and the Merger Subs) have, as of the date of this Agreement, unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, (b) determined that the consummation of the transactions contemplated hereby are advisable, fair and in the best interests of the stockholders and members of the Parent and the Merger Subs, (c) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the balance of the Trust Account, less deferred underwriting discounts and commissions and taxes payable, (d) resolved to recommend adoption of this Agreement and the transactions contemplated hereby to the stockholders and members of the Parent and the Merger Subs, and (e) directed that this Agreement be submitted to the stockholders and members of the Parent and the Merger Subs for their adoption.

5.6 No Defaults or Conflicts.  The execution and delivery of this Agreement by each of the Parent and the Merger Subs do not, and the consummation of the transactions contemplated hereby by each of the Parent and the Merger Subs and performance by each of the Parent and the Merger Subs of their obligations hereunder will not (a) violate any provision of the charter or by-laws or other constituent documents of the Parent or the Merger Subs, or (b) except as set forth on Schedule 5.6, conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract to which each of the Parent and the Merger Subs is a party or by which it is bound or to which its properties may be subject, or (c) except for applicable requirements under the HSR Act, violate any existing applicable law, rule, regulation, judgment, order or decree or any Governmental Authority having jurisdiction over the Parent or the Merger Subs or any of their properties; other than, with respect to clause (c) above, violations that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect or have a material adverse effect on the Parent’s or the Merger Subs’ ability to consummate the transactions contemplated hereby.

5.7 No Governmental Authorization Required.  Except for comparable requirements of the HSR Act or other than as listed in Schedule 5.7, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required to be obtained or made by the Parent or the Merger Subs in connection with the execution, delivery and performance by the Parent and the Merger Subs of this Agreement and the consummation by the Parent and the Merger Subs of the transactions contemplated hereby, other than authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Parent’s or the Merger Subs’ ability to consummate the transactions contemplated hereby.

5.8 Contracts.  Except as set forth on Schedule 5.8 or as disclosed in the Parent SEC Reports, the Parent does not have any Contracts other than Contracts that do not require the payment of consideration in excess of $25,000 or Contracts with financial, legal, accounting, tax and other professional advisors.  The Parent has made available to the Company true and correct copies of all Contracts to which the Parent or either of the Merger Subs are a party or bound.

5.9 Brokers.  No broker, finder or similar intermediary has acted for or on behalf of the Parent or the Merger Subs in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Parent or the Merger Subs or any action taken by the Parent or the Merger Subs.

5.10 Litigation.  There is no Proceeding pending and to the knowledge of the Parent, there is no investigation pending or Proceeding threatened (a) against the Parent or the Merger Subs or any of their properties or assets or, to the knowledge of the Parent, by or against any of the directors, or officers of the Parent or the Merger Subs in their capacities as such or (b) that seeks to restrain or enjoin the transactions contemplated by this Agreement.

5.11 Taxes.  References in this Section 5.11 to the “Parent” include references to the Parent and to the Merger Subs.  Except as set forth in Schedule 5.11:

(a) All income Tax Returns and all other material Tax Returns required to be filed with respect to the Parent or any of its income, properties, franchises or operations have been prepared and timely filed (taking into account all extensions of time to file that have been granted) with the appropriate Governmental Authorities in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects.

(b) All material Taxes due and payable by or with respect to the Parent have been paid by the Parent (or on its behalf) in compliance with all applicable laws and regulations, except with respect to matters contested in good faith for which adequate reserves have been provided on the financial statements of Parent.

(c) All material Taxes incurred by or with respect to the Parent which are not yet due as of the date of the Closing Date will be accrued as a current liability in accordance with GAAP consistently applied in accordance with past practices or will be paid in compliance with all applicable laws and regulations as of the Closing Date.

(d) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of material Taxes has been asserted or assessed in writing by any Governmental Authority against the Parent or to the Knowledge of Parent has any been threatened.

(e) The Parent has not consented to extend the time in which any Taxes may be assessed or collected by any Governmental Authority.

(f) There is no written action, suit, Proceeding, or audit or claim for refund in progress, pending or, to the knowledge of the Parent, threatened against or with respect to the Parent regarding material Taxes.

(g) There are no liens or encumbrances relating to Taxes upon the assets of the Parent (other than for current Taxes not yet due and payable or with respect to matters being contested in good faith for which adequate reserves have been provided on the Financial Statements of Parent).

(h) The Parent will not be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481 or 263A of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(i) The Parent has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, other than the group of which the Parent is the common parent, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes.

(j) The Parent is not a party to or bound by any tax allocation or tax sharing agreement, or has any current or potential obligation to indemnify any other Person with respect to Taxes.

(k) The Parent does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by Contract or otherwise.

(l) The Parent has not made any payments, and is not and will not become obligated under any Contract entered into on or before the Closing Date to make any payments, that will be non deductible under Code Section 280G of the Code or subject to the excise Tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999.

(m) No written claim has been made by a Governmental Authority in a jurisdiction where the Parent does not file Tax Returns that the Parent is or may be subject to Taxes assessed by such jurisdiction.

(n) The Parent has withheld and remitted to the appropriate Governmental Authorities in compliance with all applicable laws and regulations all material Taxes required to be withheld and remitted by the Parent in connection with payments made to other persons.  All withheld amounts have been remitted by the Parent to the appropriate Governmental Authorities.

(o) True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Parent for the past three (3) years have been furnished or made available to the Company.

(p) The Parent has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4 that has not been disclosed under applicable law.

5.12 Employee Benefit Plans.  The Parent does not maintain, and has no liability under any “employee benefit plan” as defined in ERISA Section 3(3).

5.13 Insurance.  Except for policies in connection with directors’ and officers’ liability insurance (the “Parent D&O Policy”), the Parent does not maintain any insurance policies.  The Parent has provided to the Company a true and correct copy of the Parent D&O Policy.  The Parent D&O Policy is in full force and effect and all premiums due and payable thereon have been paid in full.  The Parent has not received a written notice of cancellation or non-renewal of the Parent D&O Policy and the consummation of the transactions contemplated hereby will not cause the Parent to lose any rights or benefits under the Parent D&O Policy.

5.14 Title to Property and Assets.  Except as disclosed in the Parent SEC Reports, (a) the Parent does not own or lease any real or material personal property other than cash and (b) except for this Agreement there are no Contracts under which the Parent has any right or obligation to acquire or lease any interest in real or personal property.

5.15 Absence of Certain Changes or Events.  Except as set forth on Schedule 5.15 or as otherwise contemplated by this Agreement, (a) since December 31, 2007, the Parent has conducted its business only in the ordinary course of business and has not engaged in any of the activities prohibited by Section 6.1 of this Agreement and (b) since December 31, 2007, no event has occurred or fact or circumstance has arisen that, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

5.16 No Material Liabilities.  Except (a) as set forth on the balance sheet of the Parent at December 31, 2007 or on Schedule 5.16, (b) for the reasonable fees and expenses incurred by the Parent in connection with the transactions contemplated by this Agreement and (c) its obligations hereunder, the Parent has no liabilities or obligations of any nature required to be disclosed on a balance sheet prepared in accordance with GAAP consistently applied with the past practices of the Parent or, to the Parent’s knowledge, any other type of liability.

5.17 SEC Reports; Financial Statements

(a) Schedule 5.17(a) sets forth a correct and complete list of the Parent SEC Reports which are all the forms, reports and documents required to be filed by the Parent with the SEC prior to the date of this Agreement.  As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, with all such Parent SEC Reports having been filed within the time periods they were required to be filed with the SEC pursuant to the reporting requirements of the Exchange Act, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent set forth in the preceding sentence, the Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports complies in all respects with the published rules and regulations of the SEC with respect thereto as of the dates of the Parent SEC Reports, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in each case as described in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10−Q of the Exchange Act) and each such financial statement fairly presents, in all material respects, the financial position of the Parent at the dates thereof and the results of its operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements were subject to normal year end audit adjustments and lack related notes and other presentation items (none of which adjustments, notes or presentation items, were or are reasonably expected to have a Parent Material Adverse Effect).

5.18 Trust Account.  As of the date hereof, the Parent has no less than $249,000,000 (the “Trust Fund”) invested in United States “government securities” within the meaning of

Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of one hundred eighty (180) days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account of the Parent (the “Trust Account”) held in trust by Smith Barney, maintained by Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated November 7, 2007 (the “Trust Agreement”).  There are no claims or Proceedings pending with respect to the Trust Account.  All cash of the Parent not held in the Trust Account has been invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of one hundred eighty (180) days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.  Upon consummation of the transactions contemplated by this Agreement and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to the Parent the Trust Fund held in the Trust Account (less deferred underwriting discounts and commissions in the amount of $8,375,000), which Trust Fund will be free of any Encumbrances and, after taking into account any amounts paid in connection with (a) obtaining a fairness opinion from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. and (b) the conversion by public stockholders of the Parent voting against the transactions contemplated hereby of up to twenty-nine and ninety-nine one hundredths percent (29.99%) of the shares of Parent Common Stock issued in the Parent’s initial public offering, will be not less than $164,500,000.  As of the Closing Date, the obligations of the Parent to dissolve or liquidate within the time specified in the certificate of incorporation of the Parent shall terminate, and effective as of the Closing Date, the Parent shall have no obligation whatsoever to dissolve and liquidate the assets of the Parent by reason of the consummation of the transactions contemplated hereby, and following the Closing, no holder of the Parent’s Common Stock shall be entitled to receive any amount from the Trust Account except to the extent such holder votes against the approval of this Agreement and the transactions contemplated hereby and demands, contemporaneous with such vote, that the Parent convert such holder’s shares of the Parent’s Common Stock into cash pursuant to the Parent’s certificate of incorporation.

5.19 Requisite Vote.  The only vote of any class or series of the Parent’s capital stock necessary to approve this Agreement and the transactions contemplated hereby is the approval and adoption by the holders of the majority of the Parent’s Common Stock entitled to vote generally in the election of directors; provided, however, that the Parent may not consummate the transactions contemplated by this Agreement if the holders of thirty percent (30%) or more of the IPO Shares shall have demanded that the Parent convert such holders’ shares acquired in such initial public offering into cash pursuant to the terms of the Parent’s certificate of incorporation.

5.20 Investment Company Act.  The Parent is not, and will not be after the Closing Date, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

5.21 Listing.  The Parent’s Common Stock is listed on the American Stock Exchange. There is no action pending, or to the Parent’s knowledge, threatened against the Parent by the

American Stock Exchange or the Financial Industry Regulatory Authority with respect to any intention to delist the Parent’s Common Stock from the American Stock Exchange.

5.22 Parent’s Reliance.  None of the Securityholders or any other Person (including any officer, director, employee, member or partner of any Securityholder or the Company) shall have or be subject to any liability to the Parent (except in the case of fraud), or any other Person, resulting from the Parent’s use of any information, documents or material made available to the Parent in any confidential information memoranda, “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby.  The Parent acknowledges that, should the Closing occur, the Parent shall acquire the Company and each Company Subsidiary without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article IV of this Agreement; provided, however, that nothing in this Section 5.22 is intended to limit or modify the representations and warranties contained in Article IV.  The Parent acknowledges that the Parent has not relied on any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Company Subsidiary, and the Parent will make no claim with respect thereto.

5.23 Compliance with Laws.  Each of Parent and Merger Subs are, and have been, in compliance in all material respects with all material Laws applicable to it, their respective personnel, properties or other assets or its business or operation.  Neither Parent nor either of Merger Subs has received a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its personnel, properties or other assets or its businesses or operations.

ARTICLE VI

COVENANTS

Unless this Agreement is terminated pursuant to Article IX, the parties hereto covenant and agree as follows:

6.1 Conduct of Business

(a) Except as set forth in Schedule 6.1(a) or as otherwise expressly permitted by the terms of this Agreement, during the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Article IX, each of the Company and the Parent shall, and the Company shall cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their respective businesses, to retain the services of their respective executive officers and key employees and to preserve their respective existing business relationships with material customers and suppliers; provided, however, that in the case of the retention of executive officers and key employees of the Company or any Company Subsidiary and the preservation of their existing business relationships, none of the Company, the Company Subsidiaries or the Securityholders shall be required to make any payments outside of the ordinary course and consistent with past practice, and the Securityholders shall not be obligated to, directly or indirectly, provide any funds to the Company or any Company Subsidiary.

(b) Except as set forth in Schedule 6.1(b) or as otherwise expressly permitted by the terms of this Agreement, during the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Article IX, the Company shall not, and the Company shall not permit any Company Subsidiary to, undertake any of the following actions, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed):

(i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company or any Company Subsidiary, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company or any Company Subsidiary or (B) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company or any Company Subsidiary outstanding on the date hereof;

(ii) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company or any Company Subsidiary;

(iii) adopt any amendment to the certificate of incorporation or by-laws of the Company or any Company Subsidiary;

(iv) incur any Indebtedness, other than in the ordinary course consistent with past borrowings and other performance bonds or letters of credit entered into in the ordinary course of business (for purposes of clarification, any borrowings or repayments with respect to the Revolving Credit Facility in the ordinary course of business and consistent with past practices shall not be deemed a breach of this covenant);

(v) (A) increase in any material manner the rate or terms of compensation or benefits of any of its directors or senior officers except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practices, or (B) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present, other than in the ordinary course of business consistent with past practices, or (C) enter into, adopt or amend any employment, bonus, severance or retirement Contract or adopt any employee benefit plan, other than in the ordinary course of business consistent with past practices or as required by Law, including without limitation Section 409A of the Code;

(vi) (A) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(vii) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(viii) except as contemplated by Section 7.13, acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(ix) make any change in any method of accounting other than those required by GAAP;

(x) enter into, amend or modify any Material Contracts (including any modification of the Target 1 Asset Purchase Agreement or the Target 2 LOI) other than in the ordinary course of business consistent with past practices;

(xi) make any capital expenditures, other than capital expenditures in an aggregate amount not to exceed $2,000,000 over the 2008 capital expenditure budget;

(xii) declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the Securityholders or otherwise make any cash payments or withdrawals of cash from the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practices (for purposes of clarification, any borrowings or repayments with respect to the Revolving Credit Facility in the ordinary course of business and consistent with past practices shall not be deemed a breach of this covenant);

(xiii) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer or reduce inventories, except in the ordinary course of business consistent with past practice;

(xiv) prepay any Indebtedness other than scheduled payments of principal and interest in accordance with the terms of such Indebtedness and payments in the ordinary course of business consistent with past practice (for purposes of clarification, any borrowings or repayments with respect to the Revolving Credit Facility in the ordinary course of business and consistent with past practices shall not be deemed a breach of this covenant); or

(xv) authorize, propose or agree in writing to take any of the foregoing actions.

(c) Except as set forth in Schedule 6.1(c) or as otherwise expressly permitted or contemplated by the terms of this Agreement, during the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Article IX, the Parent shall not, and the Parent shall not permit either of the Merger Subs to, undertake any of the following actions, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed):

(i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Parent or the Merger Subs, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Parent or the Merger Subs or (B) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Parent or the Merger Subs outstanding on the date hereof;

(ii) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Parent or the Merger Subs;

(iii) adopt any amendment to the certificate of incorporation or by-laws of the Parent or the Merger Subs;

(iv) incur any Indebtedness;

(v) (A) increase in any manner the rate or terms of compensation or benefits of any of its directors, or senior officers except as may be required under existing employment agreements, or (B) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any benefit plan to any director, officer or employee, whether past or present, or (C) enter into, adopt or amend any employment, bonus, severance or retirement Contract or adopt any employee benefit plan, other than as required by law, including without limitation Section 409A of the Code;

(vi) (A) sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Encumbrance (other than a Permitted Encumbrance) on any property or assets;

(vii) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(viii) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(ix) make any change in any method of accounting other than those required by GAAP;

(x) enter into, amend or modify any Contract other than Contracts which do not require payment by Parent of consideration in excess of $25,000 or Contracts with financial, legal, accounting, tax and other professional advisors;

(xi) make any capital expenditures;

(xii) declare, pay or otherwise make any dividend or distribution (in cash or in any other form) or otherwise make any cash payments or withdrawals of cash from the Parent or the Merger Subs other than in the ordinary course of business consistent with past practices; or

(xiii) authorize, propose or agree in writing to take any of the foregoing actions.

6.2 No Control of the Parent or the Company.  The parties acknowledge and agree that: (a) nothing contained in this Agreement shall give to either the Parent or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Merger I Effective Time, (b) prior to the Merger I Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries' operations, and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of either party shall be required with respect to any matter set forth in Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would violate any applicable law.

6.3 Access to Information; Confidentiality; Public Announcements

(a) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with Article IX, except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof to which the Company or any Company Subsidiary or the Parent is a party or as would be reasonably expected to violate the attorney-client privilege, work product doctrine, self-audit privilege or the similar privilege of the Company or any Company Subsidiary or the Parent (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition) and, subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each party shall give the other party and its authorized representatives reasonable access during normal business hours to all of its books, records, offices and other facilities and properties as such other party, or its authorized representatives, may from time to time reasonably request from either the Chief Executive Officer or Chief Financial Officer of the party; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the party and no party shall conduct any invasive sampling or testing with respect to the real property of the other party.

(b) Any information provided to or obtained by the Parent or its authorized representatives pursuant to paragraph (a) above shall be “Evaluation Materials” (herein referred to as “Evaluation Material”) as defined in the Mutual Nondisclosure Confidentiality Agreement, dated January 21, 2008, by and between WF Holdings and the Parent (the “Confidentiality Agreement”), and shall be held by the Parent in accordance with and be subject to the terms of the Confidentiality Agreement.  Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein.  In the event of the termination of this Agreement for any reason, the Parent shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material and the non-soliciting of employees of the Company and the Company Subsidiaries.  The Confidentiality Agreement shall terminate on the Closing Date.

(c) Each of the Parent and the Company agrees to consult and obtain the approval of the other before issuing any press release or announcement concerning the transactions contemplated hereby, and shall not issue or cause to be issued any such press release prior to such consultation and approval except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to consult in good faith with the other party and attempt to agree upon mutually satisfactory text before issuing any such press release or making any such public announcement.

6.4 Filings and Authorizations; Consummation

(a) Each of the Parent, the Company and the Merger Subs hereto shall, if required by applicable Law, as promptly as practicable after the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act.  The Parent acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filing under the HSR Act.

(b) Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts (which shall not require either party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its subsidiaries or affiliates, in order for it to consummate such transactions.  Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and the Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement.  In exercising the foregoing right, each of the Company and the Parent shall act reasonably and as promptly as practicable.

(c) The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (a) and (b) above.  The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(d) Notwithstanding anything to the contrary herein, if any order is made by any Governmental Authority or any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, the Parent shall take all such action (including agreeing to hold separate or to divest any of the businesses, product lines or assets of the Parent or any of its Affiliates or of the Company, any Company Subsidiary or their respective Affiliates; provided, however, that any material divestment of any of the businesses, product lines or assets of the Company or any Company Subsidiary or their respective Affiliates shall require the written consent of the Company) as may be required (i) by the applicable Governmental Authority (including the Antitrust Division of the United States

Department of Justice or the Federal Trade Commission) in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the transactions contemplated by this Agreement.  It shall not be deemed a failure to satisfy the conditions specified in Sections 7.4 or Sections 8.4, if in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, a court enters or the applicable Governmental Authority makes an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of the Parent or its Affiliates or of the Company, any Company Subsidiary or their respective Affiliates be divested or held separate by the Parent, or that would otherwise limit the Parent’s freedom of action with respect to, or its ability to retain, the Company and any Company Subsidiary or any portion thereof or any of the Parent’s or its Affiliates’ other assets or businesses; provided, however, that in each case where a sale or divestment of any of the businesses, product lines or assets of the Company, any Company Subsidiary or their respective Affiliates is required to comply with the terms of any order or decree by a court or other Governmental Authority, the Parent shall first have obtained the Company’s written consent, if required, as set forth above.

(e) The Parent and the Company shall promptly inform the other of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement.  If the Parent or the Company or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  The Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (whether oral or written) which the Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

6.5 Resignations.  The Parent shall cause to be delivered to the Company on the Closing Date such resignations of the officers and members of the Board of Directors of the Parent as set forth on Exhibit C attached hereto, such resignations to be effective concurrently with the Closing.

6.6 Members of the Board of Directors and Officers of Parent following Merger I Effective Time

(a) At any time prior to the mailing of the Parent Proxy Statement, the Securityholders’ Representative shall designate, in its sole discretion (after consultation with the Company and its Chief Executive Officer), two (2) members, each of whom will be independent (the “Securityholders’ Representative Director Designees”), to serve as members of the Board of Directors of the Parent immediately following the Merger I Effective Time;

provided, that, if any of Securityholders’ Representative Director Designees are unable or unwilling to serve as directors of the Parent for any reason, the Securityholders’ Representative shall designate, in its sole discretion, their replacements or substitutes.  Subject to the foregoing, the Parent shall take such action as is necessary to cause the Securityholders’ Representative Director Designees and Greg C. Mosher, so long as he is Chief Executive Officer of the Company as of the Closing Date, to be appointed to the Board of Directors of the Parent and as Chairman effective as of the Merger I Effective Time, to serve until the earlier of such individual’s resignation or removal or until his successor is duly elected and qualified.

(b) The parties hereto will take all actions necessary or advisable so that, effective as of the Merger I Effective Time, all officers of the Parent shall resign and the officers of the Company prior to the First Merger shall be the officers of the Parent.

6.7 Parent’s Certificate of Incorporation.  The Parent will take all action necessary to amend and restate its certificate of incorporation in the form attached hereto as Exhibit A, subject to stockholder approval and effective as of the Merger I Effective Time.

6.8 Further Assurances.  Subject to the terms and conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby; provided, however, that if the Company, pursuant to the exercise of its rights under the relevant agreements does not consummate the Target 1 Acquisition or the Target 2 Acquisition, such that the condition set forth in Section 7.13 is not satisfied, such failure by the Company shall not be deemed a breach of this Section 6.8 so long as the Company shall have used commercially reasonable efforts to consummate the Target 1 Acquisition and the Target 2 Acquisition.

6.9 Transfer of Shares.  Except for the transactions contemplated by this Agreement, from the date hereof until the Closing Date, each Securityholder agrees that it shall not transfer record or beneficial ownership of any shares of the Company’s Capital Stock to any Person without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding anything to the contrary contained herein, each Securityholder shall have the right to transfer any record and beneficial ownership of any shares of capital stock to any accredited investor, as such term is defined under Rule 501 of the Securities Act, so long as (i) the Securityholders shall collectively maintain voting control of the Company after any such transfer until the earlier of the Merger I Effective Time or the termination of the Merger Agreement; (ii) a transferee agrees to execute in writing a Joinder Agreement in the form attached hereto as Schedule 6.9 pursuant to which the transferee shall agree to become bound by the terms of this Agreement (including the appointment of the Securityholders’ Representative as its representative hereunder in accordance with Section 2.13 hereof) and the Stockholders Agreement, dated as of November 30, 2005 among the Company and the stockholders of this Company; and (iii) the transferring Securityholder retains the right to vote such shares through the earlier of the Merger I Effective Time and the termination of this Agreement; provided, that, notwithstanding such transfer, such Securityholder shall continue to be bound by the terms of this Agreement as if such transfer had not occurred.

6.10 Termination of Affiliate Obligations.  On or before the Closing Date, except for the Assumed Indebtedness, liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practices and agreements to be entered into at the Closing as contemplated hereunder, all liabilities and obligations between the Company or the Company Subsidiaries, on the one hand, and one or more of its Affiliates or Securityholders (other than liabilities or obligations between the Company and the Company Subsidiaries), on the other hand, including any and all Contracts (other than this Agreement and any ancillary agreement contemplated herein) between the Company or any Company Subsidiary, on the one hand, and one or more of its Affiliates (including the Securityholders but not including the Company and any Company Subsidiary), on the other hand, shall be terminated in full, without any liability for the Company or the Company Subsidiaries following the Closing.

6.11 Exclusivity

(a) Subject to Section 6.11(b), until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article IX and except for transactions contemplated by this Agreement, neither the Company, the Securityholders, the Parent nor SBBC (as applicable, the “Applicable Party”) shall, and the Applicable Party shall use reasonable best efforts to cause each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person (other than the Parent or the Company, as applicable (the “Other Party”)) (a “Third Party”) concerning any Acquisition Transaction or (ii) take any other action intended or designed to facilitate the efforts of any Person (other than the Other Party) relating to a possible Acquisition Transaction.  For purposes of this Agreement, the term “Acquisition Transaction” shall mean any of the following involving the Applicable Party or any of its Subsidiaries:  (i) any merger, consolidation, share exchange, acquisition, business combination or other similar transaction; or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of the Applicable Party or any of its Subsidiaries (other than, in the case of the Company, in the normal course of business consistent with past practice) or any shares of the capital stock of the Applicable Party or any of its Subsidiaries in a single transaction or series of transactions; provided, that Acquisition Transaction shall not include any transaction permitted by Section 6.1 of this Agreement or that is contemplated by Section 7.13 of this Agreement.

(b) In the event that there is an unsolicited proposal for or an unsolicited indication of a serious interest in entering into, an Acquisition Transaction, communicated to the Applicable Party or any of its representatives or agents, such party shall promptly (and in no event more than twenty-four (24) hours) give written notice of same to the Other Party.  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, the board of directors of the Applicable Party (or a committee thereof), directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Applicable Party’s compliance with Section 6.11(a), has made a bona fide unsolicited written proposal for an Acquisition Transaction that the board of directors of the Applicable Party (or a committee thereof) has determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, would reasonably be expected to lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Applicable Party or any of its Subsidiaries pursuant to an appropriate confidentiality agreement having provisions that are no less favorable to the Applicable Party than those contained in the Confidentiality Agreement, (iii) no earlier than seventy-two (72) hours following receipt of such a bona fide unsolicited Acquisition Proposal that the board of directors of the Applicable Party (or a committee thereof) has determined, in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, is a Superior Proposal, withdraw, modify or qualify in any manner adverse to the Applicable Party, the recommendation of the Applicable Party’s board of directors in favor of approval of this Agreement and the Mergers (a “Change in Recommendation”) or, in the case of the Company, terminate the Agreement in accordance with Article IX, and/or (iv) take any nonappealable, final action that any court of competent jurisdiction orders the Applicable Party to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the board of directors of the Applicable Party (or a committee thereof) determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, that it must take such action to comply with its fiduciary duties under applicable law.  For purposes of this Agreement, “Superior Proposal” shall mean a bona fide written proposal regarding an Acquisition Transaction made by a Person other than a party hereto (1) that is on terms that the board of directors of the Applicable Party (after consultation with its outside financial advisor and outside counsel) in good faith concludes to be more favorable from a financial point of view to the Applicable Party’s stockholders (in their capacity as stockholders) than the transactions contemplated by this Agreement, taking into account all terms and conditions of such proposal and this Agreement (including any adjustment by the Other Party to amend the terms of this Agreement), (2) that is reasonably certain of being completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal, and (3) is fully financed and not subject to any financing contingency.

(c) In addition, and notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, the board of directors of the Applicable Party (or a committee thereof) may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the board of directors of the Applicable Party nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Change in Recommendation if the board of directors of the Applicable Party (or a committee thereof) has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that, in light of such Intervening Event, the failure of the board of directors (or such committee) to effect such a Change in Recommendation would result in a breach of its fiduciary duties under applicable Laws.

(d) Notwithstanding any other provision of this Section 6.11, the Applicable Party shall not be entitled to exercise its right to make a Change in Recommendation (or, in the case of the Company, terminate this Agreement in accordance with Article IX) unless the Applicable Party has (i) provided to the Other Party at least three (3) Business Days’ prior written notice (unless, in the case of a Change in Recommendation by the Parent for an Intervening Event, the Intervening Event arises fewer than three (3) Business Days prior to the Special Meeting) advising the Other Party that the Board of Directors of the Applicable Party (or a committee thereof) intends to take such action and specifying the reasons therefor in reasonable detail and (ii) during such three (3) Business Day period, if requested by the Other Party, engaged in good faith negotiations with the Other Party to amend this Agreement in such a manner that obviates the need for a Change in Recommendation as a result of the Intervening Event or causes the relevant Acquisition Proposal to no longer constitute a Superior Proposal.  Any Change in Recommendation shall not change the approval and recommendation of this Agreement and the Merger or any other approval of the Board of Directors of the Applicable Party (or any committee thereof) for purposes of Section 251 of the DGCL or in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of the Parent to call, give notice of, convene and hold the Special Meeting and to hold a vote of Parent Common Stockholders for the purpose of obtaining the Parent Stockholder Approval shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by a Change in Recommendation, and (ii) in any case in which the Parent makes a Change in Recommendation pursuant to this Section 6.11, (A) the Parent shall nevertheless comply with its obligations as set forth in Section 6.14 and (B) the Proxy Statement and any and all accompanying materials (including the proxy card (which shall provide that signed proxies which do not specify the manner in which the shares of Parent Common Stock subject thereto are to be voted shall be voted “FOR” the proposals relating to the Parent Stockholder Approval), the “Proxy Materials”) shall be identical in form and content to Proxy Materials that would have been prepared by the Parent had no Change in Recommendation been made, except for appropriate changes to the disclosure in the Proxy Statement stating that (1) such Change in Recommendation has been made, (2) if applicable, describing matters relating to the Acquisition Proposal or Intervening Event giving rise to the Change in Recommendation to the extent required by applicable Law or (3) any other appropriate changes to the extent required by applicable Law (including, without limitation, compliance with any fiduciary duties).

(f) In addition to the obligations of the Applicable Party set forth in paragraphs (a) through (e) of this Section 6.11, the Applicable Party shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt) advise the Other Party orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal.  The Applicable Party shall keep the Other Party informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal.

(g) Nothing contained in this Section 6.11 shall prohibit the Applicable Party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) (2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall the Applicable Party or its board of directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.11.

(h) Each of the Company, the Securityholders, the Parent and SBBC represents and warrants to the others that either (i) it is not, as of the date hereof, engaged in negotiations with any other party regarding the subject matter of the transactions contemplated by this Agreement or any Acquisition Proposal relating to the Company or its Subsidiaries or the Parent or (ii) in the event that it is engaged in such negotiations, it shall terminate such negotiations immediately.

6.12 Employee Matters

(a) From and after the Closing Date until the first (1st) anniversary thereof, the Parent shall, or shall cause the Company and the Company Subsidiaries to, honor all Contracts listed on Schedule 6.12(a) on such terms (including base compensation, bonus targets and fringe benefits) as in existence on the Closing Date.

(b) Except as specifically provided herein, and to the extent permitted by applicable Laws, the Parent shall cause service rendered by employees of the Company and the Company Subsidiaries prior to the Closing Date to be taken into account for purposes of participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all severance payment plans, employee benefit plans, programs and policies of the Parent and its subsidiaries (including the Company and the Company Subsidiaries) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company and the Company Subsidiaries for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits.  Without limiting the foregoing, employees of the Company and the Company Subsidiaries will not be subject to any pre-existing condition or limitation under any health or welfare plan of the Parent or its subsidiaries (including the Company and the Company Subsidiaries) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company and the Company Subsidiaries in which such employee participated immediately prior to the Closing Date.  The Parent shall, and shall cause, such employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date.

6.13 Indemnification; Directors’ and Officers’ Insurance

(a) The Parent shall cause the organizational documents of the Surviving Entity and each Subsidiary of the Surviving Entity to contain provisions concerning indemnification of directors and officers no less favorable to the beneficiaries thereof than those set forth in such organizational documents as of the date hereof.  From and after the Closing, the Parent shall, and shall cause the Surviving Entity and each Subsidiary of the Surviving Entity to (i) indemnify and hold harmless each present and former director and officer of the Company and each present and former director, director and officer, as applicable, of each Company Subsidiary (collectively, the “Company Indemnified Parties”), in each case, when acting in such capacity, against any Losses incurred or suffered by any of the Company Indemnified Parties in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law, and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such

Company Indemnified Party is entitled to indemnification from the Surviving Entity or a Subsidiary of the Surviving Entity, as applicable, pursuant to this Section 6.13, to the fullest extent permitted under applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to such indemnification; and provided, further, that any determination required to be made with respect to whether a Company Indemnified Party’s conduct complies with the standards set forth under applicable law or the organizational documents of the Surviving Entity and the Subsidiaries of the Surviving Entity, as applicable, shall be made by independent counsel selected by the Company.

(b) For a period of six (6) years following the Closing, the Parent shall maintain, or shall cause the Surviving Entity for itself and the Surviving Entity’s Subsidiaries to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true and complete copies of which have been heretofore made available by the Company to the Parent and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage.  This Section 6.13(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Surviving Entity, at the expense of the Parent, which policy or policies provide such directors and officers with the coverage described in this Section 6.13(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(c) At Closing, the Parent will maintain its current directors’ and officers’ liability insurance policy with AIG which provides for $10,000,000 of aggregate coverage with a $250,000 retention and a crisis fund of $25,000 or such other policy as may be mutually agreeable to the parties hereto.  The Parent shall maintain a directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable as such policy for a period of at least three (3) years from the Closing Date.

(d) The provisions of this Section 6.13 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder, and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 6.13, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by Contract or otherwise.

6.14 Proxy Statement; Special Meeting.

(a) As promptly as practicable after the date hereof, the Parent shall prepare and file with the SEC a proxy statement (the “Parent Proxy Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the transactions set forth herein, (ii) the amendment and restatement of the Parent’s certificate of incorporation in the form attached hereto as Exhibit A, (iii) the adoption of the Stock Incentive Plan and the Cash

Bonus Plan and (iv) the change of the Parent’s name to Workflow Corporation, at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”).  The Registration Statement shall also include the Company Proxy Statement which shall include proxy materials for the purpose of soliciting proxies from holders of the Company’s Capital Stock to vote in favor of the adoption of this Agreement and the Mergers.

(b) The Company shall furnish to the Parent all information concerning the Company as the Parent may reasonably request in connection with the preparation of the Parent Proxy Statement.  The Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Parent Proxy Statement, and shall otherwise use commercially reasonable efforts to resolve any such SEC comments relating to the Parent Proxy Statement.  Notwithstanding the foregoing, prior to filing or mailing the Parent Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Parent shall provide the Company and the Securityholders’ Representative with an opportunity to review and comment on such document or response.

(c) The Parent shall use its commercially reasonable best efforts to cause the Parent Proxy Statement to be mailed to its stockholders as promptly as practicable after resolution of all SEC comments.  Parent shall, as promptly as permitted under applicable Law and in its charter and by-laws, call the Special Meeting and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions set forth therein to the holders of Parent Common Stock for approval or adoption at the Special Meeting.

(d) The Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and mailing of the Parent Proxy Statement, the solicitation of proxies thereunder, the calling and holding of the Special Meeting and the issuance of the shares of Parent Common Stock.  Without limiting the foregoing, the Parent shall ensure that the Parent Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Parent Proxy Statement).  The Company covenants and agrees that the information relating to the Company supplied by the Company for inclusion in the Parent Proxy Statement will not, as of the mailing date of the Parent Proxy Statement (or any amendment or supplement thereto), at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(e) The Parent, acting through its board of directors, shall include in the Parent Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and approval of the transactions set forth therein, and shall otherwise use commercially reasonable efforts to obtain the Parent Stockholder Approval.

6.15 Other Actions

(a) At least five (5) days prior to Closing, the Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountants, which shall be in form and substance reasonably acceptable to the Company and in a format acceptable for EDGAR filing.  Prior to Closing, the Parent and the Company shall prepare the press release announcing the consummation of the acquisition of all of the Company Capital Stock hereunder (“Press Release”).

(b) The Company and the Parent shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the transactions set forth in this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and the Parent) and/or any Governmental Authority in order to consummate the transactions set forth in this Agreement.  The Company shall use commercially reasonable efforts to consummate the Target 1 Acquisition and the Target 2 Acquisition as soon as practicable; provided however, that, if the Company, pursuant to the exercise of its rights under the relevant agreements, does not consummate the Target 1 Acquisition or the Target 2 Acquisition such that the condition set forth in Section 7.13 is not satisfied, such failure by the Company shall not be deemed a breach of this Section 6.15 so long as the Company shall have used commercially reasonable efforts to consummate the Target 1 Acquisition and Target 2 Acquisition.  The Company shall provide bi-weekly written reports to the Parent as to the status of the Target 1 Acquisition and the Target 2 Acquisition from the date hereof until the closing dates of the Target 1 Acquisition and the Target 2 Acquisition, respectively.  Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and the Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement.  In exercising the foregoing right, each of the Company and the Parent shall act reasonably and as promptly as practicable.

6.16 Exercise of Warrants and Conversion of Notes.  Each Securityholder that holds Warrants or New Acquisition Indebtedness immediately prior to the Merger I Effective Time agrees to, immediately prior to the Merger I Effective Time (a) exercise such Warrants and (b) convert into Company Capital Stock that portion of the New Acquisition Indebtedness equal to the Conversion Amount.

6.17 Releases.  Each Securityholder shall execute at or prior to the Closing a general release (the “General Releases”) in the form attached hereto as Exhibit D.

6.18 No Securities Transactions.  Neither the Company, the Securityholders nor their respective affiliates and Representatives shall, directly or indirectly, engage in any transactions involving the securities of the Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  The Company and the Securityholders shall use their commercially reasonable efforts to require each of its officers, directors, employees, agents and representatives, as applicable, to comply with the foregoing requirement.

6.19 No Claim Against Trust Account.  Except as provided in Section 9.3, the Company and the Securityholders hereby waive any and all rights against the Parent or the Merger Subs to collect from the Trust Account any amount that may be owed to it by the Parent or the Merger Subs for any reason whatsoever, including, but not limited to, a breach of this Agreement by the Parent or the Merger Subs or any negotiations, agreements or understandings with the Parent or the Merger Subs, and further agree not to seek recourse against the Trust Account for any reason whatsoever.

6.20 Trust Fund Disbursement.  The Trust Fund shall be disbursed to the Parent immediately upon the Closing in an amount not less than $249,000,000, less adequate reserves for payments to stockholders of the Parent electing to convert their shares of Parent Common Stock into cash as provided in the Parent’s charter documents and for all Parent tax liabilities relating to interest accrued on the Trust Fund, to the extent required by the Trust Agreement.

6.21 Tax Matters.  Except as set forth in Schedule 6.21 or as required by Law, during the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries, on the one hand, and the Parent and its Subsidiaries, on the other hand, shall:

(a) promptly notify the Other Party of any legal action or audit pending or threatened in writing against the Other Party or any of its Subsidiaries in respect of any material Tax matter, and not settle or compromise any such legal action or audit, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, without the Other Party’s prior consent which consent shall not be unreasonably withheld or delayed;

(b) not make or revoke any material Tax election, amend any material Tax Return or adopt or change a material Tax accounting method or period without the Other Party’s prior consent, which consent shall not be unreasonably withheld or delayed; and

(c) terminate any Tax sharing agreement, tax allocation agreement, or other similar agreement to which the Other Party or any of its Subsidiaries is a party such that there are no further liabilities thereunder.

6.22 Restrictive Covenants.  (a)  For a period of three (3) years from the Closing Date, the Securityholders shall not, and shall cause their Affiliates not to, directly or indirectly, on behalf of any of them or any other Person, recruit or otherwise solicit or induce any member of senior management, key employee or officer of the Company or any Company

Subsidiary to terminate his or her employment or other relationship with the Company or any Company Subsidiary, or hire any such Person who has ceased to be employed or otherwise engaged by the Company or any Company Subsidiary during the preceding three (3) months.

(b) The Securityholders agree that, for a period of three (3) years after the Closing, each of them shall, and shall cause their respective Affiliates and Representatives to, hold in strict confidence all Confidential Information they possess; provided, that the foregoing provisions shall not apply to any Confidential Information which is or becomes generally available to the public (other than as a result of a disclosure by the Securityholders or any of their Affiliates or Representatives).  In the event that the Securityholders or any of their respective Affiliates or Representatives are required by Law to disclose any Confidential Information, the Securityholders shall promptly notify the Parent in writing so that the Parent may seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information.  If such motion has been denied, then the Securityholders may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided, that (A) the Securityholders shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) the Securityholders shall not, and shall not permit any of their respective Representatives to, oppose any motion for confidentiality brought by the Parent in any such instance.  The Securityholders will continue to be bound by their respective obligations pursuant to this Section 6.22 for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.

6.23 Cash Bonus Plan.  The Board of Directors of the Parent shall approve and adopt the Cash Bonus Plan, in the amount of $50,000,000, relating to the performance of the Company’s management subsequent to the Closing Date, substantially in the form attached hereto as Exhibit E (the “Cash Bonus Plan”), and shall recommend to the stockholders of the Parent that the Cash Bonus Plan be approved and adopted.

6.24 Stock Incentive Plan.  The Board of Directors of the Parent shall approve and adopt the Stock Incentive Plan, substantially in the form attached hereto as Exhibit F (the “Stock Incentive Plan”), and shall recommend to the stockholders of the Parent that the Stock Incentive Plan be approved and adopted.

6.25 Tax-Free Qualification.  Each party to this Agreement shall use its reasonable best efforts not to take any action (including any action otherwise permitted by this Agreement but excluding any action required by this Agreement) that would prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

6.26 Tax Representation Letters and Tax Opinions.  The Company shall use its reasonable best efforts to deliver to Hogan & Hartson LLP and Akerman Senterfitt a “Tax Representation Letter" ,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and the Parent shall use its reasonable best efforts to deliver to Hogan & Hartson LLP and Akerman Senterfitt a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Parent, containing representations of Parent, in each case as shall be reasonably necessary or appropriate to enable Hogan & Hartson LLP to render the opinion described in Section 8.8 of this Agreement and Akerman Senterfitt to render the opinion described in Section 7.14 of this Agreement.  The Company shall use its reasonable best efforts to cause Hogan & Hartson LLP or other counsel reasonably acceptable to the Company to render the opinion described in Section 8.8 of this Agreement.  The Parent shall use its reasonable best efforts to cause Akerman Senterfitt or other counsel reasonably acceptable to Parent to render the opinion described in Section 7.14 of this Agreement.

6.27 FIRPTA Affidavit.  The Company or each Securityholder, as applicable, shall deliver to the Parent on the Closing Date, in a form satisfactory to the Parent, either (a) a statement by the Company certifying that the Company is not, and has not been during the time period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation as defined in Section 897(c)(2) of the Code or (b) a certification of non-foreign status from each Securityholder, which certification meets the requirements of Treasury Regulation Section 1.1445-2(b)(2); provided, that, if the Parent has not received the documents set forth in either clause (a) or (b) of this Section 6.27, the Parent will be entitled to withhold the amount required by Section 1445(a) of the Code in lieu of such documents.

6.28 Parent Stock Purchase Commitment.  On or prior to the Closing Date, SBBC shall, in accordance with its SBBC Rule 10b5–1 Plan in effect on the date hereof, purchase up to $10,000,000 of Parent Common Stock in the open market.  SBBC shall have initiated purchases of Parent Common Stock in the open market under the SBBC Rule 10b5-1 Plan by the dates (i) required under the Letter Agreement, dated November 7, 2007, by and among UBS Securities, LLC, Ladenburg Thalmann & Co. Inc., Merrill Lynch & Co., Inc., SBBC and the Parent and (ii) disclosed in the final prospectus filed by Parent on November 7, 2007 under Rule 424(b)(4) of the Securities Act, and SBBC shall use commercially reasonable efforts to effect all purchases under the SBBC Rule 10b5-1 Plan in accordance with the restrictions contained in Rule 10b-18 of the Exchange Act.

6.29 SEC Reports; Financial Statements.  Each set of financial statements (including, in each case, any notes related thereto) contained in the reports filed by the Parent with the SEC during the period from the date of this Agreement to the earlier of (a) the Closing Date and (b) the termination of this Agreement in accordance with Article IX shall comply in all respects with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in each case as described in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each such financial statement shall fairly present in all material respects, the financial position of the Parent at the dates thereof and the results of its operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements shall be subject to normal year end audit adjustments and lack related notes and other presentation items.

6.30 Merger of WF Holdings with and into the Company.  The Company shall cause WF Holdings to merge with and into the Company prior to the First Merger in accordance with the terms set forth on Schedule 6.30.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT AND THE MERGER SUBS

The obligations of the Parent and the Merger Subs under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Parent and Merger Subs:

7.1 Representations and Warranties Accurate.  The representations and warranties of the Company set forth in Article IV of this Agreement (other than the representations and warranties contained in Section 4.12(1) which shall not be a condition precedent to the obligations of Parent and the Merger Subs hereunder) as well as the representations and warranties of the Securityholders set forth in Article III of this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), with only such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

7.2 Performance.  The Company and the Securityholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

7.3 Officer’s Certificate.  The Company shall have delivered to the Parent a certificate, signed by an executive officer of the Company dated as of the Closing Date, certifying the matters set forth in Sections 7.1 and Sections 7.2.

7.4 HSR Act; Legal Prohibition

(a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.

(b) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

7.5 Required Consents.  All consents, authorizations and approvals, of the Persons set forth in Schedule 4.6 of this Agreement shall have been obtained.

7.6 Secretary’s Certificate.  The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (a) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (b) the copies of the Company’s certificate of incorporation and by-laws, each as in effect from the date of this Agreement until the Closing Date.

7.7 Escrow Agreement.  The Securityholders’ Representative shall have executed and delivered the Escrow Agreement.

7.8 Company Material Adverse Effect.  There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would have a Company Material Adverse Effect.

7.9 General Releases.  The General Releases shall be in full force and effect.

7.10 Employment Matters.  An employment agreement between the Parent and Greg C. Mosher (the “New Employment Agreement”) dated the date hereof shall be in full force and effect.

7.11 Stockholder Approval.  Parent Stockholder Approval shall have been duly obtained.

7.12 Parent Common Stock Conversion.  Holders of thirty percent (30%) or more of Parent Common Stock issued in the Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s charter documents.

7.13 Completion of Pending Acquisitions.  The Target 1 Acquisition and the Target 2 Acquisition shall have been completed substantially on the terms contained in the Target 1 Asset Purchase Agreement and the Target 2 LOI, respectively.

7.14 Opinion of Counsel.  The Parent shall have received from Akerman Senterfitt, or other counsel reasonably acceptable to the Parent, a written opinion dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Mergers will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to the Parent shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 6.26.

7.15 Company Stockholder Approval.  This Agreement and the transactions contemplated hereby shall have been duly approved by the Required Company Vote.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Securityholders’ Representative:

8.1 Representations and Warranties Accurate.  The representations and warranties of the Parent set forth in Article V of this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), with only such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

8.2 Performance.  The Parent and Merger Subs shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

8.3 Officer Certificate.  The Parent shall have delivered to the Company a certificate, signed by an executive officer of the Parent, dated as of the Closing Date, certifying the matters set forth in Sections 8.1 and Sections 8.2.

8.4 HSR Act; Legal Prohibition

(a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.

(b) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

8.5 Required Consents.  All consents, authorizations and approvals, of the Persons set forth in Schedule 8.5 of this Agreement shall have been obtained.

8.6 Escrow Agreement.  The Parent shall have executed and delivered the Escrow Agreement.

8.7 Parent Material Adverse Effect.  There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would have a Parent Material Adverse Effect.

8.8 Opinion of Counsel.  The Company shall have received from Hogan & Hartson LLP, counsel to the Company, or other counsel reasonably acceptable to the Company, a written opinion dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 6.26 of this Agreement.

8.9 Stockholder Approval.  Parent Stockholder Approval shall have been duly obtained.

8.10 Parent Common Stock Conversion.  Holders of thirty percent (30%) or more of the shares of Parent’s Common Stock issued in the Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s charter documents.

8.11 Parent Board of Directors and Officers.  The Board of Directors of the Parent shall consist of seven (7) seats, divided into three classes. two of the existing independent directors of the Parent shall have resigned and Greg C. Mosher and the Securityholders’ Representative Director Designees shall have been appointed to the Board of Directors of the Parent.  The Class A directors (whose term shall expire at the Parent 2009 annual meeting) shall be Mr. Mosher and an existing independent director.  The class B directors (whose term shall expire at the Parent 2010 annual meeting) shall be an existing independent director and a Securityholders’ Representation Director Designee.  The class C directors (whose term shall expire at the Parent 2011 annual meeting) shall be two existing non-independent directors and a Securityholders’ Representative Director Designee.  Each of the Parent’s officers shall have executed and delivered a letter of resignation effective as of the Merger I Effective Time and the officers of the Company prior to the Merger I Effective Time shall have been appointed officers of the Parent concurrently with the Closing.

8.12 Parent Stock Purchase Commitment.  SBBC shall have, in accordance with the SBBC Rule 10b5–1 Plan, purchased up to $10,000,000 of Parent Common Stock in the open market.

8.13 Registration Rights Agreement.  A Registration Rights Agreement in the form of Exhibit G hereto shall have been entered into for the benefit of the Securityholders providing for the registration under the Securities Act of the shares of Parent Common Stock issued hereunder.

8.14 Trust Fund.  The Parent shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 5.18, dispersed to the Parent immediately upon the Closing and in accordance with Section 6.20.

8.15 Parent Restated Charter.  The Parent Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect.

ARTICLE IX

TERMINATION

9.1 Termination.  This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of the Parent and the Company; or

(b) by the Parent or the Company if the Closing Date shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; provided, further, the parties may mutually agree to extend the period before termination if the Closing Date shall not have occurred due to regulatory or antitrust issues; or

(c) Subject to Section 6.4 by the Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued an order or injunction or taken any other action (which order, injunction or action the parties shall use their use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable; or

(d) by the Company, upon written notice to the Parent, upon a material breach of any representation, warranty or covenant of the Parent or any Merger Sub contained in this Agreement such that the conditions set forth in Section 8.1 and Section 8.2 are not capable of being satisfied; provided, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company to the Parent; or

(e) by the Parent, upon a material breach of any representation, warranty or covenant of the Company or the Securityholders contained in this Agreement such that the conditions set forth in Section 7.1 and Section 7.2 are not capable of being satisfied; provided, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Parent to the Company or the Securityholders’ Representative or the Company; or

(f) by the Company if (i) the Parent Stockholder Approval is not obtained at the Parent Stockholder Meeting (or any adjournment thereof); (ii) prior to the Parent Stockholder Meeting, the Board of Directors of the Parent shall have failed to recommend or shall have made a Change in Recommendation, whether or not permitted by Section 6.11 hereof; or (iii) the holders of thirty percent (30%) or more of the IPO Shares outstanding vote against the Mergers and exercise their conversion rights as set forth in the Parent’s Amended and Restated Certificate of Incorporation; or

(g) by the Company, prior to receipt of the Company Stockholder Approval, in accordance with Section 6.11(b).

9.2 Survival After Termination

.  If this Agreement is terminated by the parties in accordance with Section 9.1 hereof, this Agreement shall become void and of no further force and effect and none of the parties hereto shall have any liability in respect of such termination of this Agreement; provided, however, that the provisions of Section 6.3 (Confidential Information), this Section 9.2, Section 9.3 (Reimbursement of Expenses), and Article XI (Miscellaneous) shall survive the termination of this Agreement; and provided, further, that, nothing herein shall relieve any party from any liability for any material breach of the provisions of this Agreement prior to the termination of this Agreement; provided, however, that, in the case of a material breach of the provisions of this Agreement that results in the termination of this Agreement pursuant to Section 9.1(d) or Section 9.1(e), as applicable, and that is neither willful nor intentional, the non-breaching party or parties shall be entitled to their damages not to exceed $3,000,000; provided, further, that in the event that such breach is willful or intentional, the non-breaching party or parties shall be entitled to their damages not to exceed $6,000,000.

9.3 Reimbursement of Expenses.  In the event that the Company shall have terminated this Agreement pursuant to Section 9.1(f) then, in any such event, the Parent shall reimburse the Company for its Company Expenses up to a maximum amount of $2,000,000

(“Company Expense Cap”) and such Company Expenses shall be paid promptly upon the consummation of a subsequent Acquisition Transaction by the Parent, or if the Parent does not consummate a subsequent Acquisition Transaction, then upon liquidation of the Trust in accordance with Section 1(i) of the Trust Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival.  Each of the representations and warranties of the Securityholders contained in Article III (the “Securityholder Representations”), of the Company contained in Article IV (the “Company Representations”) and the Parent and the Merger Subs contained in Article V shall survive for a period of fifteen (15) months from the date hereof (the “Escrow Period”); provided, that the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Binding Obligations), Section 3.5 (Company Capital Stock), Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization of the Company), and Section 4.4 (Binding Obligations) (collectively, the “Specified Representations”) shall survive the Closing Date indefinitely and the Securityholders’ obligations with respect to Liability Taxes (defined below) shall survive until the sixth anniversary of the Closing Date.  Each of the covenants and agreements of the parties set forth in this Agreement shall survive until the end of the Escrow Period; provided that the covenants and agreements contained herein requiring performance after the Closing Date shall survive in accordance with their terms; provided, further, that no Securityholder shall have any obligation or liability with respect to covenants and agreements of the Securityholders requiring performance after the Closing Date or representation or warranties made by the Securityholders except with respect to those covenants and agreements and representations and warranties made by such Securityholder and such liability shall be several and not joint and several.  If any Claims Notice (as defined below) is given in accordance with the terms of Section 10.4 within the applicable survival period provided above (as applicable, the “Cut-Off Date”), the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.

10.2 Indemnification by the Securityholders; Indemnification by the Parent

(a) Subject to the other limitations set forth in this Article X, from and after the Closing Date, each Securityholder hereby agrees, severally (and not jointly or jointly and severally) to indemnify and hold harmless the Parent, its Affiliates and their respective officers, directors, employees, shareholders, partners, and members (each, a “Parent Indemnitee”) from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims, suits, actions and damages (collectively, “Losses”) arising from, or in connection with, any (i) breach of any of the Securityholder Representations made by such Securityholder, (ii) breach of any covenant or agreement made hereunder by the Securityholders (a “Securityholder Covenant”), (iii) breach of any covenant or agreement made hereunder by the Company (solely with respect to covenants and agreements to be made or performed by the Company prior to the Closing) (the “Company Covenants”), (iv) breach of any of the Company Representations, and (v) Taxes which are, to the actual knowledge of the individuals set forth on Schedule 10.2, due and payable as of the Closing Date and which (1) have not been paid by the Company (or on its behalf) or accrued for by the Company in its financial statements, (2) are not being contested in good faith or, if being contested in good faith, are not disclosed on the Schedules as being, or (3) are not disclosed by the Company either in the Schedules of the Company delivered hereunder or in any other written statement provided by the Company to the Parent (any such Taxes meeting such qualifications being herein referred to as “Liability Taxes”).

(b) Subject to the other limitations set forth in this Article X, the Parent hereby agrees to indemnify and hold harmless the Securityholders, each of such Securityholder’s respective Affiliates, officers, directors, employees, shareholders, partners and members, and prior to the Closing, the Company and any Company Subsidiary and their respective officers, directors and employees (each, a “Securityholder Indemnitee” and together with the Parent Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) the breach of any representation or warranty of the Parent or the Merger Subs in this Agreement and (ii) the breach of any covenant or agreement made by the Parent or the Merger Subs in this Agreement.

10.3 Limitations on Indemnification

(a) Notwithstanding anything in this Agreement to the contrary, in no event shall (i) the cumulative indemnification obligations of the Securityholders under Section 10.2(a), on the one hand, or the Parent under Section 10.2(b), on the other hand, in the aggregate exceed an amount equal to the Escrow Amount (the “Total Cap”); provided, however, that the limitation contemplated by this Section 10.3(a) will not be applicable to (1) breaches of the Specified Representations, (2) breaches of the covenants set forth in Section 6.1(b)(iv), Section 6.1(b)(xii), Section 6.1(b)(xiii), Section 6.1(b)(xiv) and Section 6.22 (Restrictive Covenants) and (3) any Liability Taxes (clauses (1), (2) and (3), collectively the “Unrestricted Claims ”) and (ii) the aggregate amount of Losses paid by any Securityholder pursuant to Section 10.2(a) exceed the amount of merger consideration actually received by such Securityholder pursuant to Article II of this Agreement with respect to its Company Capital Stock.

(b) Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Securityholder Indemnitees or the Parent Indemnitees, respectively, under Article X for breaches of representations and warranties  unless (i) any individual Loss or group or series of related Losses exceed $50,000 (such Loss or group or series of related Losses that does not exceed $50,000, the “DeMinimis Losses”), and (ii) the aggregate amount of Losses that would otherwise be payable under Section 10.2(a) and Section 10.2(b), respectively (which shall not include for such purposes DeMinimis Losses), exceed an amount equal to $3,000,000 (the “Basket Amount”), whereupon the Securityholder Indemnitee or the Parent Indemnitee, as the case may be, shall be entitled to receive only amounts for Losses in excess of the Basket Amount up to the Total Cap, except as set forth in Section 10.3(a).

(c) The cumulative indemnification obligations of the Securityholders under Section 10.2(a) (other than as set forth in Section 10.3(a)) shall be recoverable solely from the Escrow Amount.  The Parent agrees and acknowledges on behalf of itself and the Parent Indemnitees, that, except as set forth in Section 10.3(a), a Parent Indemnitee may only assert any claim for indemnification under Article X against the then available Escrow Amount in accordance with the terms of the Escrow Agreement.  The Parent agrees and acknowledges on behalf of itself and the Parent Indemnitees, that: (i) a Parent Indemnitee must first assert any claim for indemnification under Article X against the then available Escrow Amount in accordance with the terms of the Escrow Agreement and (ii) if the amount recoverable by a Parent Indemnitee in respect of a breach of a Securityholder Representation, Securityholder Covenant, Company Representation or Company Covenant, in each case with respect to any Unrestricted Claim, exceeds the amount of the then available Escrow Amount or if the Escrow Agreement has terminated pursuant to its terms, then (A) a Parent Indemnitee shall assert such claim solely against that Securityholder who is in breach of the Unrestricted Claim, and no other Securityholder shall have any liability with respect to such Unrestricted Claim, and (B) in the case of an Unrestricted Claim that is a Company Representation or a Company Covenant, against the Securityholders on a several basis (and not on a joint or joint and several basis), for each such Securityholders’ Escrow Pro Rata Percentage of the amount of Losses not recovered by such Parent Indemnitee from the then available Escrow Amount.

(d) Notwithstanding anything to the contrary contained herein, the limitations on the indemnification obligations of the parties hereto shall not apply to claims based on fraud or intentional breaches of any representation, warranty, covenant or obligation.  Under no circumstances shall any Indemnitee be entitled to be indemnified for special, consequential or punitive damages, including multiple of earnings or profits theory, business interruptions, or loss of business opportunity or reputation damages.  The party seeking indemnification under this Article X shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder.

(e) No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing, and (ii) for any Losses for which a Claims Notice was not duly delivered prior to the applicable Cut-Off Date.

(f) Notwithstanding anything to the contrary contained herein, the representations and warranties of the Company and the Securityholders contained herein shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, the Parent or its Affiliates, employees, or representatives concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto

10.4 Indemnification Claim Process

(a) All claims for indemnification by either a Securityholder Indemnitee or a Parent Indemnitee under this Article X shall be asserted and resolved in accordance with Sections 10.4 and Sections 10.5.

(b) If a Parent Indemnitee intends to seek indemnification pursuant to this Article X, the Parent Indemnitee shall promptly notify the Securityholders’ Representative in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”); provided, that, subject to Section 10.3(e), the failure of the Parent Indemnitee to promptly notify the Securityholders’ Representative shall not relieve the Securityholders from liability for such claims except and only to the extent that the Securityholders were actually prejudiced by such delay.

(c) If a Securityholder Indemnitee intends to seek indemnification pursuant to this Article X, the Securityholder Indemnitee shall promptly deliver a Claims Notice to the Parent; provided, that, subject to Section 10.3(e), the failure of a Securityholder Indemnitee to promptly notify the Parent shall not relieve the Parent from liability for such claims except and only to the extent that the Securityholders were actually prejudiced by such delay.

(d) An Indemnitor shall have twenty-five (25) calendar days or such shorter period as shall be required in order to respond to any Third Party Claim from the date on which such Indemnitor received a Claims Notice with respect to a Third Party (the “Response Period”) to notify the Indemnitee in writing that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice.

(i) In the event that the Indemnitor (A) notifies the Indemnitee in writing of the Indemnitor’s intention to assume such defense and (B) provides the Indemnitee with an Acknowledgement of Liability Certificate, (1) the Indemnitor shall control the investigation, defense and settlement thereof, and (2) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money for which the Indemnitor is fully liable, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release; provided, that the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in (but not control), the defense of such Third Party Claim.

(ii) In the event that (A) the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s intention to assume such defense and (B) the Indemnitor does not provide the Indemnitee with an Acknowledgement of Liability Certificate, (1) then the Indemnitor shall control the investigation, defense and settlement thereof and (2) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money for which the Indemnitor is fully liable, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release; provided, however, that the Indemnitee may retain separate co-counsel at its sole cost and expense and shall have joint control over the investigation, defense and settlement of such Third Party Claim; provided, further, that the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, if the Indemnitor is determined to be liable pursuant to the terms hereof for such Third Party Claim, then the Indemnitor shall reimburse the Indemnitee for reasonable costs and expenses of such separate co-counsel.

(iii) In the event that the Indemnitor does not notify the Indemnitee in writing of the Indemnitor’s intention to assume such defense, Indemnitee shall control the investigation, defense and settlement thereof, and the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed) with respect to any such Third Party Claim for which the Indemnitor has provided to the Indemnitee an Acknowledgement of Liability Certificate; provided, that, if the Indemnitor does not provide the Indemnitee with an Acknowledgement of Liability Certificate, the Indemnitee may enter into any settlement of, or consent to judgment with respect to any such Third Party Claim without waiving or otherwise adversely affecting any rights hereunder.

Notwithstanding anything to the contrary contained herein, the parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.

(e) Subject to the provisions of Section 10.4(d)(i) and Section 10.4(d)(ii), if the Indemnitor does not assume the defense of such Third Party Claim within the Response Period, the Indemnitee will be entitled to assume such defense, at its sole cost and expense upon delivery of notice to such effect to the Indemnitor at any time after such Response Period.

(f) The Parent Indemnitee shall, and shall cause the Company and each Company Subsidiary to, provide reasonable cooperation with the Securityholders’ Representative in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Parent Indemnitee is seeking indemnification pursuant to this Article X that the Securityholders’ Representative has elected to control, including, but not limited to, by providing the Securityholders’ Representative with reasonable access to books, records, employees and officers (including as witnesses) of the Company and each Company Subsidiary.

10.5 Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall also (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) the date such item was paid or accrued; provided, that, subject to Section 10.3(e), the failure of the Indemnitee to promptly notify Indemnitor shall not relieve the Indemnitor from liability for such claims except and only to the extent that the Indemnitor was actually prejudiced by such delay.  The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

10.6 Exclusive Remedy.  Notwithstanding anything to the contrary herein, except in the case of fraud or intentional breaches, the indemnification provisions of Article X shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or with respect to the transactions contemplated hereby and the Parties hereby waive and release any right or remedy, including indemnification, cost recovery and contribution, available under common law, Environmental Law or any other Law with regard to such claims and with respect to the Owned Real Property and the Leased Real Property.

10.7 Tax; Insurance; Other Indemnification.  The amount of any Losses suffered by an Indemnitee shall be reduced by any tax benefit to the extent utilized, any insurance, or any other payments actually received pursuant to any other existing indemnification arrangements.  From and after the Closing Date, the Parent shall pursue any and all other commercially reasonable remedies to collect any indemnification or other amounts pursuant to any other existing indemnification arrangements covering the Loss that is the subject of the claim for indemnification hereunder to the extent that the Parent determines in good faith that indemnification is available under any other indemnification arrangements.  If any such proceeds, benefits or recoveries are actually received by the Parent with respect to any Losses after the Parent has received indemnification proceeds hereunder, the Parent shall promptly, but, in any event, no later than ten (10) Business Days after the receipt or recovery of such proceeds or recoveries, pay to the applicable Securityholders, in accordance with such percentage as the Securityholders’ Representative shall direct, an amount equal to the lesser of the (x) amount of such recovery proceeds or benefits actually received in respect of such claim and (y) the amount of indemnification Losses the Parent received from the Securityholders in respect of such claim.

10.8 Tax Treatment of Indemnity Payments.  It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses.  Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that (a) any transaction bonus, discretionary bonus, “stay-put” or other compensatory payments to be made to any current or former employee, board member or other service provider of the Company or any Company Subsidiary as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Company or any Company Subsidiary (other than any payments due as a result of any, direct or indirect, action taken by the Parent or any of its Affiliates from and after the Closing) shall be paid by the Company prior to the Mergers, (b) (i) filing fees incurred in connection with SEC filings relating to the Merger and the transactions contemplated by this Agreement, (ii) printing and mailing costs related thereto, and (iii) filing fees incurred in connection with Federal Trade Commission and the Department of

Justice filings relating to the HSR Act, shall be paid solely by the Parent, and (c) the Company will reimburse the Securityholders’ Representative its reasonable attorneys’ fees incurred in connection with the negotiation and preparation of this Agreement and the other ancillary documents, exhibits and schedules contemplated by this Agreement and the representation of the Securityholders’ Representative in the transactions contemplated hereunder.

11.2 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.3 Entire Agreement.  This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

11.4 Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

11.5 Notices.  Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by telecopier with receipt confirmed, or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Company:

WF Capital Holdings, Inc.
276 Park Avenue South
3rd Floor
New York, NY  10010
Attention:  Greg Mosher
Telecopier: (212) 618-1886

With a copy to:

Hogan & Hartson LLP
875 Third Avenue
New York, NY  10022
Attention:  Claud v.S. Eley

Telecopier: (212) 918-3100

If to the Securityholders’ Representative:

Perseus, LLC
1325 Avenue of the Americas
25th Floor
New York, NY  10019
Attention:  Ray E. Newton, III

Telecopier: (212) 651-6399

With a copy to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, Suite 4400
Houston, TX 77002
Attention:  Michael E. Dillard, P.C.
Telecopier:  (713) 236-0822

If to the Parent or, after the Closing, to the Company:

Enterprise Acquisition Corp.
6800 Broken Sound Parkway, Suite 200
Boca Raton, Florida 33487
Attention:  Daniel C. Staton
Telecopier:  (561) 988-4500

With a copy to:

Akerman Senterfitt
One SE Third Avenue, 25th Floor
Miami, Florida 33131
Attention:  Bradley D. Houser, Esq.
Martin G. Burkett, Esq.
Telecopier:  (305) 374-5095

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.5.

11.6 Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Schedules delivered by the Company or the Securityholders or in any of the Exhibits attached hereto, under any specific representation, warranty, covenant or Schedule heading number, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face.  The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Securityholders, or the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise.

(b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

11.7 Waiver.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.8 Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion.  Any purported assignment without such prior written consents shall be void.

11.9 No Third Party Beneficiary.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the current and former officers, directors and employees of the Company as set forth in Section 6.13 and the Parent Indemnitees and Securityholder Indemnitees as set forth in Article X.

11.10 Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

11.11 Release.  Except in the case of fraud or intentional acts, the Parent agrees (and, from and after the Closing, shall cause the Company and the Company Subsidiaries to agree) that none of the current or former officers and directors of any Securityholder (other than any Securityholder that is an individual), the Company or the Company Subsidiaries (in their capacity as such) as of or prior to the Closing Date shall have any liability or responsibility to the Parent or the Company or any Company Subsidiary for (and the Parent hereby unconditionally releases (and from and after the Closing shall cause the Company and the Company Subsidiaries to release unconditionally) such officers and directors from) any obligations or liability relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Securityholders, the Company and the Company Subsidiaries, except with respect to the Securityholders (in their capacity as such and not in any other capacity), as specifically provided in this Agreement.

11.12 Governing Law and Jurisdiction.  This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

11.13 Consent to Jurisdiction and Service of Process.  Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the City of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the jurisdiction of any such court in any such Proceeding.

11.14 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.15 Conveyance Taxes.  All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement shall be borne by the Parent, and the Securityholders and the Parent agree to jointly file all required change of ownership and similar statements.

11.16 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.17 Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ENTERPRISE ACQUISITION CORP.

By:   /s/ Daniel C. Staton
Name: Daniel C. Staton
Title:   Chief Executive Officer

STATON BELL BLANK CHECK LLC

By:   /s/ Daniel C. Staton
Name: Daniel C. Staton
Title:   Managing Member

WF CAPITAL HOLDINGS, INC.

By:   /s/ Greg C. Mosher
Name: Greg C. Mosher
Title:   Chief Executive Officer

GREG C. MOSHER

By:   /s/ Greg C. Mosher
Name: Greg C. Mosher

PERSEUS ACQUISITION/RECAPITALIZATION FUND, L.L.C.

By:   Perseus Acquisition/Recapitalization Management, L.L.C., its managing member

By:   /s/ Ray E. Newton, III
Name: Ray E. Newton, III
Title: Executive Vice President and Senior
Managing Director

PERSEUS MARKET OPPORTUNITY FUND, L.P.

By:   Perseus Market Opportunity Partners, L.P., its general partner

By:   /s/ Ray E. Newton, III
Name: Ray E. Newton, III
Title: Executive Vice President and Senior
Managing Director

PERSEUS 2000 EXPANSION, L.L.C.

By:   Perseus 2000 Expansion Management, L.L.C., its managing member

By:   /s/ Ray E. Newton, III
Name: Ray E. Newton, III
Title: Executive Vice President and Senior
Managing Director

WF HOLDINGS CO-INVESTMENT, L.P.

By:   WF Holdings Co-Investment Management, LLC, its general partner

By:   /s/ Ray E. Newton, III
Name: Ray E. Newton, III
Title: Executive Vice President and Senior
Managing Director

PERSEUS PARTNERS VII, L.P.

By:  Perseus Partners VII GP, L.P., its general partner

By:   /s/ Ray E. Newton, III
Name: Ray E. Newton, III
Title: Executive Vice President and Senior
Managing Director

PERSEUS, L.L.C.. solely in its capacity as Securityholders’ Representative

By:   /s/ Ray E. Newton, III
Name: Ray E. Newton, III
Title: Executive Vice President and Senior
Managing Director

EAC I LLC

By:   Enterprise Acquisition Corp., its Sole

        Member

        By:  /s/ Daniel C. Staton

        Name:  Daniel C. Staton

        Title:  Chief Executive Officer

EAC II CORP.

By:   EAC I, LLC, Its Sole Stockholder

By:  Enterprise Acquisition Corp., its Sole Member

By: /s/ Daniel C. Staton

Name:  Daniel C. Staton

Title: Chief Executive Officer

[Signature Page to Merger Agreement]

EXECUTION COPY

EXHIBIT A

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENTERPRISE ACQUISITION CORP.
Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

ENTERPRISE ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Enterprise Acquisition Corp.”

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 6, 2007.  The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2007.

3. This Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate”) restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

4. This Certificate was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”) and has been approved by the holders of a majority of the issued and outstanding shares of the Corporation in accordance with Section 228 of the DGCL.

5. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

ARTICLE ONE

The name of the corporation is Workflow Corporation (hereinafter sometimes referred to as the “Corporation”).

ARTICLE TWO

The registered office of the Corporation is located at the Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at that address is the Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 155,000,000 of which 150,000,000 shares shall be Common Stock of the par value of $.0001 per share (the “Common Stock”) and 5,000,000 shares shall be Preferred Stock of the par value of $.0001 per share (the “Preferred Stock”).

A. Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors (the “Board”) of the Corporation is hereby expressly granted authority to provide, from time to time, for the issuance of shares of the Preferred Stock, in one or more series, and, in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix for each such series such powers (including voting powers, full or limited, or no voting powers), and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series, all to the full extent now or hereafter permitted by the DGCL.  Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolution or resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior, rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

B. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section A. of Article FOUR hereof.

C. Common Stock.  Except as otherwise required by law or as otherwise provided for or fixed pursuant to the provisions of Section A. of Article FOUR hereof, the holders of the Common Stock shall exclusively possess all voting power of the Corporation and each outstanding share of Common Stock shall entitle the holder thereof to one vote (and not more than one vote) on each matter submitted to a vote at a meeting of holders of the Common Stock; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms, number of shares, powers, designations, preferences, or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations, or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate, as amended from time to time (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

ARTICLE FIVE

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation (the “Bylaws”) so provide.

B. Subject to any additional vote required by this Certificate, the Board is expressly authorized, without the consent or vote of the stockholders, to make, adopt, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws.

C. Except as otherwise provided for or fixed pursuant to the provisions of Section A. of Article FOUR hereof relating to the rights of the holders of any one or more series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not more than 11, with the then-authorized number of directors being fixed from time to time by the Board.  The Board, other than those directors elected by the holders of any one or more series of Preferred Stock as provided for or fixed pursuant to the provisions of Section A. of Article FOUR hereof, shall be divided into three classes: Class A, Class B and Class C, with the term of office of one class expiring each year.  The number of directors in each class shall be as nearly equal as possible.  The directors in Class A shall be initially elected for a term expiring at the annual meeting of stockholders held in 2009, the directors in Class B shall be initially elected for a term expiring at the annual meeting of stockholders held in 2010 and the directors in Class C shall be initially elected for a term expiring at the annual meeting of stockholders held in 2011.  Directors in each class shall hold office until the annual meeting for the year in which their term expires and until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, or removal from office.  Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected in accordance with this Section C. of this Article FIVE for a term of office to expire at the third succeeding annual meeting of stockholders after their election.  In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of such director’s current term or his or her prior death, resignation, retirement, or removal from office, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so that the number of directors in each class is as nearly equal as possible.  To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, though less than a quorum.  No decrease in the number of directors constituting the whole Board shall shorten the term of an incumbent director.  Except as the DGCL may otherwise require and as otherwise provided for or fixed pursuant to the provisions of Section A. of Article FOUR hereof relating to the rights of the holders of any one or more series of Preferred Stock to elect additional directors and fill vacancies with respect to such additional directorships, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, resignation, retirement, or removal from office or other cause, including vacancies resulting from the removal of directors for cause, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum (as defined in the Bylaws), or by the sole remaining director.  Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.  Except as otherwise provided for or fixed pursuant to the provisions of Section A. of Article FOUR hereof relating to the rights of the holders of any one or more series of Preferred Stock to elect additional directors and remove such directors, any director, or the entire Board, may be removed from office at any time, but only for cause.

ARTICLE SIX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this Article SIX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

ARTICLE SEVEN

A. Indemnification.  (1) Subject to Section C of this Article SEVEN, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the

Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(3) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any threatened, pending, or completed Proceeding referred to in Section 145(a) or (b) of the General Corporation Law of the State of Delaware, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(4) The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

B. Advancement of Expenses. (1) Subject to Section C of this Article SEVEN, with respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article SEVEN or otherwise.

(2) With respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation may, in its discretion and upon such terms and conditions, if any, as the Corporation deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

C. Actions Initiated Against The Corporation. Anything in Section A(1) or Section B(1) of this Article SEVEN to the contrary notwithstanding, except as provided in

Section E(2) of this Article SEVEN, with respect to a Proceeding initiated against the Corporation by a person who is or was a director or officer of the Corporation (whether initiated by such person in or by reason of such capacity or in or by reason of any other capacity, including as a director, officer, employee, or agent of Another Enterprise), the Corporation shall not be required to indemnify or to advance expenses (including attorneys’ fees) to such person in connection with prosecuting such Proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof) unless such Proceeding was authorized by the Board.

D. Contract Rights. The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article SEVEN (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation.  Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article SEVEN (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

E. Claims. (1) If (X) a claim under Section A(1) of this Article SEVEN with respect to any right to indemnification is not paid in full by the Corporation (following the final disposition of any Proceeding) within sixty days after a written demand has been received by the Corporation or (Y) a claim under Section B(1) of this Article SEVEN with respect to any right to the advancement of expenses is not paid in full by the Corporation within twenty days after a written demand has been received by the Corporation, then the person seeking to enforce a right to indemnification or to an advancement of expenses, as the case may be, may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.

(2) If successful in whole or in part in any suit brought pursuant to Section E(1) of this Article SEVEN, or in a suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Corporation the reasonable expenses (including attorneys’ fees) of prosecuting or defending such suit.

 (3) In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law.  With respect to any suit brought by a person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the Corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit.

(4) In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article SEVEN or otherwise.

F. Determination of Entitlement to Indemnification. Any indemnification required or permitted under this Article SEVEN (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met all applicable standards of conduct set forth in this Article SEVEN and Section 145 of the General Corporation Law of the State of Delaware.  Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders.  Such determination shall be made, with respect to any person who is not a director or officer of the Corporation at the time of such determination, in the manner determined by the Board (including in such manner as may be set forth in any general or specific action of the Board applicable to indemnification claims by such person) or in the manner set forth in any agreement to which such person and the Corporation are parties.

G. Non-Exclusive Rights. The indemnification and advancement of expenses provided in this Article SEVEN shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

H. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVEN or otherwise.

I. Severability. If any provision or provisions of this Article SEVEN shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (1) the validity, legality, and enforceability of the remaining provisions of this Article SEVEN (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article SEVEN (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

J. Miscellaneous. For purposes of this Article SEVEN:  (a) references to serving at the request of the Corporation as a director or officer of Another Enterprise shall include any service as a director or officer of the Corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan; (b) references to serving at the request of the Corporation as a employee or agent of Another Enterprise shall include any service as an employee or agent of the Corporation that imposes duties on, or involves services by, such employee or agent with respect to an employee benefit plan; (c) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation; and (d) references to a director of Another Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, general partner of any partnership (general or limited) and manager or managing member of any limited liability company.

ARTICLE EIGHT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Articles SIX and SEVEN, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article EIGHT.

ARTICLE NINE

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Daniel C. Staton, its Chief Executive Officer, as of the _____ day of [______], 200__.

Daniel C. Staton, Chief Executive Officer

EXECUTION COPY

EXHIBIT B

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of _________, 2008, by and among Enterprise Acquisition Corp., a Delaware corporation (“Parent”), Perseus, L.L.C., a Delaware limited liability company (the “Securityholders’ Representative”) and JPMorgan Chase Bank, N.A., (the “Escrow Agent,” and together with Parent and the Securityholders’ Representative, the “Parties”).  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, Parent, the Securityholders’ Representative and certain other entities are parties to an Agreement and Plan of Merger, dated as of August __, 2008 (the “Merger Agreement”), which such Merger Agreement contemplates the establishment of an escrow fund as the recourse for any indemnity claims of the Parent Indemnitees made pursuant to Article X of the Merger Agreement.

WHEREAS, Parent and the Securityholders’ Representative are desirous of having the Escrow Agent serve as the escrow agent for the Escrow Fund, and the Escrow Agent is desirous of serving in such capacity, in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Establishment and Termination of Escrow.  Concurrently with the execution of this Agreement, Parent is delivering and the Securityholders shall be deemed to have delivered, in accordance with the terms and conditions of the Merger Agreement, [_______] shares (the “Escrow Fund” and, as such amount is adjusted as a result of distributions to Parent from time to time pursuant to Section 2.A., the “Adjusted Escrow Fund”) of common stock, par value $.0001 per share, of the Parent (the “Parent Common Stock”), to the Escrow Agent.  The Escrow Agent hereby accepts and agrees to hold said Parent Common Stock in accordance with the terms and conditions set forth hereinafter.  Each Securityholder shall be deemed to have deposited into escrow such Securityholder’s Escrow Pro Rata Percentage of the Escrow Fund and such shares shall be deducted from the shares of Parent Common Stock otherwise deliverable to such Securityholder pursuant to Section 2.7 of the Merger Agreement. The Securityholders shall retain all of their rights as stockholders of the Parent with respect to the shares of Parent Common Stock constituting the Escrow Fund, and shall be entitled to receive dividends on and to vote such shares of Parent Common Stock.  Dividends will be paid directly to the Securityholders.  This Agreement shall automatically terminate upon the release of all shares from the Escrow Fund pursuant to the terms of this Agreement.

2. Release of Shares.  The Parent Common Stock shall be released as follows:

A. Distributions to Parent.  If at any time, and from time to time, Parent advises the Escrow Agent pursuant to a Claims Notice according to Article X of the Merger Agreement, with a copy delivered simultaneously to the Securityholders’ Representative, (a) that Parent is entitled to indemnification pursuant to Article X of the Merger Agreement and (b) the amount of indemnification due (the “Indemnity Amount”), then the Escrow Agent shall, within thirty Business Days after the date of receipt of the written notice from Parent, deliver the number of shares of Parent Common Stock to Parent (or any persons designated in writing by Parent) from the Escrow Fund.  Parent will include in the written notice the number of shares to be disbursed, determined as the quotient of (i) the Indemnity Amount divided by (ii) the Assumed Value, unless the Escrow Agent shall have received, within fifteen Business Days after the date the Escrow Agent received such written notice from Parent, a written objection from the Securityholders’ Representative to such delivery setting forth the amount in dispute with respect to such Claims Notice (the “Disputed Amount”), in which case the Escrow Agent shall deliver that number of shares, as instructed by the Securityholders’ Representative, if any, that, when multiplied by the Assumed Value, equals the amount not in dispute with respect to such Claims Notice (the “Undisputed Amount”) to Parent (or its designee) and shall continue to hold the shares with respect to the Disputed Amount until either (a) receipt of a certificate signed by Parent and the Securityholders’ Representative (1) directing the Escrow Agent to deliver that number of shares to Parent (or its designee) that, when multiplied by the Assumed Value, equals all or a portion of the Disputed Amount and (2) acknowledging that such delivery by the Escrow Agent to Parent (or its designee) shall satisfy and discharge any remaining claims of Parent Indemnitees with respect to the related Claims Certificate or (b) receipt of a final nonappealable judgment of a court of competent jurisdiction directing the Escrow Agent to deliver to Parent (or its designee) that number of shares that, when multiplied by the Assumed Value, equals all or a portion of the Disputed Amount.

B. Distributions to the Securityholders’ Representative.

(i) Step-down Payment.  On the first anniversary of the Closing Date (the “Step-down Payment Date”), the Escrow Agent shall deliver to each Securityholder such Securityholder’s Escrow Pro Rata Percentage of that number of shares of Parent Common Stock, if any, equal to the quotient of (i) the Step-down Payment Amount divided by (ii) the Assumed Value, upon written instructions from the Securityholders’ Representative which shall set forth such number of shares to be released.  For purposes of this Agreement, the “Step-down Payment Amount” shall mean (a) in the event that the difference between (1) the Adjusted Escrow Fund and (2) the total dollar amount of all unresolved claims of the Parent Indemnitees against the Securityholders as of the Step-Down Payment Date timely submitted pursuant to Article X of the Merger Agreement (such amount, the “Aggregate Unresolved Claims”) is greater than or equal to $7,143,000, $7,143,000, (b) in the event that the difference between (1) the Adjusted Escrow Fund and (2) the Aggregate Unresolved Claims is a positive amount less than $7,143,000, such positive amount and (c) in the event that the difference between (1) the Adjusted Escrow Fund and (2) the Aggregate Unresolved Claims is less than or equal to zero, zero.

(ii) Termination of the Escrow Fund.  On the date that is fifteen (15) months after the Closing Date, the Escrow Fund shall be terminated and any shares of Parent Common Stock remaining in the Escrow Fund shall be delivered to the Securityholders provided that all claims made by Parent pursuant to Article X of the Merger Agreement have been resolved pursuant to the process set forth in Section 2.A, and further provided, that, to the extent that any claims made by Parent pursuant to Article X of the Merger Agreement have not been resolved pursuant to the process set forth in Section 2.A, then only such amount of Parent Common Stock shall be released from the Escrow Fund at such time as is not a Disputed Amount with respect to any outstanding claims of Parent.  Upon resolution of all claims made by

Parent pursuant to Article X of the Merger Agreement, the remaining shares, if any, in the Escrow Fund shall be delivered to the Securityholders.

C. Distributions by the Escrow Agent.  All distributions of Parent Common Stock from the Escrow Fund to the Securityholders or the Parent shall be in accordance with each Securityholders’ Escrow Pro Rata Percentage.

3. Rights, Duties and Responsibilities of Escrow Agent.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.  It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity and it is further agreed by the Parties that the Escrow Agent’s only responsibility is to follow the signed written instructions received from Parent and the Securityholders’ Representative.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement (the “ Underlying Agreement ”) , nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement , any schedule or exhibit attached to the Agreement, or any other agreement among the Parties, the Escrow Agent shall be entitled to rely conclusively on the terms and conditions of this Agreement.  The Parties further agree that:

A. During the term of this Agreement, the Escrow Agent shall vote the Parent Common Stock as directed by the Securityholders’ Representative.

B. The Escrow Agent shall not be responsible for the performance by any party of its respective obligations under the Merger Agreement.

C. The Escrow Agent shall not be liable for any action taken or omitted by it without gross negligence or willful misconduct and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.  The Escrow Agent shall have no duty to solicit any payments which may be due to it, including, without limitation, Escrow Fund or Adjusted Escrow Fund nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited hereunder.

D. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys, and shall be liable for any action taken, suffered or omitted to be taken by such agents or attorneys, to the extent that a final adjudication of a court of competent jurisdiction determines that such agents or attorney’s gross negligence or willful misconduct was the primary cause of any loss to either Party.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.

E. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Parent Common Stock, which, in its sole opinion, are in conflict with either other instructions received by it or any provision of this Agreement, it shall be entitled to hold the Parent Common Stock, in escrow, pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by written confirmation of an agreement between Parent and the Securityholders’ Representative, or by final nonappealable judgment of a court or courts of competent jurisdiction; or the Escrow Agent, at its option, may deposit the Parent Common Stock, into the registry of a United States court of competent jurisdiction in a proceeding to which all parties in interest are joined.  Except in the case of the Escrow Agent’s gross negligence or willful misconduct, Parent and Securityholders’ Representative agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

F. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

4. Amendment; Resignation.  a)  This Agreement may be modified or amended only in writing and with the written consent of all of the Parties.  The Escrow Agent may resign as Escrow Agent at any time upon five (5) days’ written notice to the other parties hereto.  In the case of the Escrow Agent’s resignation, its only duty shall be to hold and dispose of the Parent Common Stock in accordance with the original provisions of this Agreement until a successor escrow agent shall be appointed and written notice of the name and address of such successor escrow agent shall be given to the Escrow Agent by Parent and the Securityholders’ Representative or in accordance with the directions of a final court order or judgment of a court of competent jurisdiction; whereupon the Escrow Agent’s only duty shall be to deliver to the successor escrow agent the shares of Parent Common Stock remaining in the Escrow Fund at such time.  Upon delivery of the shares of the Parent Common Stock, Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 5 and 6 hereunder.  Any successor escrow agent shall be appointed hereunder by the Securityholders’ Representative, subject to the approval of Parent, which approval shall not be unreasonably delayed or withheld.  If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court in the Southern District of New York it deems reasonably appropriate.

B. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

5. Compensation and Expenses.  The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder as per Schedule A, attached hereto. The Escrow Agent shall be reimbursed by Parent for any and all reasonable expenses incurred in connection with this Agreement.  Any expenses to be reimbursed hereunder shall be due and payable upon receipt of an invoice describing the same.

6. Indemnification.  Parent shall indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against, any and all losses, liabilities, claims, penalties, judgments, settlements, actions, suits, preceedings, litigation, investigations, costs, damages and expenses, (including, without limitation, reasonable legal counsel fees and court costs of experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or relating in any way with (a) the Escrow Agent's execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of any indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from Parent and Securityholders’ Representative (except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof) without gross negligence or willful misconduct on the part of the Escrow Agent or any indemnitee. The indemnification provisions herein shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7. Miscellaneous.

A. No Waiver.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

B. Controlling Law.  This Agreement shall be governed by the laws of the State of New York, without application to the principals of conflicts of laws.

C. Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, or the day received by certified mail, return receipt requested or by overnight courier, as evidenced by the signature on any receipt with respect to the foregoing, addressed to the addresses set forth below, unless notice of a change in address was previously given as aforesaid.

If to Parent:

Enterprise Acquisition Corp.

6800 Broken Sound Parkway

Boca Raton, FL 33487

Attn:  Daniel C. Staton

Telecopier: (561) 988-4500

With a copy to:

Akerman Senterfitt

One S.E. Third Avenue, 25th Floor

Miami, Florida 33131

Attn: Bradley D. Houser, Esq.

Martin G. Burkett, Esq.

Telecopier: (305) 374-5095

If to the Securityholders’ Representative:

Perseus, L.L.C.

1325 Avenue of the Americas, 25th Floor

New York, NY 10019

Attn:  Ray E. Newton, III

Telecopier: (212) 451-5399

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana, 44th Floor

Houston, TX 77002

Attn:  Michael Dillard, P.C.

Telecopier: (713) 236-0822

and

Hogan & Hartson LLP

875 Third Avenue

New York, NY 10022

Attn: Lex Eley

Telecopier: (212) 918-3000

If to the Escrow Agent:

JPMorgan Chase Bank, N.A.

4 New York Plaza, 21st Floor

NY, NY 10004

Attn: Rola Tseng/Joan King-Francois

Telecopier: (212) 623-6168/6380

Any notices, requests, demands or other communications received after 5pm EST shall be deemed to have been received on the next Business Day.  “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

D. Binding Nature of Agreement; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights under this Agreement without the prior written consent of the other Parties.

E. Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

F. Section Headings.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

G. Exhibits and Schedules.  All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

H. No Third-Party Beneficiaries.  Other than the Securityholders party to the Merger Agreement (and their affiliates), this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective heirs, personal representatives, successors and permitted assigns.

I. Entire Agreement; Amendments.  This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.  This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument executed by all of the parties hereto.

J. Construction.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to the rules and regulations promulgated thereunder, unless the context requires otherwise.  This Agreement shall be neither construed against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning of its content.

K. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

L. Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, Parent and Securityholders’ Representative acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm Parent and Securityholders’ Representative’s identity including without limitation name, address and organizational documents (“identifying information”). Parent and Securityholders’ Representative agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

M. Tax Reporting.  Parent and Securityholders’ Represenative represent to the Escrow Agent that the transaction memorialized in the Merger Agreement does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.  Parent and Securityholders’ Representative acknowledge and agree that the Escrow Agent shall have no responsibility for withholding of taxes or for the preparation and/or filing of any tax return, information return or any applicable FIRPTA reporting or with respect to the Escrow Fund.

N. Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

O. Miscellaneous.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent without the prior consent of the Parent and Securityholders’ Representative.  Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York.  The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No Party is liable to any other Party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All signatures of the Parties may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such Party whosesignature it reproduces, and will be binding upon such Party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Parties to the fullest extent permitted by law, to the end that this Escrow shall be enforced as written.  Except as expressly provided in Section 6 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and Parent and Securityholders’ Representative any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

P. Security Procedures.  In the event disbursement instructions are given, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated on Schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  Such disbursement instructions shall be executed by an authorized signatory, a list of such authorized signatories is set forth in Schedule 1.  The person and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.  Securityholders’ Representative acknowledges that these security procedures are commercially reasonable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement on the date first above written.

ENTERPRISE ACQUISITION CORP.

By: _________________________
Name: ______________________
Title: ________________________

PERSEUS, L.L.C.

By:      _______________________
Name: Ray E. Newton III
Title:    Executive Vice President and Senior
           Managing Director

JPMORGAN CHASE BANK, N.A.

By: _________________________
Name: ______________________
Title: ________________________

Escrow Agreement – Signature Page

Schedule A

Service Fee Schedule

$3,500 per annum.  First year’s fees are payable upon execution of the agreement.

Escrow Agreement – Schedule A

Schedule 1

Telephone Numbers and Authorized Signature(s)

  For Person(s) Designated to Give and Confirm Instructions

Securityholders’ Represenative:

Name                                         Telephone Number                    Signature

1. Ray E. Newton, III                (212) 651-6407                         _____________________

2. _________________            _________________               _____________________

Inasmuch as you are the only individual who can confirm instructions, we will call you to confirm any federal wire transfer payment order purportedly issued by you.  Your continued issuance of payment orders to us and confirmation in accordance with this procedure will constitute your agreement (1) to the callback security procedure outlined herein and (2) that the security procedure outlined herein constitutes a commercially reasonable method of verifying the authenticity of payment orders.  Moreover, you agree to accept any risk associated with a deviation from this bank policy.

Escrow Agreement – Schedule A

EXECUTION COPY

   EXHIBIT C

August __, 2008

Enterprise Acquisition Corp.

6800 Broken Sound Parkway, Suite 200

Boca Raton, FLA 33487

Ladies and Gentlemen:

Please be advised that I am resigning as a director and/or officer of Enterprise Acquisition Corp., on condition that such resignation shall solely become effective concurrently with the Closing, as contemplated by and determined under the Agreement and Plan of Merger, dated August __, 2008, by and among Enterprise Acquisition Corp., EAC I LLC, EAC II Corp., Staton Bell Blank Check LLC, WF Capital Holdings, Inc., Perseus, L.L.C., as Securityholders’ Representative and the Stockholders named therein.

Respectfully Submitted,

______________________

C-1

EXECUTION COPY

EXHIBIT D

FORM OF GENERAL RELEASE

This General Release is executed as of [_________], 2008, by the securityholders of WF Capital Holdings, Inc., a Delaware corporation (the "Company"), set forth on the signature pages hereto (each, a "Securityholder," and collectively, the "Securityholders") in favor of the Company.  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement (hereinafter defined).

WHEREAS, the Securityholders have entered into that certain Agreement and Plan of Merger, dated as of August __, 2008 by and among Enterprise Acquisition Corp., a Delaware corporation (the “Parent”), Staton Bell Blank Check LLC, a Delaware limited liability company (“SBBC”), EAC I LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Parent (“Merger Sub 1”), EAC II Corp., a Delaware corporation and a wholly owned Subsidiary of Merger Sub 1 (“Merger Sub 2,” and together with Merger Sub 1, “Merger Subs”), the Company, the representative named therein and the Securityholders (the "Merger Agreement"); and

WHEREAS, the execution and delivery of this General Release by the Securityholders is a condition to the closing of the transactions under the Merger Agreement and a material inducement to the Parent, SBBC and the Merger Subs entering into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Securityholder hereby agrees on behalf of itself, himself or herself and not on behalf of any other Securityholder as follows:

1. Release By Securityholders.

(a) Effective as of the Closing, and only to the extent that the Closing occurs, each of the Securityholders, on behalf of itself, himself or herself and their respective Affiliates (other than the Parent, SBBC, the Merger Subs, the Company or any Company Subsidiary), officers, directors, shareholders, partners, members, agents, employees, successors and assigns, as applicable, does hereby release and forever discharge the Company and its respective Affiliates, officers, directors, shareholders, agents, employees, successors and assigns, as applicable, of and from any and all claims, actions, causes of action, demands, suits, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever, both at law and in equity, relating to any matter, claim or right, whether presently known or unknown, which they now have, ever had or may have against such released parties, in each case arising from or relating to any facts or events occurring at or prior to the Closing except for (i) those obligations arising under or contemplated by the Merger Agreement and the transactions contemplated therein,  (ii) those obligations arising under any document executed in connection therewith, (iii) $666,667 USD payable to the Securityholder’s Representative with respect to periods ending on or before August 31, 2008 pursuant to the Management Agreement dated as of November 30, 2005, as amended, between the Securityholder’s Representative and the Company and any amounts accrued pursuant to such agreement from August 31, 2008 through Closing or (iv) any amounts payable with respect to the New Acquisition Indebtedness.

(b) No releasing person nor anyone on their behalf, shall assert or file any claim, complaint, charge, suit or action against any released person arising out of any matter released pursuant to this General Release.  In the event that any claim, complaint, charge, suit or action is asserted or filed in breach hereof, each affected released person shall be entitled to recover its costs, including reasonable attorney fees and costs at trial and on appeal, incurred in defending against such action from the applicable releasing person.

(c) Each releasing person acknowledges that it, he or she may hereafter discover facts different from, or in addition to, those which it, he or she now believes to be true with respect to any and all of the claims herein released and no such additional fact shall affect the validity or enforceability of the releases contained in this General Release.

(d) Each releasing person acknowledges that it, he or she is fully informed and aware of its rights to receive independent legal advice regarding the advisability of the releases contemplated hereby and has received such independent legal advice as it, he or she deems necessary with regard to the advisability thereof.  Each such person further acknowledges that it, he or she has made an investigation of the facts pertaining to the releases contemplated hereby as it, he or she has deemed necessary, and, further, acknowledges that it, he or she has not relied upon any statement or representation of others.

2. Governing Law.  The validity, interpretation, performance and enforcement of this General Release shall be governed by the laws of the State of New York (without giving effect to the laws, rules or principles of the State of New York regarding conflicts of laws).

 [Signature pages follow]

            IN WITNESS WHEREOF, each of the undersigned has caused this General Release to be duly executed and delivered as of the day and year first above written.

Witnesses:		Securityholders:

PERSEUS ACQUISITION/RECAPITALIZATION FUND, L.L.C. By: Perseus Acquisition/Recapitalization Management, L.L.C., its managing member
By:		By:
Name:		Name: Ray E. Newton, III Title: Executive Vice President and Senior Managing Director

PERSEUS MARKET OPPORTUNITY FUND, L.P. By: Perseus Market Opportunity Partners, L.P., its general partner
By:		By:
	Name:	Name: Ray E. Newton, III Title: Executive Vice President and Senior Managing Director

PERSEUS 2000 EXPANSION, L.L.C. By: Perseus 2000 Expansion Management, L.L.C., its managing member
By:		By:
	Name:	Name: Ray E. Newton, III Title: Executive Vice President and Senior Managing Director

WF HOLDINGS CO-INVESTMENT, L.P. By: WF Holdings Co-Investment Management, LLC, its general partner
By:		By:
	Name:	Name: Ray E. Newton, III Title: Executive Vice President and Senior Managing Director

PERSEUS PARTNERS VII, L.P. By: Perseus Partners VII, GP, L.P., its general partner
By:		By:
	Name:	Name: Ray E. Newton, III Title: Executive Vice President and Senior Managing Director

By:
	Name:	GREG C. MOSHER

EXECUTION COPY

EXHIBIT E

Workflow Corporation Cash Bonus Plan

INTRODUCTION

The Workflow Corporation Cash Bonus Plan ("Plan") is an incentive plan for eligible employees of Workflow Corporation (the "Company") and its subsidiaries.  The Plan provides cash-based incentive opportunities to executives and other key employees of the Company and its subsidiaries.  Payment of Cash Bonus Awards, if any, is conditioned on the achievement of one or more of the Performance Goals set forth on Exhibit A attached hereto and the employee’s continued employment through the date the applicable Performance Goal is achieved.

I.          PURPOSE

The purpose of the Plan is to allow the Company to motivate and retain highly qualified employees; to obtain from each employee the best possible performance; to establish performance goals that support the Company's long-term business strategies; and to provide consistency in and alignment with the Company's overall executive compensation strategy.

II.        DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

A. BOARD OF DIRECTORS.  The Board of Directors of the Company.

B. BONUS POOL.  The bonus pool established for the payment of Cash Bonus Awards hereunder which shall not exceed $50 million.

C. BONUS POOL PERCENTAGE.  A Participant’s allocated share of the Bonus Pool as set forth on Exhibit B attached hereto.

D. COMMITTEE.  The Compensation Committee of the Board of Directors or any successor thereto.

E. CASH BONUS AWARD.  Any award made pursuant to the Plan.

F. PARTICIPANT.  An executive or other key employee of the Company or one or more of its subsidiaries, or a person who has agreed to commence serving in any of such capacities, and who is designated by the Chief Executive Officer as a participant in the Plan.

G. PERFORMANCE GOALS.  The performance conditions set forth on Exhibit A attached hereto which must be achieved in order for Cash Bonus Awards to be paid hereunder.

H. WARRANTS.  The warrants issued pursuant to that certain Warrant Agreement dated November 7, 2007 by and between Enterprise Acquisition Corp. and Continental Stock Transfer & Trust Company that are outstanding as of the Effective Date.

III.       ELIGIBILITY

            Participants in the Plan shall be selected by the Chief Executive Officer from those executives and key employees of the Company and its subsidiaries whose efforts contribute materially to the success of the Company.  No employee shall be a Participant unless he or she is selected by the Chief Executive Officer, in his sole discretion.  No employee shall at any time have the right to be selected as a Participant.

IV.       EFFECTIVE DATE

The Plan has been adopted by the Board of Directors effective as of _______, 2008.

V.        BONUS POOL; DETERMINATION OF AMOUNTS; ELIGIBILITY FOR CASH BONUS AWARDS

A. Each Participant shall be eligible to receive Cash Bonus Awards under the Plan if (i) the Performance Goal(s) are attained and (ii) the Participant is employed by the Company or a subsidiary on the date that the Performance Goal(s) are attained.

B. Subject to Paragraph C. below, the amount of each Cash Bonus Award shall be determined in accordance with the formulas set forth on Exhibit A and the Participant’s Bonus Pool Percentage set forth on Exhibit B.

C. The Chief Executive Officer shall determine the final amounts of all Cash Bonus Awards to Participants; provided, that, the Chief Executive Officer shall not determine the amount if his own award.  The Chief Executive Officer may exercise negative discretion to reduce the amount of, or eliminate, a Cash Bonus Award that otherwise would be payable to a Participant.  The Board of Directors will determine the amount of any Cash Bonus Award to be paid to the Chief Executive Officer.  The Board of Directors may increase, but not reduce or eliminate, the Chief Executive Officer’s Cash Bonus Award.

VI.        PAYMENT OF CASH BONUS AWARDS

Payment of Cash Bonus Awards shall be made in a lump sum cash payment (1) within ninety (90) days following the attainment of Performance Goal A, and (2) within 30 days following the end of each quarter with respect to Performance Goal B; provided, that, in no case will payments be made later than March 15 of the year following the year in which the applicable Performance Goal is achieved.  For avoidance of doubt, a participant will not be entitled to payment of a Cash Bonus Award if he is not employed on the date the applicable Performance Goal is achieved notwithstanding that the Performance Goal is achieved.  However, a Participant who is employed on the date the Performance Goal is achieved need not be employed on the payment date.

VII.      TERMINATION OF EMPLOYMENT

If a Participant's employment terminates for any reason prior to the achievement of the applicable Performance Goal, the Participant shall forfeit his Cash Bonus Award.

VIII.     SPECIAL AWARDS AND OTHER PLANS

A. Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature.

B. In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

IX.       ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

A. The Board of Directors shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of Cash Bonus Awards either temporarily or permanently; provided, however, that unless required by applicable law or accounting rules, no amendment or termination of the Plan shall operate to annul or detrimentally affect, without the consent of the Participant, a Cash Bonus Award already made hereunder.

B. This Plan will be administered by the Committee.  The Committee shall have the authority to (i) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan and any instrument or agreement relating to, or Cash Bonus Award granted under, the Plan; (ii) establish, amend, suspend, or waive any rules and regulations; (iii) appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Cash Bonus Award or any documents evidencing Cash Bonus Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all parties, including, without limitation, the Company, any affiliate, any Participant, any holder or beneficiary of any Cash Bonus Award, and any shareholder of the Company.

X.        SECTION 409A

To the extent applicable, notwithstanding anything herein to the contrary, the Plan and any Cash Bonus Awards issued hereunder shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

XI.        MISCELLANEOUS

A. All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

B. All Cash Bonus Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

C. Unless otherwise determined by the Committee, all Cash Bonus Awards will be paid from the Company's general assets, and nothing contained in this Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

D. This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

E. Except as otherwise provided in this Plan, no right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void.  No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

F. If any provision in this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

G. This Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Exhibit A

Bonus Pool.  The total aggregate amount available for the payment of Cash Bonus Awards under the Plan in respect of the achievement of the Performance Goals shall be $50 million.

•      Performance Goal A– In the event that, prior to November 7, 2011, the common stock of the Company has traded at a minimum of $14.25 per share for twenty (20) trading days during any thirty (30) consecutive trading day period, each Participant actively employed at such time shall receive a Cash Bonus Award equal to the product of (a) and (b) where (a) is the Participant’s Bonus Pool Percentage (as set forth on Exhibit B) and (b) is the excess of (i) $50 million over (ii) the aggregate amounts paid to Participants in connection with the achievement of Performance Goal B.  For avoidance of doubt, the maximum amount payable to all Participants in connection with the achievement of Performance Goal A shall be $50 million (reduced by any awards paid in connection with Performance Goal B) and shall not be contingent upon the exercise of Warrants.

•      Performance Goal B –Prior to the attainment of Performance Goal A, if and to the extent that a Warrant is exercised on a date when the closing price of the common stock of the Company is at least $10 per share, each Participant actively employed at such time shall receive a Cash Bonus Award equal to the product of (a) and (b), where (a) is $2.00 times the number of shares in respect of which the Warrant was exercised and (b) is the Participant’s Bonus Pool Percentage.

For avoidance of doubt, if Performance Goal A is achieved, no further Cash Bonus Awards shall be earned in connection with the exercise of Warrants.

Exhibit B

[Bonus Pool Percentages to be listed]

EXECUTION COPY

EXHIBIT F

__________________________________________________________________

WORKFLOW CORPORATION

2008 OMNIBUS INCENTIVE PLAN

__________________________________________________________________

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS	19
	10.1. Grant of Restricted Stock or Stock Units	19
	10.2. Restrictions.	19
	10.3. Restricted Stock Certificates	19
	10.4. Rights of Holders of Restricted Stock	19
	10.5. Rights of Holders of Stock Units	20
	10.6. Termination of Service	20
	10.7. Purchase of Restricted Stock	20
	10.8. Delivery of Stock	20
11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS	21
12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK	21
	12.1. General Rule	21
	12.2. Surrender of Stock	21
	12.3. Cashless Exercise	21
	12.4. Other Forms of Payment	22
13.	13. TERMS AND CONDITIONS OF Dividend Equivalent RIGHTS	22
	13.1. Dividend Equivalent Rights	22
	13.2. Termination of Service	22
14.	TERMS AND CONDITIONS OF Performance SHARES, PERFORMANCE UNITS, PERFORMANCE AWARDS and Annual Incentive Awards	22
	14.1. Grant of Performance Units/Performance Shares	22
	14.2. Value of Performance Units/Performance Shares	23
	14.3. Earning of Performance Units/Performance Shares	23
	14.4. Form and Timing of Payment of Performance Units/Performance Shares	23
	14.5. Performance Conditions	23
	14.6. Performance Awards or Annual Incentive Awards Granted to Designated Covered Employees	23
	14.7. Status of Section Awards Under Code Section 162(m)	26
15.	PARACHUTE LIMITATIONS	27
16.	REQUIREMENTS OF LAW	27
	16.1. General	27
	16.2. Rule 16b-3.	28
17.	EFFECT OF CHANGES IN CAPITALIZATION	28
	17.1. Changes in Stock	28
	17.2. Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Corporate Transaction	29
	17.3. Corporate Transaction	29
	17.4. Adjustments	30
	17.5. No Limitations on Company	31
18.	GENERAL PROVISIONS	31
	18.1. Disclaimer of Rights	31

18.2. Nonexclusivity of the Plan	31
18.3. Withholding Taxes	31
18.4. Captions	32
18.5. Other Provisions	32
18.6. Number and Gender	32
18.7. Severability	32
18.8. Governing Law	32
18.9. Section 409A of the Code	33

WORKFLOW CORPORATION

2008 OMNIBUS INCENTIVE PLAN

Workflow Corporation, a Delaware corporation (the “Company”), sets forth herein the terms of its 2008 Omnibus Incentive Plan (the “Plan”), as follows:

1.         PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.  To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, stock units, unrestricted stock, dividend equivalent rights, and cash awards.  Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof.  Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein, except that stock options granted to outside directors and any consultants or adviser providing services to the Company or an Affiliate shall in all cases be non-qualified stock options.

2.         DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.  For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options or stock appreciation rights is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation 1.414(c)-2(b)(2)(i).

2.2 “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 14) generally over a performance period of up to one year (the Company’s fiscal year, unless otherwise specified by the Committee).

2.3  “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Right, Performance Share, Performance Unit or cash award under the Plan.

2.4 “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” means, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

2.10 “Company” means Workflow Corporation.

2.11 “Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company.

2.12 “Covered Employee” means a Grantee who is a covered employee within the meaning of Section 162(m)(3) of the Code.

2.13 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee's position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee's Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.14 “Dividend Equivalent Right” means a right, granted to a Grantee under Section 13 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of S tock, or other periodic payments.

2.15 “Effective Date” means _______, 2008, the date the Plan was approved by the Board.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.17 “Fair Market Value” means the value of a share of Stock, determined as follows:  if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported.  If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board by the reasonable application of a reasonable valuation method in a manner consistent with Code Section 409A.

2.18 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.19 “Grant Date” means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board.

2.20 “Grantee” means a person who receives or holds an Award under the Plan.

2.21  “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.22 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.23 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.24 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.25 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.26 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.27 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to ten (10) years.

2.28 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.29 “Performance Measures” means measures as described in Section 14 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.30 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.31 “Performance Share” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.32 “Performance Unit” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.33  “Plan” means this Workflow Corporation 2008 Omnibus Incentive Plan.

2.34 “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.

2.35 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.36 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.37 “SAR Exercise Price” means the per share exercise price of an SAR granted to a Grantee under Section 9 hereof.

2.38 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.39 “Service” means service as a Service Provider to the Company or an Affiliate.  Unless otherwise stated in the applicable Award Agreement, a Grantee's change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate.  Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

2.40 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser (who is a natural person) currently providing services to the Company or an Affiliate.

2.41 “Stock” means the common stock, par value $.0001 per share, of the Company.

2.42 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.43 “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 hereof.

2.44 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.45 “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

2.46 “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries.  In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.47 “Unrestricted Stock” means an Award pursuant to Section 11 hereof.

2.48 “Workflow Closing” means the closing of the transactions contemplated by the Agreement and Plan of Merger, dated August __, 2008, by and among Enterprise Acquisition Corp., Staton Bell Blank Check LLC, EAC I LLC, EAC II Corp., WF Capital Holdings, Inc., the stockholders as named therein and Perseus, L.L.C., solely in its capacity as the representative of the Securityholders (as defined in such Agreement and Plan of Merger).

3.         ADMINISTRATION OF THE PLAN

3.1. Board

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law.  The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement.  All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law.  The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2. Committee.

The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the certificate of incorporation and by-laws of the Company and applicable law.

(i) Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as “outside directors” within the meaning of Section 162(m) of the Code and who (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and who (c) comply with the independence requirements of the stock exchange on which the Common Stock is listed.

 (ii) The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not officers or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section.  Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive.  To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

3.3. Terms of Awards.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i) designate Grantees,

(ii) determine the type or types of Awards to be made to a Grantee,

(iii) determine the number of shares of Stock to be subject to an Award,

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a change of control, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v) prescribe the form of each Award Agreement evidencing an Award, and

(vi) amend, modify, or supplement the terms of any outstanding Award.  Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make or modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.  Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award.

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee.  Furthermore, the Company may annul an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR which reduces the Option Price or SAR Exercise Price, either by lowering the Option Price or SAR Exercise Price or by canceling the outstanding Option or SAR and granting a replacement Option or SAR with a lower exercise price without the approval of the stockholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 17.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Grantee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-(12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

3.4. Deferral Arrangement.

The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents.  Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.5. No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.6. Share Issuance/Book-Entry

Notwithstanding any provision of this Plan to the contrary, the issuance of the Stock under the Plan may be evidenced in such a manner as the Board, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Stock certificates.

4.         STOCK SUBJECT TO THE PLAN

4.1. Number of Shares Available for Awards

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be the lesser of (i) 4,680,000; and (ii) an amount equal to eight and one-half percent (8-1/2%) of the issued and outstanding shares of Stock immediately following the Workflow Closing.  All shares of Stock issuable under the Plan may be issued as Incentive Stock Options.  Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

4.2. Adjustments in Authorized Shares

The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of shares of Stock reserved pursuant to Section 4 shall be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to Awards before and after the substitution.

4.3. Share Usage

Shares covered by an Award shall be counted as used as of the Grant Date.  If any shares covered by an Award are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan.  Furthermore, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise.

5.         EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1. Effective Date.

The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within one year of the Effective Date.  Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date.  If the stockholders fail to approve the Plan within one year of the Effective Date, any Awards made hereunder shall be null and void and of no effect.

5.2. Term.

The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as provided in Section 5.3.

5.3. Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made.  An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements.  No Awards shall be made after termination of the Plan.  No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

6.         AWARD ELIGIBILITY AND LIMITATIONS

6.1. Service Providers and Other Persons

Subject to this Section 6, Awards may be made under the Plan to: (i)  any Service Provider to the Company or of any Affiliate, including any Service Provider who is an officer or director of the Company, or of any Affiliate, as the Board shall determine and designate from time to time and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Board.

6.2. Successive Awards and Substitute Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.  Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the original date of grant; provided, that, the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.

6.3. Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof per calendar year is equal to 25% of the total number of shares of stock available for issuance under the Plan;

(ii) the maximum number of shares that can be awarded under the Plan, other than pursuant to an Option or SARs, to any person eligible for an Award under Section 6 hereof per calendar year is equal to 25% of the total number of shares of stock available for issuance under the Plan; and

(iii) the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any calendar year by any one Grantee shall be $2,000,000 and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any one Grantee shall be $5,000,000.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.

7.         AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine.  Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan.  Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.         TERMS AND CONDITIONS OF OPTIONS

8.1. Option Price

The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option.  The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date.   In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2. Vesting.

Subject to Sections 8.3 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement.  For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3. Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

8.4. Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service.  Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5. Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.6. Method of Exercise.

Subject to Article 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company.  Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.  The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise.

8.7. Rights of Holders of Options

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him.  Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8. Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

8.9. Transferability of Options

Except as provided in Section 8.10, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee's guardian or legal representative) may exercise an Option.  Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10. Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member.  For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee).  Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.  Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution.  The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11. Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000.  This limitation shall be applied by taking Options into account in the order in which they were granted.

8.12. Notice of Disqualifying Disposition

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.         TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1. Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Board.  The Award Agreement for a SAR shall specify the grant price of the SAR, which shall be at least the  Fair Market Value of a share of Stock on the date of grant.  SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one share of Stock on the SAR Grant Date.

9.2. Other Terms.

The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3. Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten years from the date such SAR is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such SAR.

9.4. Transferability of SARS

Except as provided in Section 9.5, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee's guardian or legal representative) may exercise a SAR.  Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5. Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of a SAR to any Family Member.  For the purpose of this Section 9.5, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee). Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10.        TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1. Grant of Restricted Stock or Stock Units.

Awards of Restricted Stock or Stock Units may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).

10.2. Restrictions.

At the time a grant of Restricted Stock or Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units.  Each Award of Restricted Stock or Stock Units may be subject to a different restricted period.  The Board may, in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units as described in Article 14.  Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.

10.3. Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date.  The Board may provide in an Award Agreement that either (i)  the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii)  such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.4. Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock.  The Board may provide that any dividends paid on

Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock.  All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

10.5. Rights of Holders of Stock Units.

10.5.1.   Voting and Dividend Rights.

Holders of Stock Units shall have no rights as stockholders of the Company.  The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock.  Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

10.5.2.   Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general creditor of the Company.  Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6. Termination of Service.

Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.  Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units.

10.7. Purchase of Restricted Stock.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock.  The Purchase Price shall be payable in a form described in Section 12 or, in the discretion of the Board, in consideration for past Services rendered to the Company or an Affiliate.

10.8. Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted

Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.  Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the share of Stock represented by the Stock Unit has been delivered.

11.        TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Board may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Board) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan.  Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

12.        FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1. General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2. Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3. Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3.

12.4. Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, without limitation, Service.

13.        TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1. Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient.  A Dividend Equivalent Right may be granted hereunder to any Grantee.  The terms and conditions of Dividend Equivalent Rights shall be specified in the grant.  Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents.  Any such reinvestment shall be at Fair Market Value on the date of reinvestment.  Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board.  A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award.  A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

13.2. Termination of Service.

Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.      TERMS AND CONDITIONS OF PERFORMANCESHARES, PERFORMANCE
           UNITS, PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS

14.1. Grant of Performance Units/Performance Shares.

Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

14.2. Value of Performance Units/Performance Shares.

  Each Performance Unit shall have an initial value that is established by the Board at the time of grant.  The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

14.3. Earning of Performance Units/Performance Shares.

Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

14.4.  Form and Timing of Payment of Performance Units/Performance Shares.

Payment of earned Performance Units/Performance Shares shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period.  Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

14.5. Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board.  The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.  If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

14.6. Performance Awards or Annual Incentive Awards Granted to Designated
                     Covered Employees.

If and to the extent that the Board determines that an Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1.   Performance Goals Generally.

The performance goals for such Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6.  Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards.  Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2.   Timing For Establishing Performance Goals.

Performance goals shall be established not later than the earlier of 90 days after the beginning of any performance period applicable to such Awards or the day on which 25% of any performance period applicable to such Awards expires, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

14.6.3.   Settlement of Awards; Other Terms.

Settlement of such Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards.  The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Awards.

14.6.4.   Performance Measures.

  The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)  net earnings or net income;

(b)  operating earnings;

(c)  pretax earnings;

(d)  earnings per share;

(e)  share price, including growth measures and total stockholder return;

(f)  earnings before interest and taxes;

(g)  earnings before interest, taxes, depreciation and/or amortization;

(h)  sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(i)  gross or operating margins;

(j)  return measures, including return on assets, capital, investment, equity, sales or revenue;

(k)  cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;

(l)  productivity ratios;

(m)  expense targets;

(n)  market share;

(o)  financial ratios as provided in credit agreements of the Company and its subsidiaries;

(p)  working capital targets;

(q)  completion of acquisitions of business or companies.

(r)  completion of divestitures and asset sales; and

(s)  any combination of any of the foregoing business criteria.

[Customize if necessary]

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (f) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5.   Evaluation of Performance.

 The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6.   Adjustment of Performance-Based Compensation.

Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward.  The Board shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.

14.6.7.   Board Discretion.

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval provided the exercise of such discretion does not violate Code Section 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7. Status of Section Awards Under Code Section 162(m).

It is the intent of the Company that Awards under Section 14.6 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder.  Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee with respect to that fiscal year.  If any provision of the Plan or any agreement relating to such Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.       PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Stock Unit, Performance Share or Performance Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment; provided, however, that in order to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to an Award reduces the Parachute Payment to the greatest extent.

16.       REQUIREMENTS OF LAW

16.1. General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations.  If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares  subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award.  Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares  pursuant to an exemption from registration under the Securities Act.  Any determination in this connection by the Board shall be final, binding, and conclusive.  The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act.  The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority.  As to any jurisdiction that expressly imposes the requirement that an Option (or SAR that may be settled in shares of Stock) shall not be exercisable until the shares of Stock covered by such Option (or SAR) are registered or are exempt from registration, the exercise of such Option (or SAR) under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2. Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act.  To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan.  In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.       EFFECT OF CHANGES IN CAPITALIZATION

17.1. Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company.  In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event.  Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share.  The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration.   Notwithstanding the foregoing, in the event of any distribution to the Company's stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

17.2. Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Corporate Transaction.

Subject to Section 17.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation.  Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.  In the event of a transaction described in this Section 17.2, Stock Units shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Stock Units would have been entitled to receive immediately following such transaction.

17.3. Corporate Transaction.

Subject to the exceptions set forth in the last sentence of this Section 17.3 and the last sentence of Section 17.4, upon the occurrence of a Corporate Transaction:

(i)  all outstanding shares of Restricted Stock shall be deemed to have vested, and all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Board may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company's establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction, the Plan and all outstanding but unexercised Options and SARs shall terminate.  The Board shall send notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.  This Section 17.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs, Stock Units and Restricted Stock theretofore granted, or for the substitution for such Options, SARs, Stock Units and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices, in which event the Plan, Options, SARs, Stock Units and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided.

17.4. Adjustments.

Adjustments under this Section 17 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs, Stock Units and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement.  The Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2 and 17.3.

17.5. No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.       GENERAL PROVISIONS

18.1. Disclaimer of Rights

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company.  In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate.  The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein.  The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2. Nonexclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

18.3. Withholding Taxes

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award.  At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation.  Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee.  The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations.  The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.  The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

18.4. Captions

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5. Other Provisions

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

18.6. Number and Gender

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7. Severability

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8. Governing Law

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9. Section 409A of the Code

The Board intends to comply with Section 409A of the Code ("Section 409A"), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A.  To the extent that the Board determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.  The nature of any such amendment shall be determined by the Board.

*    *    *

To record adoption of the Plan by the Board as of _________, 2008, and approval of the Plan by the stockholders on _________, 2008, the Company has caused its authorized officer to execute the Plan.

_______________

By: ________________________

Title: ________________________

EXECUTION COPY

EXHIBIT G

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is entered into as of the ____ day of [______], 2008, by and among Enterprise Acquisition Corp., a Delaware corporation (the "Company") and the undersigned parties listed under "Investors" on the signature page hereto (each, an "Investor" and collectively, the "Investors").

WHEREAS, the Investors, each a stockholder of WF Capital Holdings, Inc., a Delaware corporation ("Workflow"), will receive shares of common stock of the Company in exchange for shares of stock of Workflow in connection with the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of August __, 2008 (the "Merger Agreement") among the Company, Staton Bell Blank Check LLC, a Delaware limited liability company, EAC I LLC, a Delaware limited liability company ("Merger Sub 1") and a wholly owned subsidiary of the Company, EAC II Corp., a Delaware corporation and a wholly owned subsidiary of Merger Sub 1, Workflow, Perseus, L.L.C., a Delaware limited liability company, and certain stockholders of Workflow set forth in the Merger Agreement.

WHEREAS, certain initial stockholders of the Company (the "Initial Stockholders") have previously entered into a registration rights agreement with the Company, dated November 7, 2007, under which they have certain demand and piggyback registration rights with respect to securities of the Company ("Initial Securities");

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         DEFINITIONS.  The following capitalized terms used herein have the following meanings:

“Affiliate” means any person that (i) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Company or (ii) is an executive officer or director of the Company.

"Agreement" means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

"Commission" means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

"Common Stock" means the common stock, par value $0.0001 per share, of the Company.

"Company" is defined in the preamble to this Agreement.

"Demand Registration" is defined in Section 2.1.1.

"Demanding Holder" is defined in Section 2.1.1.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

"Indemnified Party" is defined in Section 4.3.

"Indemnifying Party" is defined in Section 4.3.

"Initial Securities" is defined in the preamble to this Agreement.

"Initial Stockholders" is defined in the preamble to this Agreement.

"Insider Warrants" means the Warrants that were purchased privately by Staton Bell Blank Check LLC simultaneously with the consummation of the Company's initial public offering.

"Investor" is defined in the preamble to this Agreement.

"Investor Indemnified Party" is defined in Section 4.1.

“Management Shareholders” means Andrew Azzara, Scott Berry, Ken Bernstein, Paul Bogutsky, Zant Chapelo, Tom Dailey, Jerry Doubler, John Hartwell, Ed Larkin, Mike Mento, Greg Mosher, Ian O’Brien, L. Scott Seymour, Robert Young and Daniel Welbourne.

"Maximum Number of Shares" is defined in Section 2.1.4.

"Merger" is defined in the preamble to this Agreement.

"Merger Agreement" is defined in the preamble to this Agreement.

"Notices" is defined in Section 7.3.

“Perseus Shareholders” means the group of stockholders consisting of Perseus Acquisition/Recapitalization Fund, L.L.C., Perseus Market Opportunity Fund, L.P., Perseus 2000 Expansion, L.L.C., Perseus WF Holdings Company Investment Fund, L.P. or their transferees.

"Piggy-Back Registration" is defined in Section 2.2.1.

"Register," "Registered" and "Registration" mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

"Registrable Securities" mean (i) all of the shares of Common Stock issued to the Investors in the Merger and (ii) with respect to any Investor that is an Affiliate of the Company, any other shares of Common Stock of the Company held by such Investor.  Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public sale of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Securities and Exchange Commission makes a definitive determination that the Registrable Securities are saleable under Rule 144.

"Registration Statement" means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Registrable Securities (other than a registration statement on Form S-4 or

Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

"Release Date" means the date that is three months prior to the date the Investors are no longer restricted in the transfer or sale of the subject Registrable Securities as provided in the lock-up provision provided in Section 6.1 of this Agreement.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf Registration Statement” shall mean a “shelf” registration statement of the Company pursuant to the provisions of Section 2.3 hereof which covers all of the Registrable Securities on Form S-3 or, if not then available to the Company, on another appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including any prospectus contained therein, all exhibits thereto and all documents incorporated by reference therein.

"Underwriter" means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

2.         REGISTRATION RIGHTS.

2.1. Demand Registration.

2.1.1. Request for Registration.  At any time and from time to time on or after the Release Date, all the holders of a majority-in-interest of Registrable Securities held by the Perseus Shareholders may make a written demand for registration under the Securities Act of all or part of Registrable Securities (a "Demand Registration").  Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof.  The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder's Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a "Demanding Holder") shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company.  Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1.  The Company shall not be obligated to effect more than three (3) Demand Registrations upon the request of a majority of the Registrable Securities held by Perseus Shareholders.

2.1.2. Effective Registration.  A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement on behalf of such holders until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3. Underwritten Offering.  If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering; provided, however, that the Company shall not be obligated to effect more than a total of four (4) underwritten offerings for either Demand Registrations pursuant to Section 2.1.1 or registrations on a Shelf Registration Statement pursuant to Section 2.3.  In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder's participation in such underwriting and the inclusion of such holder's Registrable Securities in the underwriting to the extent provided herein.  All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4. Reduction of Offering.  If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the "Maximum Number of Shares"), then the Company shall include in such registration: (i) first, as a group, the Registrable Securities of Investors requesting to be included in such registration  (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as "Pro Rata")) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5. Withdrawal.  If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration.  If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2. Piggy-Back Registration.

2.2.1. Piggy-Back Rights.  If at any time on or after the Release Date the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company's existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a "Piggy-Back Registration").  The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.  In no event, however, shall any Management Shareholder sell under a Piggy Back Registration prior to the expiration of a six-month period following the Merger.

2.2.2. Reduction of Offering.  If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company's account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of the Registrable Securities and the Initial Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b) If the registration is a "demand" registration undertaken at the demand of persons other than the holders of Registrable Securities, first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or Registrable Securities and the Initial Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3. Withdrawal.  Any holder of Registrable Securities may elect to withdraw such holder's request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement.  The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the Registration Statement.  Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3. Registrations on Shelf Registration Statement.

2.3.1. Request for Registration.  At any time and from time to time after the Release Date, any Perseus Shareholder or Greg C. Mosher may request in writing that the Company register the resale of any or all of such Registrable Securities on a Shelf Registration Statement.  Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder's or holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000.  The Company shall use its best efforts to cause such Shelf Registration Statement to become and remain effective until all Registrable Securities and other securities covered by such Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Shelf Registration Statement or such securities have been withdrawn.  Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.3.2. Underwritten offering and reduction of offering.  Registrations effected pursuant to this Section 2.3 may be in the form of an underwritten offering pursuant to Section 2.1.3, and if so, such Registration shall be subject to Section 2.1.4.

2.3.3. Perseus Shareholders right to delay offering.  By written notice to the Company, the holders of a majority of the Registrable Shares held by the Perseus Shareholders may require that the Company delay the filing of any Registration Statement requested to be filed prior to the one year anniversary of the consummation of the Merger in their reasonable discretion based on market considerations; provided, however, that the filing of such Registration Statement may not be delayed under this Section 2.3.3 beyond the one year anniversary of the consummation of the Merger.  Upon receipt of such written request to delay the offering, the Company will effect such Initial Shelf Registration Statement Request within twelve (12) months following the Release Date.

3.         REGISTRATION PROCEDURES.

3.1. Filings: Information.  Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1. Filing Registration Statement.  The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2. Copies.  The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3. Amendments and Supplements.  The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4. Notification.  After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

3.1.5. State Securities Laws Compliance.  The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6. Agreements for Disposition.  The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.  The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement.  No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder's organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder's material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7. Cooperation.  The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8. Records.  The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9. Opinions and Comfort Letters.  The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company's independent public accountants delivered to any Underwriter.  In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10. Earnings Statement.  The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11. Listing.  The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.2. Obligation to Suspend Distribution.  Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on a Shelf Registration Statement pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company's Board of Directors, of the ability of all "insiders" covered by such program to transact in the Company's securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of "insiders" to transact in the Company's securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3. Registration Expenses.  The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on a Shelf Registration Statement effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or "blue sky" laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities);

(iii) printing expenses; (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration.  The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders.  Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4. Information.  The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company's obligation to comply with federal and applicable state securities laws.

4.         INDEMNIFICATION AND CONTRIBUTION.

4.1. Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an "Investor Indemnified Party"), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein.  The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2. Indemnification by Holders of Registrable Securities.  Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this

Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action.  Each selling holder's indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3. Conduct of Indemnification Proceedings.  Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the "Indemnified Party") shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the "Indemnifying Party") in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure.  If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4. Contribution.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section.

4.4.3. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.         UNDERWRITING AND DISTRIBUTION.

5.1. Rule 144.  The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

6.         LOCK-UP.

6.1. Lock-Up.  Each of the Investors hereby irrevocably agrees that following the consummation of the Merger, for a period of six (6) months from the consummation of the Merger with respect to fifty percent (50%) of the Registrable Securities issued to, or on behalf of, such Investor on the Closing Date (as defined in the Merger Agreement) and for a period of twelve (12) months from the consummation of the Merger with respect to the remaining fifty percent of the Registrable Securities issued to, or on behalf of, such Investor on the Closing Date (the “Lock-Up Period End Date”), the Investors and its permitted assigns will not, directly or indirectly:

(1) offer for sale, sell, pledge or otherwise dispose of or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of such Registrable Securities;

 (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Registrable Securities, whether any such transaction is to be settled by delivery of such Registrable Securities or other securities, in cash or otherwise; or

(3) publicly disclose the intention to do any of the foregoing;

provided, that, the provisions of Section 6.1 shall not apply to (a) bona fide gifts, provided the recipient thereof agrees in writing with the Company to be bound by the terms of this Section 6.1, (b) in the case of any Investor who is an individual, dispositions to a member of the immediate family of such Investor, any trust for the direct or indirect benefit of such Investor and/or the immediate family of such Investor (or a charitable trust) or any entity all of whose interests are held by such Investor and/or the immediate family of such Investor (or entities controlled by such persons), provided that such trust or other entity agrees in writing with the Company to be bound by the terms of this Section 6.1, (c) in the case of any Investor who is an individual, dispositions to any beneficiary of such Investor pursuant to a will or other testamentary document or applicable laws of descent, provided that such beneficiary agrees in writing with the Company to be bound to the terms of this Section 6.1, (d) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the consummation of the Merger, (e) with the Company’s prior written consent or (f) the filing of any Registration Statement pursuant to the terms of this Agreement or the inclusion of any Registrable Securities on any Registration Statement pursuant to the terms of this Agreement.

7.         MISCELLANEOUS.

7.1. Other Registration Rights.  The Company represents and warrants that, with the exception of the Initial Stockholders, no person, other than a holder of the Registrable Securities, has any right to require the Company to register any shares of the Company's capital stock for sale or to include shares of the Company's capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

7.2. Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.  This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the Investors or holders of Registrable Securities or of any assignee of the Investors or holders of Registrable Securities.  This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 7.2.

7.3. Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice.  Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day.  Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:	Enterprise Acquisition Corp. 6800 Broken Sound Parkway Boca Raton, Florida 33487 Attn: President and Chief Executive Officer
with a copy to:	Akerman Senterfitt One Southeast Third Avenue 25th Floor Miami, FL 33131-1714 Attn: Bradley D. Houser, Esq.
To an Investor, to:	To the address set forth under such Investor's name on the Signature Page hereof.

7.4. Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.5. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

7.6. Entire Agreement.  This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

7.7. Modifications and Amendments.  No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

7.8. Titles and Headings.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

7.9. Waivers and Extensions.  Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

7.10. Remedies Cumulative.  In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond.  None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

7.11. Governing Law.  This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

7.12. Waiver of Trial by Jury.  Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

ENTERPRISE ACQUISITION CORP.

By:

Name: Daniel C. Staton

Title: President and Chief Executive Officer

INVESTORS:

By:______________________________________

Name:

Title:

Address:

By:______________________________________

Name:

Title:

Address:

By:______________________________________

Name:

Title:

Address:

By:______________________________________

Name:

Title:

Address:

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